Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271193

Prospectus Supplement No. 1

(to Prospectus dated April 20, 2023)

UPHEALTH, INC.

9,000,000 Shares of Common Stock

This prospectus supplement (this “Supplement No. 1”) relates to the prospectus dated April 20, 2023 (as amended from time to time, the “Prospectus”), related to the resale from time to time by the selling stockholder named in the Prospectus or its permitted transferees (the “Selling Stockholder”) of up to 9,000,000 shares of the common stock, par value $0.0001 per share (“Common Stock”), of UpHealth, Inc., a Delaware corporation (the “Company”), consisting of (i) 1,650,000 shares of Common Stock that have been issued to the Selling Stockholder, (ii) 3,000,000 shares of Common Stock that are issuable upon the exercise of the Series A Warrant (as defined in the Prospectus) acquired by a certain accredited investor (the “Purchaser”), (iii) 3,000,000 shares of Common Stock that are issuable upon the exercise of the Series B Warrant (as defined in the Prospectus) acquired by the Purchaser, and (iv) 1,350,000 shares of Common Stock that are issuable upon the exercise of the Pre-Funded Warrant (as defined in the Prospectus) acquired by the Purchaser, which were issued in a private placement pursuant to the terms of the Securities Purchase Agreement (as defined in the Prospectus).

The purpose of this Supplement No. 1 is to update and supplement the information in the Prospectus with respect to the information contained in the following reports of the Company:

•	The Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2023 as filed with the Securities and Exchange Commission (“SEC”) on November 21, 2023, which is attached hereto.

•	The Company’s Current Report on Form 8-K as filed with the SEC on November 20, 2023, which is attached hereto.

•	The Company’s Current Report on Form 8-K as filed with the SEC on November 20, 2023, which is attached hereto.

•	The Company’s Current Report on Form 8-K as filed with the SEC on November 16, 2023, which is attached hereto.

•	The Company’s Current Report on Form 8-K as filed with the SEC on October 20, 2023, which is attached hereto.

•	The Company’s Current Report on Form 8-K as filed with the SEC on October 11, 2023, which is attached hereto.

•	The Company’s Current Report on Form 8-K as filed with the SEC on September 19, 2023, which is attached hereto.

•	The Company’s Current Report on Form 8-K as filed with the SEC on September 18, 2023, which is attached hereto.

•	The Company’s Current Report on Form 8-K as filed with the SEC on June 20, 2023, which is attached hereto.

•	The Company’s Current Report on Form 8-K as filed with the SEC on May 17, 2023, which is attached hereto.

This Supplement No. 1 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 1 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 1, you should rely on the information in this Supplement No. 1.

Our Common Stock is currently listed on the New York Stock Exchange and trades under the symbol “UPH.”

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties that are described under the heading “Risk Factors” beginning on page 8 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this Supplement No. 1 or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 22, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 001-38924

UpHealth, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	83-3838045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14000 S. Military Trail, Suite 203 Delray Beach, Florida	33484
(Address of principal executive offices)	(Zip Code)

(888) 424-3646

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report): N/A

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of November 17, 2023, the registrant had 17,775,498 shares of common stock, $0.0001 par value per share, outstanding.

Part 1—Financial Information

Item 1. Financial Statements

UPHEALTH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$3,342	$15,557
Accounts receivable, net	16,527	21,851
Inventories	—	161
Due from related parties	—	14
Prepaid expenses and other current assets	2,140	2,991
Assets held for sale, current	—	2,748

Total current assets	22,009	43,322
Property and equipment, net	10,228	14,069
Operating lease right-of-use assets	1,653	7,213
Intangible assets, net	23,683	31,362
Goodwill	80,310	159,675
Equity investments	96,768	21,200
Other assets	493	438
Assets held for sale, noncurrent	—	62,525

Total assets	$235,144	$339,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,187	$17,983
Accrued expenses	11,032	39,151
Deferred revenue	52	2,738
Due to related parties	2,544	229
Debt, current	143,889	—
Lease liabilities, current	3,664	5,475
Other liabilities, current	—	74
Liabilities held for sale, current	—	3,319

Total current liabilities	166,368	68,969
Related-party debt, noncurrent	—	281
Debt, noncurrent	—	145,962
Deferred tax liabilities	1,202	1,200
Lease liabilities, noncurrent	3,297	8,741
Other liabilities, noncurrent	147	727
Liabilities held for sale, noncurrent	—	7,787

Total liabilities	171,014	233,667

Commitments and Contingencies (Note 16)
Stockholders’ Equity:
Common stock	2	2
Additional paid-in capital	695,152	688,355
Treasury stock, at cost	(17,000)	(17,000)
Accumulated deficit	(614,024)	(566,209)

Total UpHealth, Inc., stockholders’ equity	64,130	105,148

Noncontrolling interests	—	989

Total stockholders’ equity	64,130	106,137

Total liabilities and stockholders’ equity	$235,144	$339,804

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPHEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Services	$30,825	$27,600	$92,853	$81,382
Licenses and subscriptions	1,760	2,019	6,548	10,612
Products	96	9,047	13,248	26,312

Total revenues	32,681	38,666	112,649	118,306

Costs of revenues:
Services	14,493	14,913	43,191	46,903
License and subscriptions	425	463	1,147	913
Products	140	6,264	8,036	18,550

Total costs of revenues	15,058	21,640	52,374	66,366

Gross profit	17,623	17,026	60,275	51,940

Operating expenses:
Sales and marketing	2,745	4,648	9,785	11,621
Research and development	1,978	2,175	4,111	5,944
General and administrative	8,817	12,628	32,591	36,975
Depreciation and amortization	1,828	3,336	5,175	13,272
Stock-based compensation	598	2,126	2,645	4,588
Impairment of goodwill, intangible assets, and other long-lived assets	41,217	106,096	49,958	112,345
Acquisition, integration, and transformation costs	33,229	6,049	40,319	15,182

Total operating expenses	90,412	137,058	144,584	199,927

Loss from operations	(72,789)	(120,032)	(84,309)	(147,987)

Other income (expense):
Interest expense	(6,709)	(6,708)	(20,703)	(20,306)
Gain (loss) on deconsolidation of subsidiary	59,065	(37,708)	59,065	(37,708)
Gain (loss) on fair value of derivative liability	—	223	(3)	6,893
Loss on extinguishment of debt	—	(14,610)	—	(14,610)
Other income, net, including interest income	295	32	425	220

Total other income (expense)	52,651	(58,771)	38,784	(65,511)

Loss before income tax benefit (expense)	(20,138)	(178,803)	(45,525)	(213,498)
Income tax benefit (expense)	—	13,219	(867)	17,744

Net loss	(20,138)	(165,584)	(46,392)	(195,754)
Less: net income (loss) attributable to noncontrolling interests	467	178	1,423	(109)

Net loss attributable to UpHealth, Inc.	$(20,605)	$(165,762)	$(47,815)	$(195,645)

Net loss per share attributable to UpHealth, Inc.:
Basic and diluted	$(1.12)	$(11.17)	$(2.74)	$(13.41)
Weighted average shares outstanding:(1)
Basic and diluted	18,428	14,842	17,459	14,588

(1)

Amounts as of September 30, 2022 and before that date differ from those published in our prior condensed consolidated financial statements as they were retrospectively adjusted as a result of the Reverse Stock Split (as described below in Note 1. Organization and Business). Specifically, the number of common shares outstanding during periods before the Reverse Stock Split are divided by the exchange ratio of 10:1, such that each ten shares of common stock were combined and reconstituted into one share of common stock effective December 8, 2022.

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPHEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(20,138)	$(165,584)	$(46,392)	$(195,754)
Foreign currency translation adjustments, net of tax	—	—	—	(3,857)

Comprehensive loss	(20,138)	(165,584)	(46,392)	(199,611)
Comprehensive income (loss) attributable to noncontrolling interests	467	178	1,423	(109)

Comprehensive loss attributable to UpHealth, Inc.	$(20,605)	$(165,762)	$(47,815)	$(199,502)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPHEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, unaudited)

	Common Stock		Additional Paid-In Capital	Treasury Stock
	Shares	Amount		Shares	Amount	Accumulated Deficit	Total UpHealth, Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance as of January 1, 2023	15,054	$2	$688,355	170	$(17,000)	$(566,209)	$105,148	$989	$106,137
Equity award activity, net of shares withheld for taxes	80	—	(3)	—	—	—	(3)	—	(3)
Issuance of common stock in connection with 2023 private placement, net of issuance costs of $348	1,650	—	4,155	—	—	—	4,155	—	4,155
Stock-based compensation	—	—	989	—	—	—	989	—	989
Distribution to noncontrolling interests	—	—	—	—	—	—	—	(44)	(44)
Net loss	—	—	—	—	—	(8,083)	(8,083)	448	(7,635)

Balance as of March 31, 2023	16,784	2	693,496	170	(17,000)	(574,292)	102,206	1,393	103,599
Equity award activity, net of shares withheld for taxes	277	—	—	—	—	—	—	—	—
Exercise of pre-funded warrants	100	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	1,058	—	—	—	1,058	—	1,058
Distribution to noncontrolling interests	—	—	—	—	—	—	—	(623)	(623)
Net loss	—	—	—	—	—	(19,127)	(19,127)	508	(18,619)

Balance at June 30, 2023	17,161	2	694,554	170	(17,000)	(593,419)	84,137	1,278	85,415
Equity award activity, net of shares withheld for taxes	45	—	—	—	—	—	—	—	—
Exercise of pre-funded warrants	549	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	598	—	—	—	598	—	598
Distribution to noncontrolling interests	—	—	—	—	—	—	—	(288)	(288)
Deconsolidation of subsidiary	—		—	—	—	—	—	(1,457)	(1,457)
Net loss	—	—	—	—	—	(20,605)	(20,605)	467	(20,138)

Balance at September 30, 2023	17,755	$2	$695,152	170	$(17,000)	$(614,024)	$64,130	$—	$64,130

UPHEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, unaudited)

	Common Stock			Treasury Stock
	Shares	Amount	Additional Paid-In Capital	Shares	Amount	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total UpHealth, Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance as of January 1, 2022(1)	14,428	$1	$665,474	—	$—	$(343,209)	$(3,802)	$318,464	$15,379	$333,843
Equity award activity, net of shares withheld for taxes(1)	37	—	(67)	—	—	—	—	(67)	—	(67)
Stock-based compensation	—	—	1,374	—	—	—	—	1,374	—	1,374
Net loss	—	—	—	—	—	(17,445)	—	(17,445)	(260)	(17,705)
Foreign currency translation adjustments	—	—	—	—	—	—	(1,377)	(1,377)	—	(1,377)

Balance as of March 31, 2022(1)	14,465	1	666,781	—	—	(360,654)	(5,179)	300,949	15,119	316,068
Equity award activity, net of shares withheld for taxes(1)	390	1	(1,160)	—	—	—	—	(1,159)	—	(1,159)
Stock-based compensation	—	—	1,088	—	—	—	—	1,088	—	1,088
Common stock repurchased in connection with forward share purchase agreement(1)	(170)	—	17,000	170	(17,000)	—	—	—	—	—
Purchase of noncontrolling interest	—	—	—	—	—	—	—	—	(139)	(139)
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(30)	(30)
Net loss	—	—	—	—	—	(12,438)	—	(12,438)	(27)	(12,465)
Foreign currency translation adjustments	—	—	—	—	—	—	(2,480)	(2,480)	—	(2,480)

Balance at June 30, 2022(1)	14,685	2	683,709	170	(17,000)	(373,092)	(7,659)	285,960	14,923	300,883
Equity award activity, net of shares withheld for taxes(1)	206	—	(30)	—	—	—	—	(30)	—	(30)
Issuance of common stock in connection with 2025 Notes(1)	115	—	713	—	—	—	—	713	—	713
Stock-based compensation	—	—	2,126	—	—	—	—	2,126	—	2,126
Deconsolidation of subsidiary	—	—	—	—	—	—	7,659	7,659	(14,285)	(6,626)
Net loss	—	—	—	—	—	(165,762)	—	(165,762)	178	(165,584)

Balance at September 30, 2022(1)	15,006	$2	$686,518	170	$(17,000)	$(538,854)	$—	$130,666	$816	$131,482

(1)

Amounts as of September 30, 2022 and before that date differ from those published in our prior condensed consolidated financial statements as they were retrospectively adjusted as a result of the Reverse Stock Split (as described below in Note 1. Organization and Business). Specifically, the number of common shares outstanding during periods before the Reverse Stock Split are divided by the exchange ratio of 10:1, such that each ten shares of common stock were combined and reconstituted into one share of common stock effective December 8, 2022.

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPHEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net loss	$(46,392)	$(195,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,624	17,274
Amortization of debt issuance costs and discount on convertible debt	8,200	10,130
Stock-based compensation	2,645	4,588
Impairment of property and equipment, goodwill, intangible assets, and other long-lived assets	49,958	112,270
Provision for credit losses	(99)	—
Loss on extinguishment of debt	—	14,610
(Gain) loss on deconsolidation of subsidiary	(59,065)	37,708
Loss (gain) on fair value of warrant liabilities	8	(190)
Loss (gain) on fair value of derivative liability	3	(6,893)
Deferred income taxes	—	(17,485)
Amortization of operating lease right-of-use assets	1,932	—
Changes in operating assets and liabilities:
Accounts receivable	880	(5,200)
Inventories	144	(126)
Prepaid expenses and other current assets	(1,961)	(592)
Accounts payable and accrued expenses	18,583	10,475
Operating lease liabilities	(1,612)	—
Income taxes payable	(393)	(758)
Deferred revenue	961	2,382
Due from related parties	(209)	(39)
Other liabilities	(658)	49

Net cash used in operating activities	(18,451)	(17,551)

Investing activities:
Purchases of property and equipment	(3,307)	(5,238)
Due to related parties	—	(14)
Deconsolidation of cash (Note 1)	(35,606)	(8,743)
Proceeds from sale of business, net of expenses	54,835	—

Net cash provided by (used in) investing activities	15,922	(13,995)

Financing activities:
Proceeds from equity issuance	4,155	—
Repayments of debt	(10,273)	(48,234)
Proceeds of debt	—	67,500
Payment of debt issuance costs	—	(1,475)
Repayment of forward share purchase	—	(18,521)
Repayments of seller notes	—	(18,680)
Payments of finance and capital lease obligations	(2,510)	(2,544)
Payments for taxes related to net settlement of equity awards	(3)	(95)
Payments of amounts due to members	(100)	—
Distribution to noncontrolling interest	(955)	(139)

Net cash used in financing activities	(9,686)	(22,188)

Effect of exchange rate changes on cash and cash equivalents	—	(459)
Net decrease in cash and cash equivalents	(12,215)	(54,193)
Cash and cash equivalents, beginning of period	15,557	76,801

Cash and cash equivalents, end of period	$3,342	$22,608

Supplemental cash flow information:
Cash paid for interest	$10,652	$5,269
Cash paid for income taxes	$457	$521
Non-cash investing and financing activity:
Property and equipment reclassified from other assets	$—	$3,751
Property and equipment acquired through capital lease and vendor financing arrangements	$1,075	$3,005
Issuance of common stock for debt issuance costs	$—	$713

The accompanying notes are an integral part of these financial statements.

UPHEALTH, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in dollars, unaudited)

1. Organization and Business

UpHealth, Inc. (“UpHealth,” “we,” “us,” “our,” “UpHealth,” or the “Company”) is the parent company of both UpHealth Holdings, Inc. (“UpHealth Holdings”) and Cloudbreak Health, LLC (“Cloudbreak”).

GigCapital2, Inc. (“GigCapital2”), the Company’s predecessor, was incorporated in Delaware on March 6, 2019. GigCapital2 was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s business combinations (the “Business Combinations”) were consummated on June 9, 2021, and in connection with the Business Combinations, GigCapital2 changed its corporate name to UpHealth, Inc.

Going Concern

Since 2021, UpHealth Holdings has been a party to a legal action in the state court in New York entitled Needham & Company LLC (“Needham”) v. UpHealth Holdings, Inc. and UpHealth Services, Inc. (the “Needham Action”), which arose out of UpHealth Services, Inc.’s engagement of Needham to provide placement and other financial advisory services. On September 14, 2023, the court in New York issued a Decision and Order granting summary judgment in favor of Needham and denying UpHealth Holdings’ and UpHealth Services, Inc.’s motion for summary judgment. The court in New York entered that Decision and Order on its docket on September 15, 2023. The Decision and Order concluded that Needham is entitled to fees in the amount of $31.3 million, plus interest. On September 18, 2023, the court in New York signed a judgment against UpHealth Holdings and UpHealth Services, Inc. in the amount of $31.3 million, plus prejudgment interest of $6.5 million, for a total judgment of $37.8 million, plus post-judgment interest of 9% per year.

Following the Decision and Order in the Needham Action, on September 19, 2023, UpHealth Holdings filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). In addition, on October 20, 2023, two of UpHealth Holdings’ wholly-owned subsidiaries, Thrasys, Inc. (“Thrasys”) and Behavioral Health Services, LLC (“BHS”), and each of the subsidiaries of Thrasys and BHS (such subsidiaries, collectively with UpHealth Holdings, Thrasys and BHS, being referred to individually herein and collectively as the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court. The Chapter 11 cases of the Debtors are being jointly administered under the caption In re UpHealth Holdings, Inc., Case No. 23-11476 (U.S. Bankr. D. Del.), for procedural purposes only. Following the commencement of their Chapter 11 cases, the Debtors have filed a number of ordinary “first-” and “second-day” motions to continue ordinary course operations and allow for a smooth transition into Chapter 11. On October 24, November 1 and November 17, 2023, the U.S. Bankruptcy Court approved all of the “first-” and “second-day” motions, including but not limited to confirming the worldwide automatic injunction of all litigation and creditor action against the Debtors, allowing the use of cash and the continued use of the Debtors’ cash management system, allowing payment to employees and independent contractors and setting a deadline for creditors to file proofs of claim. Accordingly, the Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the U.S. Bankruptcy Code and orders of the Bankruptcy Court.

Thrasys has also filed motions to effectuate a transition of the Integrated Care Management segment to its customers, as described in Note 17. Subsequent Events. In addition, a motion to pay retention bonuses to Thrasys employees involved in the transition of the Integrated Care Management segment through year end was approved by the U.S. Bankruptcy Court on November 17, 2023.

Notwithstanding the filing of the voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court, and the automatic stay pursuant to section 362(a) of the U.S. Bankruptcy Code, the Clerk of Court of the court in New York entered the judgment on the court’s docket on September 27, 2023. On November 13, 2023, UpHealth Holdings entered into a stipulation with Needham in the Bankruptcy Court providing that, to the extent it applies, the automatic stay pursuant to section 362(a) of the U.S. Bankruptcy Code shall be deemed modified for the sole and limited purpose of authorizing UpHealth Holdings and UpHealth Services, Inc. to appeal the New York court’s judgment (and for Needham to be able to participate in the appeal). We are awaiting the Bankruptcy Court’s entry of an order approving the stipulation. When it does so, we will appeal the judgment in the Needham Action.

Neither we nor any other direct or indirect subsidiary of us besides UpHealth Holdings, Thrasys, BHS and the subsidiaries of Thrasys and BHS have filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code, and we, Cloudbreak Health, LLC, and TTC Healthcare, Inc. (“TTC”) continue to operate outside of bankruptcy.

The filing of the Chapter 11 case by UpHealth Holdings constitutes an event of default that accelerated our obligations under the following debt instruments:

•

Indenture, dated June 9, 2021, by and between UpHealth and Wilmington Trust, National Association, a national banking association (the “Indenture Trustee”), in its capacity as trustee thereunder (the “Unsecured Notes Indenture”), governing UpHealth’s 6.25% Convertible Senior Notes due 2026 (the “2026 Notes” and all beneficial holders thereof, the “2026 Noteholders”) which, subject to the event of default triggered by the Chapter 11 case, mature on June 15, 2026.

•

Indenture, dated as of August 18, 2022, by and between UpHealth and the Indenture Trustee, in its capacity as trustee and as collateral agent thereunder (the “Senior Secured Notes Indenture” and together with the Unsecured Notes Indenture, the “Indentures”), governing UpHealth’s Variable Rate Convertible Senior Secured Notes due 2025 (the “2025 Notes” and all beneficial holders thereof, the “2025 Noteholders”) which, subject to the event of default triggered by the Chapter 11 case, mature on December 15, 2025.

The Indentures provide that upon the filing of the Chapter 11 case, the principal and interest due thereunder shall be immediately due and payable. As a result of such acceleration of our debt obligations in respect of the 2025 Notes and 2026 Notes, we believe there is substantial doubt about our ability to continue as a going concern, as described in this Quarterly Report on Form 10-Q (this “Quarterly Report”).

On November 16, 2023, we agreed to sell 100% of the outstanding equity interests of Cloudbreak, our wholly owned subsidiary, to Forest Buyer, LLC, a Delaware limited liability company (“Buyer”) and an affiliate of GTCR LLC, a leading private equity firm (“GTCR”), pursuant to a membership interests purchase agreement, dated November 16, 2023 (the “Purchase Agreement”), by and among the Company, Cloudbreak and Buyer (the “Sale” and all of the transactions contemplated by the Purchase Agreement, as supplemented by the terms and conditions of the Transaction Support Agreement (as defined below), including entry into the Escrow Agreement (as defined below), the Supplemental Indentures (as defined below) and any documents or instruments relating to the Fundamental Change Repurchase Offer (as defined below), collectively, the “Transactions”). We will utilize the proceeds from the Sale for payment in full or in part of the Company’s 2026 Notes and 2025 Notes, as well as other expenses related to the Transactions. The Transactions are expected to close (the “Closing”) in the first half of 2024, subject to obtaining customary regulatory and stockholder approval (such date, the “Closing Date”).

Pursuant to the terms of the Purchase Agreement, the “Cash Consideration” for the Sale means an amount equal to $180.0 million, with adjustments for debt as of immediately prior to the Closing and cash as of 11:59 p.m. (Delray Beach, Florida time) on the day immediately prior to the Closing Date (the “Calculation Time”), Cloudbreak’s net working capital as of the Calculation Time, and unpaid expenses related to the Transactions. The consideration delivered to the Company at the Closing shall equal $180.0 million, subject to adjustments for the estimated closing debt and cash and the estimated unpaid expenses related to the Transactions (the “Estimated Cash Consideration”), with all such Estimated Cash Consideration to be delivered by Buyer to an escrow agent (the “Escrow Agent”) for deposit into certain segregated escrow accounts to be established pursuant to the Escrow Agreement, as described below. Following the Closing, in connection with a customary adjustment to the Cash Consideration, which adjustment is expected, in the absence of any disagreement, to be determined within 120 days following the Closing Date, to the extent that the Cash Consideration exceeds the Estimated Cash Consideration, a payment shall be made for the purpose of repurchasing the 2026 Notes and/or the 2025 Notes of an amount equal to the amount by which the Cash Consideration exceeds the Estimated Cash Consideration (up to an excess equal to the amount of the Adjustment Escrow Amount (as defined below)). To the extent that following such customary adjustment to the Cash Consideration, the Estimated Cash Consideration is greater than the Cash Consideration, Buyer and the Company shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to make payment to Buyer (or its designees) of an amount equal to the lesser of (i) an amount equal to the amount by which the Estimated Cash Consideration exceeds the Cash Consideration, and (ii) the Adjustment Escrow Amount held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investment thereof, less distributions thereof in accordance with the Purchase Agreement and the Escrow Agreement (as defined below) (the “Adjustment Escrow Funds”), in each case, from the Adjustment Escrow Account, and after any such payments are made to Buyer, the remaining Adjustment Escrow Funds (if any) shall be paid for the purpose of repurchasing the 2026 Notes and/or the 2025 Notes.

Pursuant to the terms of the Purchase Agreement, prior to the Closing, the Company, Buyer and the Escrow Agent will enter into one or more escrow agreements in a customary form to be agreed upon as provided under the Purchase Agreement by Buyer, the Company, the Required Noteholders (as defined below) and the Escrow Agent (the “Escrow Agreement”), pursuant to which, at the Closing, Buyer will remit to the Escrow Agent all of the Estimated Cash Consideration to be deposited as follows: (i) $3.0 million (the “Adjustment Escrow Amount”) shall be deposited in a segregated escrow account to satisfy any downward adjustment to the Cash Consideration (the “Adjustment Escrow Account”); (ii) $27.0 million (the “Tax Escrow Amount”), subject to reduction if the Company and Buyer mutually determine prior to the Closing that the maximum possible amount of taxes that would become due and payable by the Company as a result of the Transactions (the “Maximum Seller Tax Amount”) should be less than $27.0 million, in which case the Tax Escrow Amount shall be reduced to an amount equal to the agreed-upon Maximum Seller Tax Amount, shall be deposited in a segregated escrow account to enable the Company to pay any and all taxes that become due and payable by the Company as a result of the Transactions (the “Tax Escrow Account”); provided, that any amounts remaining in the Adjustment Escrow Account after the post-Closing adjustment or in the Tax Escrow Account after the payment of all taxes shall (x) if the Fundamental Change Repurchase Date (as defined in the Senior Secured Notes Indenture) has not yet occurred, be paid to the Notes Escrow Account (as defined below) by wire transfer of immediately available funds for purposes of making an offer to repurchase the 2026 Notes and the 2025 Notes, or (y) if the Fundamental Change Repurchase Date has occurred, be released to the Company (and held in a deposit account subject to a control agreement in favor of the Consenting Noteholders) for the sole purpose of complying with mandatory repurchase requirements set forth in the Senior Secured Notes Supplemental Indenture with respect to any remaining 2025 Notes; and (iii) the remaining portion of the Estimated Cash Consideration (such amount, the “Notes Escrow Amount”), shall be deposited in a segregated escrow account (the “Notes Escrow Account”, and together with the Adjustment Escrow Account and the Tax Escrow Account, the “Escrow Accounts”), the purpose of which shall be to fund the offer, on behalf of the Company, (a) to repurchase all of the Company’s 2026 Notes issued under the Unsecured Notes Indenture, which repurchase shall use a portion of the Notes Escrow Account, together with any dividends, interest, distributions and other income received in respect thereof, less any losses on investment thereof, less distributions thereof in accordance with the Purchase Agreement and the Escrow Agreement (the “Notes Escrow Fund”), which portion as of the date of the Purchase Agreement and based on certain assumptions that are subject to change, is currently estimated to be equal to $115.0 million, and which payment is expected to occur on or around June 3, 2024, together with the payment of any other amounts to be made to the 2026 Noteholders concurrently with the payment of such portion of the Notes Escrow Funds as specified by the Unsecured Notes Indenture following a Fundamental Change (as such term is defined in the Unsecured Notes Indenture), which other amounts may be paid using amounts of the Notes Escrow Funds, and (b) in addition to the repurchase of up to all of the 2026 Notes, to repurchase in accordance with the terms of the Senior Secured Notes Indenture (as defined below) in the event of a Fundamental Change (as defined in the Senior Secured Notes Indenture) the maximum principal amount of the Company’s 2025 Notes issued under the Senior Secured Notes Indenture, which, as of the date of the Purchase Agreement and based on certain assumptions that are subject to change and presuming that all of the 2026 Noteholders accept the repurchase of the 2026 Notes as well as any other amounts of the Notes Escrow Funds paid in respect of the repurchase of the 2026 Notes, is estimated to be approximately $25.8 million, and the Company, in accordance with such terms of the Senior Secured Notes Indenture, shall make such payments of other amounts required to be made in connection with such repurchase, which other amounts may be paid using amounts of the Notes Escrow Funds, such that following the payment of the amounts to be paid for such initial repurchase of the 2025 Notes, which payment is expected to occur on or around June 3, 2024, a portion of the 2025 Notes shall remain outstanding (which, as of the date of the Purchase Agreement and based on certain assumptions that are subject to change, is estimated to be approximately $31.4 million in aggregate principal amount), the terms of which shall be governed by the 2025 Notes and the Senior Secured Notes Indenture and the Senior Secured Notes Supplemental Indenture (it being acknowledged and agreed that all of the 2025 Noteholders that have not signed the Transaction Support Agreement will be repurchased in full with respect to their 2025 Notes to the extent such noteholders so elect and all of the 2025 Noteholders that have signed the Transaction Support Agreement will be partially repurchased with respect to their 2025 Notes on a pro rata basis). In the event that any amounts remain outstanding of the Notes Escrow Funds, those amounts shall be used to offer to repurchase in part such anticipated outstanding amount of the 2025 Notes in accordance with the terms of the Senior Secured Notes Indenture in the event of a Fundamental Change (as such term is defined in the Senior Secured Notes Indenture). Furthermore, any repurchases of the 2025 Notes in accordance with the Purchase Agreement will be made at a premium of 5.0% to the principal amount of such 2025 Notes.

In connection and concurrently with the entry into the Purchase Agreement, the Company, Cloudbreak and Buyer entered into a transaction support agreement, dated as of November 16, 2023 (the “Transaction Support Agreement”), with certain beneficial holders of the 2025 Notes (being the holders of at least 69% of the 2025 Notes, the “Consenting Senior Secured Noteholders”) and certain beneficial holders of the 2026 Notes (being the holders of at least 88% of the 2026 Notes, the “Consenting Unsecured Noteholders”, and together with the Consenting Senior Secured Noteholders, the “Consenting Noteholders”), pursuant to which the parties have agreed, among other things, to support the Purchase Agreement and the Transactions and to enter into and effect the Escrow Agreements, Supplemental Indentures in connection with the Fundamental Change Repurchase Offer to be made by the Company and each other Definitive Document (as defined in the Transaction Support Agreement), in each case, subject to the terms and conditions set forth in the Transaction Support Agreement.

The Transaction Support Agreement provides that (i) the Company and Cloudbreak will abide by the proceeds waterfall set forth in the Purchase Agreement as described above, the Escrow Agreements and the Supplemental Indentures, including, for the avoidance of doubt, releasing the Notes Escrow Funds as set forth in the Escrow Agreement, commencing offers to repurchase the 2025 Notes and the 2026 Notes in accordance with the terms of the applicable Indenture as a result of any or all of the Transactions constituting a Fundamental Change (as such term is defined in each of the Indentures) under the applicable Indenture (each, a “Fundamental Change Repurchase Offer”) and delivering the applicable Fundamental Change Company Notices (as such terms are defined in each of the Indentures) pursuant to the applicable Indenture, in each case, at the times and pursuant to the terms specified in the Supplemental Indentures; (ii) the Buyer will abide by the proceeds waterfall set forth in the Purchase Agreement as described above, the Escrow Agreements and the Supplemental Indentures, including, for the avoidance of doubt, depositing and releasing the Escrow Funds as set forth in the Escrow Agreement; and (iii) the Consenting Noteholders will, so long as the Company complies with the applicable terms, conditions and procedures set forth in the Indentures, participate in and comply with the terms set forth in respect of any Fundamental Change Company Notice given under (and as defined in) the respective Indenture and applicable Supplemental Indenture in connection with each relevant Fundamental Change Repurchase Offer. The Company and each Consenting Noteholder, in their separate and individual capacities, represent in the Transaction Support Agreement that, as of the date thereof and to the best of their knowledge, and assuming that all coupon payments on the 2025 Notes and the 2026 Notes due prior to June 3, 2024 are paid in full: if the Sale were to occur on March 15, 2024, (i) the outstanding amount due and payable in the aggregate to the 2025 Noteholders arising under or in connection with a Fundamental Change Repurchase Offer under the Senior Secured Notes Indenture to be consummated on June 3, 2024 would be $62.2 million, consisting of (a) $57.2 million in aggregate principal amount of the 2025 Notes (assuming 100% participation), (b) $2.9 million premium payable in respect of the 2025 Notes, and (c) $2.1 million in accrued and unpaid interest; and (ii) the outstanding amount due and payable in the aggregate to the 2026 Noteholders arising under or in connection with a Fundamental Change Repurchase Offer under the Unsecured Notes Indenture to be consummated on June 3, 2024 would be $119.6 million, consisting of (x) $115.0 million in aggregate principal amount of the 2026 Notes (assuming 100% participation) and (y) $4.6 million of accrued and unpaid interest.

In accordance with the terms of the Purchase Agreement and the Transaction Support Agreement, the Company and the Indenture Trustee will enter into a supplement to the Senior Secured Notes Indenture, to be agreed and effected no later than December 20, 2023 (the “Senior Secured Notes Supplemental Indenture”), that will, among other things (a) provide for the waiver, with respect to the Company and Cloudbreak, of the specified events of default under the Senior Secured Notes Indenture resulting from the commencement of the Chapter 11 cases (the “2025 Indenture Events of Default”); (b) rescind, with respect to the Company and Cloudbreak, the acceleration of the 2025 Notes resulting from the occurrence of the foregoing events of default (the “2025 Notes Acceleration”); (c) provide for certain changes to certain of the definitions in the Senior Secured Notes Indenture, including “Permitted Indebtedness”; (d) provide for certain modifications to covenants of the Company and certain changes with respects to events of default; (e) provide a carveout for the Sale from the terms of the Senior Secured Notes Indenture with respect to mergers and sale transactions; and (f) delete the rule prohibiting repurchases in connection with a Fundamental Change (as defined in the Senior Secured Notes Indenture) arising from the Sale at the time the 2025 Notes have been accelerated, and will modify the provisions in respect of repurchases of 2025 Notes as a result of a Fundamental Change for the Consenting Noteholders in respect of the Sale to account for a multi-step process for the repurchase of the 2025 Notes (i.e., to require a repurchase offer at Closing and in connection with subsequent paydowns with the proceeds of released funds from the Escrow Accounts), in each case, at a 5.0% premium to the principal amount of such 2025 Notes.

In addition, in accordance with the terms of the Purchase Agreement and the Transaction Support Agreement, the Company and the Indenture Trustee will enter into a supplement to the Unsecured Notes Indenture, to be agreed and effected no later than December 20, 2023 (the “Unsecured Notes Supplemental Indenture” and together with the Senior Secured Notes Supplemental Indenture, the “Supplemental Indentures”), that will, among other things (a) provide for the waiver, with respect to the Company and Cloudbreak, of the specified events of default under the Unsecured Notes Indenture resulting from the 2025 Notes Acceleration and the commencement of the Chapter 11 cases (the “2026 Indenture Events of Default” and together with the 2025 Indenture Events of Default, the “Specified Defaults”); (b) add each subsidiary of the Company, other than any subsidiary of the Company that is, as of the date of the Unsecured Notes Supplemental Indenture, a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 cases, as a guarantor of the obligations under the 2026 Notes pursuant to the Unsecured Notes Indenture; (c) cause the Company and each of its subsidiaries, other than any subsidiary of the Company that is, as of the date of the Unsecured Notes Supplemental Indenture, a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 cases, to grant a second-priority security interest on the same collateral that secures the 2025 Notes; (d) in connection with those items described in clauses (b) and (c) above, incorporate provisions similar to those in the Senior Secured Notes Indenture including with respect to covenants and events of default and as modified by the Senior Secured Notes Supplemental Indenture; and (e) provide a carveout for the Sale from the terms of the Unsecured Notes Indenture with respect to mergers and sale transactions.

Pursuant to the Transaction Support Agreement, each of the Company and Cloudbreak has agreed (severally and not jointly) to (a) grant liens in favor of the 2025 Noteholders and 2026 Noteholders with respect to the Escrow Accounts and the funds held therein, as applicable, subject to the terms of the Supplemental Indentures and any related intercreditor agreements; and (b) in connection with the Unsecured Notes Supplemental Indenture, grant a second priority lien on the assets of the Company and Cloudbreak and any subsidiaries of the Company and Cloudbreak that are not at such time a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 cases, provided, that any such liens on the issued and outstanding equity interests of Cloudbreak or the assets of Cloudbreak and its subsidiaries will be released at or prior to the Closing.

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business. However, given the events described above, in particular, the filing of the Chapter 11 cases by the Debtors which constituted an event of default under the Indentures that accelerated the obligations of the Company with respect to the 2025 Notes and 2026 Notes, we believe there is substantial doubt about our ability to continue as a going concern. However, upon the entry into the Supplemental Indentures pursuant to the terms of the Transaction Support Agreement, the Specified Defaults will each be waived and the 2025 Notes Acceleration will be rescinded.

Deconsolidation of UpHealth Holdings, Inc. and Subsidiaries

As a result of the bankruptcy proceedings described above and the designation of UpHealth Holdings, Thrasys, BHS and the subsidiaries of Thrasys and BHS, as “debtors-in-possession,” we determined that a reconsideration event occurred on September 19, 2023, which required us to reassess whether UpHealth Holdings was a Variable Interest Entity (“VIE”) and whether we continued to have a controlling financial interest in UpHealth Holdings. Based on this assessment, we concluded that UpHealth Holdings was a VIE, and furthermore, that we no longer had the ability to direct any activities of UpHealth Holdings and no longer have a controlling financial interest. As a result, effective September 30, 2023, we deconsolidated UpHealth Holdings and recorded a $59.1 million gain on deconsolidation of equity investment in our unaudited condensed consolidated statements of operations, measured as the difference between the fair value of UpHealth Holdings of $75.6 million and the carrying amount of UpHealth Holdings’ assets and liabilities as of September 30, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material. The fair value of UpHealth Holdings, which is included in equity investment in our unaudited condensed consolidated balance sheets, was determined based upon generally accepted valuation approaches, including the income and market approaches.

Further, we assessed the prospective accounting for our equity investment in UpHealth Holdings. Since we no longer had the ability to exercise significant influence over operating and financial policies of UpHealth Holdings, we concluded the investment should be accounted for utilizing the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 321, Investments—Equity Securities (“ASC 321”) measurement alternative, whereby the investment was measured at cost and will continue to be evaluated for any indicators of impairment.

The financial position of UpHealth Holdings as of December 31, 2022 and financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 are included in our unaudited condensed consolidated financial statements and the financial position of UpHealth Holdings as of September 30, 2023 is not included in our unaudited condensed consolidated financial statements.

The following table sets forth details of the unaudited condensed consolidated balance sheet of UpHealth Holdings and subsidiaries, which was deconsolidated effective September 30, 2023:

(In thousands)	As of September 30, 2023
Cash and cash equivalents	$35,606
Accounts receivable, net	4,647
Inventories	17
Due from related parties	3,681
Prepaid expenses and other current assets	457
Property and equipment, net	694
Operating lease right-of-use assets	3,615
Goodwill	38,376
Other assets	499

Total assets	87,592

Accounts payable	1,986
Accrued expenses	57,626
Deferred revenue, current	3,646
Due to related party	12,439
Related-party debt	181
Lease liabilities, current	1,591
Other liabilities, current	641
Lease liabilities, noncurrent	2,903
Additional paid in capital	450,096
Accumulated deficit	(461,477)
Noncontrolling interests	1,457

Total liabilities and stockholder’s equity	71,089

Carrying value of Holdings and subsidiaries at deconsolidation	16,503
Fair value of Holdings and subsidiaries at deconsolidation	75,568

Gain on deconsolidation of equity investment	$59,065

Deconsolidation of Glocal

As a result of events which occurred in the three months ended September 30, 2022, we determined that a reconsideration event occurred in July 2022, which required us to reassess whether Glocal Healthcare Systems Private Limited (“Glocal”), which was included in our Virtual Care Infrastructure segment, was a VIE and whether we continued to have a controlling financial interest in Glocal. Based on this assessment, we concluded that Glocal was a VIE, and furthermore, that we no longer had the ability to direct any activities of Glocal and no longer have a controlling financial interest. As a result, effective July 2022, we deconsolidated Glocal and recorded a $37.7 million loss on deconsolidation of equity investment in our unaudited condensed consolidated statements of operations, measured as the difference between the probability-weighted fair value of Glocal of $21.2 million and the carrying amount of Glocal’s assets and liabilities as of July 1, 2022. The probability-weighted fair value of Glocal, which is included in equity investment in our unaudited condensed consolidated balance sheets, incorporated scenarios where control of Glocal was gained and Glocal would continue as a going concern, control of Glocal was gained and Glocal would need to be liquidated, and control of Glocal was not gained and the equity investment in Glocal would be worthless. Further, we assessed the prospective accounting for our equity investment in Glocal. Since we no longer had the ability to exercise significant influence over operating and financial policies of Glocal, we concluded the investment should be accounted for utilizing the ASC 321 measurement alternative, whereby the investment was measured at cost and will continue to be evaluated for any indicators of impairment. In addition, we derecognized $14.3 million of noncontrolling interests related to Glocal. In the nine months ended September 30, 2023, there has been no change in the status of Glocal, and accordingly, we continue to account for it as an equity investment. If through legal processes we are able to obtain the ability to direct the activities of Glocal, and it is our intent to exercise all legal rights and remedies to achieve such a result, then we will further reassess the appropriate accounting treatment of our investment in Glocal.

The financial results of Glocal in the six months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial position of Glocal as of September 30, 2023 and December 31, 2022 and the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are not included in our unaudited condensed consolidated financial statements.

Reverse Stock Split

On December 5, 2022, our stockholders approved an amendment to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse split of the outstanding shares of our common stock, par value $0.0001 per share, at a specific ratio within a range of 4:1 to 10:1, with the specific ratio to be fixed within this range by our board of directors in its sole discretion without further stockholder approval (the “Reverse Stock Split”). Our board of directors fixed the Reverse Stock Split ratio at 10:1, such that each ten shares of common stock were combined and reconstituted into one share of common stock effective December 8, 2022. Except as noted, all share, stock option, restricted stock unit (“RSU”), and per share information throughout this Quarterly Report has been retroactively adjusted to reflect this Reverse Stock Split.

Sale of Innovations Group

On February 26, 2023, we agreed to sell 100% of the outstanding capital stock of our wholly owned subsidiary, Innovations Group, Inc. (“Innovations Group”), to Belmar MidCo, Inc., a Delaware corporation and a wholly owned subsidiary of Belmar Holdings, Inc., a Delaware corporation, a portfolio company of Webster Capital IV, L.P., a Delaware limited partnership, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), dated February 26, 2023. The sale closed on May 11, 2023 for gross proceeds of $56.0 million, subject to working capital, closing debt, and other adjustments. See Note 3. Significant Transactions, for further information.

UpHealth Holdings, Inc. Debtor-In-Possession Condensed Consolidated Balance Sheet

The following table sets forth details of the unaudited condensed consolidated balance sheet of UpHealth Holdings, which was deconsolidated effective September 30, 2023. No condensed consolidated statement of operations (debtor-in-possession) or condensed consolidated statement of cash flows (debtor-in-possession) have been presented for UpHealth Holdings, as the deconsolidation occurred on September 30, 2023.

UPHEALTH HOLDINGS

(DEBTOR-IN-POSSESSION)

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, unaudited)

September 30, 2023
ASSETS
Cash and cash equivalents	$34,268
Investment in subsidiaries	231,078

Total assets	265,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	200
Accrued expenses	37,830
Due to related party	7,813

Total liabilities	45,842
Additional paid in capital	450,096
Accumulated deficit	(230,592)

Total stockholders’ equity	219,504

Total liabilities and stockholders’ equity	$265,346

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Our accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Our unaudited condensed consolidated financial statements, including the condensed notes thereto, are unaudited and exclude some of the disclosures required in audited consolidated financial statements. Our unaudited condensed consolidated balance sheet as of December 31, 2022 has been derived from our audited consolidated financial statements as of that date, but do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

In the opinion of management, our accompanying unaudited condensed consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with U.S. GAAP. The results of operations in the three and nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023 or any future period. Our accompanying unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2022.

Our unaudited condensed consolidated financial statements include the accounts of UpHealth and its consolidated subsidiaries. As described in Note 1. Organization and Business, our Glocal subsidiary was deconsolidated effective July 1, 2022 and our UpHealth Holdings subsidiary was deconsolidated effective September 30, 2023.

All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts in the unaudited condensed consolidated financial statements and accompanying notes thereto.

Significant estimates and assumptions made by management include the determination of:

•

The identification and reporting of VIEs. We consolidate VIEs when we have variable interests and are the primary beneficiary. We continually evaluate our involvement with VIEs to determine when these criteria are met.

•	The valuation of equity investments, including our determination of the carrying value of Glocal and UpHealth Holdings;

•	The valuation of assets acquired and liabilities assumed for business combinations, including intangible assets and goodwill;

•	The estimated economic lives and recoverability of intangible assets;

•	The valuations prepared in connection with the review of goodwill, intangible assets, and other long-lived assets for impairment:

•	The timing and amount of revenues to be recognized, including standalone selling price (“SSP”) of performance obligations for revenue contracts with multiple performance obligations;

•	The identification of and provision for uncollectible accounts receivable;

•	The capitalization and useful life of internal-use software development costs;

•	The valuation of derivatives and warrants; and

•	The recognition, measurement, and valuation of current and deferred income taxes and uncertain tax positions.

Actual results could differ materially from those estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.

Allowance for Expected Credit Losses

We closely monitor our accounts receivable balances and estimate the allowance for expected credit losses. The estimate is primarily based on historical collection experience and other factors, including those related to current market conditions and events. Credit losses associated with accounts receivable have not been material historically.

Equity Investment

As discussed in Deconsolidation of Equity Investment in Note 1. Organization and Business, as of September 30, 2023 and December 31, 2022, we held an interest in the privately-held equity securities of Glocal in which we did not have a controlling interest and were unable to exercise significant influence. Additionally, as of September 30, 2023, we held an interest in the privately-held equity securities of UpHealth Holdings in which we did not have a controlling interest and were unable to exercise significant influence. Based on the terms of these privately-held securities, we concluded the investments should be accounted for utilizing the ASC 321 measurement alternative, whereby the investments were measured at cost and will continue to be evaluated for any indicators of impairment.

Held for Sale

Assets and liabilities to be disposed of by sale (“disposal groups”) are reclassified into assets and liabilities held for sale on our consolidated balance sheets as of December 31, 2022. The reclassification occurs when an agreement to sell exists, or management has committed to a plan to sell the assets within one year. Disposal groups are measured at the lower of carrying value or fair value less costs to sell and are not depreciated or amortized. When the net realizable value of a disposal group increases during a period, a gain can be recognized to the extent that it does not increase the value of the disposal group beyond its original carrying value when the disposal group was reclassified as held for sale. The fair value of a disposal group, less any costs to sell, is assessed each reporting period it remains classified as held for sale and any remeasurement to the lower of carrying value or fair value less costs to sell is reported as an adjustment to the carrying value of the disposal group. and reported in impairment of goodwill, intangible assets, and other long-lived assets in our unaudited condensed consolidated statements of operations.

New Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU simplifies the accounting for convertible instruments by eliminating the conversion option separation model for convertible debt that can be settled in cash and by eliminating the measurement model for beneficial conversion features. Convertible instruments that continue to be subject to separation models are (1) those with conversion options that are required to be accounted for as bifurcated derivatives and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. This ASU also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. This ASU will be effective for us on January 1, 2024. Early adoption is permitted, but no earlier than the fiscal year beginning on January 1, 2021, including interim periods within that fiscal year. We are currently evaluating the effect of the adoption of this ASU will have on our unaudited condensed consolidated financial statements.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequently issued several supplemental/clarifying ASUs (collectively, “ASC 326”). This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, other long-term financings including available for sale and held-to-maturity debt securities, and loans. Subsequently, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amended the scope of ASC 326 and clarified that receivables arising from operating leases are not within the scope of the standard and should continue to be accounted for in accordance with Accounting Standards Codification Topic (“ASC”) 842. This ASU was effective for us on January 1, 2023, and the adoption did not have a material effect on our unaudited condensed consolidated financial statements.

Reclassifications

Certain prior period amounts have been reclassified on our unaudited condensed consolidated statements of operations to conform to the current year presentation as shown below:

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	As Reported	Reclassifications	As Adjusted	As Reported	Reclassifications	As Adjusted
Revenues:
Services	$27,600	$—	$27,600	$81,382	$—	$81,382
Licenses and subscriptions	2,019	—	2,019	10,612	—	10,612
Products	9,047	—	9,047	26,312	—	26,312

Total revenues	38,666	—	38,666	118,306	—	118,306

Costs of revenues:
Services	13,440	1,473	14,913	42,647	4,256	46,903
License and subscriptions	463	—	463	913	—	913
Products	6,264	—	6,264	18,550	—	18,550

Total costs of revenues	20,167	1,473	21,640	62,110	4,256	66,366

Gross profit	18,499	(1,473)	17,026	56,196	(4,256)	51,940
Operating expenses:
Sales and marketing	4,771	(123)	4,648	10,983	638	11,621
Research and development	2,231	(56)	2,175	5,600	344	5,944
General and administrative	13,922	(1,294)	12,628	42,213	(5,238)	36,975
Depreciation and amortization	3,336	—	3,336	13,272	—	13,272
Stock-based compensation	2,126	—	2,126	4,588	—	4,588
Impairment of goodwill, intangible assets, and other long-lived assets	106,096	—	106,096	112,345	—	112,345
Acquisition, integration, and transformation costs	6,049	—	6,049	15,182	—	15,182

Total operating expenses	138,531	(1,473)	137,058	204,183	(4,256)	199,927

Loss from operations	(120,032)	—	(120,032)	(147,987)	—	(147,987)
Other income (expense):
Interest expense	(6,708)	—	(6,708)	(20,306)	—	(20,306)
Loss on deconsolidation of subsidiary	(37,708)	—	(37,708)	(37,708)	—	(37,708)
Gain (loss) on fair value of derivative liability	223	—	223	6,893	—	6,893
Loss on extinguishment of debt	(14,610)	—	(14,610)	(14,610)	—	(14,610)
Other income, net, including interest income	32	—	32	220	—	220

Total other income (expense)	(58,771)	—	(58,771)	(65,511)	—	(65,511)

Loss before income tax benefit	(178,803)	—	(178,803)	(213,498)	—	(213,498)
Income tax benefit	13,219	—	13,219	17,744	—	17,744

Net loss	(165,584)	—	(165,584)	(195,754)	—	(195,754)
Less: net income (loss) attributable to noncontrolling interests	178	—	178	(109)	—	(109)

Net loss attributable to UpHealth, Inc.	$(165,762)	$—	$(165,762)	$(195,645)	$—	$(195,645)

Certain other prior period amounts have been reclassified on our unaudited condensed consolidated balance sheets to conform with our current period presentation.

3. Significant Transactions

Sale of Innovations Group

On February 26, 2023, we agreed to sell 100% of the outstanding capital stock of our wholly owned subsidiary, Innovations Group, to Belmar MidCo, Inc., a Delaware corporation and a wholly owned subsidiary of Belmar Holdings, Inc., a Delaware corporation, a portfolio company of Webster Capital IV, L.P., a Delaware limited partnership, pursuant to the Stock Purchase Agreement dated February 26, 2023. The sale closed on May 11, 2023 for gross proceeds of $56.0 million, subject to working capital, closing debt, and other adjustments. Accordingly, the financial results of Innovations Group for the period from January 1, 2023 through May 10, 2023, and the three and nine months ended September 30, 2022, and the financial position of Innovations Group as of December 31, 2022 are included in our unaudited condensed consolidated financial statements.

In connection with entering into this agreement, we concluded that the disposal group met the held for sale criteria and classified the assets and liabilities as held for sale as of December 31, 2022. Assets and liabilities that were classified as held for sale were $65.3 million and $11.1 million, respectively, as of December 31, 2022. There were no businesses classified as held for sale as of September 30, 2023.

In connection with the held for sale classification, upon the remeasurement of the disposal group to its fair value, less cost to sell, we recorded a loss of $0.5 million in the three months ended March 31, 2023 and a loss of $1.8 million in the three months ended December 31, 2022, which were recorded in impairment of goodwill, intangible assets, and other long-lived assets in the unaudited condensed consolidated statements of operations. In connection with the sale closing on May 11, 2023, based on net proceeds of $54.9 million, we recorded an additional loss of $1.4 million in the three months ended June 30, 2023, which was recorded in impairment of goodwill, intangible assets, and other long-lived assets in our unaudited condensed consolidated statements of operations.

4. Revenues

As discussed in Note 1. Organization and Business, we deconsolidated UpHealth Holdings as of September 30, 2023; accordingly, the financial position of UpHealth Holdings as of December 31, 2022 and financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 are included in our unaudited condensed consolidated financial statements and the financial position of UpHealth Holdings as of September 30, 2023 is not included in our unaudited condensed consolidated financial statements. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1. Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

As also discussed in Note 1. Organization and Business, we deconsolidated Glocal as of July 1, 2022; accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial position of Glocal as of September 30, 2023 and December 31, 2022 and the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are not included in our unaudited condensed consolidated financial statements.

Revenues by geography consisted of the following:

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2023	2022	2023	2022
Americas	$32,681	$38,666	$112,649	$111,402
Asia	—	—	—	6,904

Total revenues	$32,681	$38,666	$112,649	$118,306

Our revenues are entirely derived from the healthcare industry. Revenues recognized over-time were approximately 96% and 75% of the total revenues in the three months ended September 30, 2023 and 2022, respectively. Revenues recognized at a point-in-time were approximately 4% and 25% of the total revenues in the three months ended September 30, 2023 and 2022, respectively. Revenues recognized over-time were approximately 85% and 73% of the total revenues in the nine months ended September 30, 2023 and 2022, respectively. Revenues recognized at a point-in-time were approximately 15% and 27% of the total revenues in the nine months ended September 30, 2023 and 2022, respectively.

Contract Assets

There were no impairments of contract assets, consisting of unbilled receivables, in the three and nine months ended September 30, 2023 and 2022.

The change in contract assets was as follows:

	Nine Months Ended September 30,
(In thousands)	2023	2022
Unbilled receivables, beginning of period	$694	$784
Reclassifications to billed receivables	(694)	(784)
Revenues recognized in excess of period billings	603	896
Deconsolidation of subsidiary	(603)	—

Unbilled receivables, end of period	$—	$896

Contract Liabilities

The change in contract liabilities, consisting of deferred revenue, was as follows:

	Nine Months Ended September 30,
(In thousands)	2023	2022
Deferred revenue, beginning of period	$2,738	$2,649
Revenues recognized from balances held at the beginning of the period	(2,760)	(2,023)
Revenues deferred from period collections on unfulfilled performance obligations	3,720	4,403
Deconsolidation of subsidiary	(3,646)	(622)

Deferred revenue, end of period	$52	$4,407

As of September 30, 2023, the deferred revenue is expected to be recognized within a year, and as such, is classified as current on the condensed consolidated balance sheets. Revenues recognized ratably over time are generally billed in advance and includes software-as-a-service (“SaaS”) internet hosting, subscriptions, construction of digital hospitals and dispensaries, and related consulting, implementation, services support, and advisory services.

Revenues recognized as delivered over time include professional services billed on a time and materials basis, and fixed fee professional services and training classes that are primarily billed, delivered, and recognized within the same reporting period.

Approximately 0.4% and 2.5% of revenues recognized in the three and nine months ended September 30, 2023, were from the deferred revenue balance existing as of December 31, 2022. Approximately 0.1% and 1.7% of revenues recognized in the three and nine months ended September 30, 2022, were from the deferred revenue balance existing as of December 31, 2021.

5. Supplemental Financial Statement Information

As discussed in Note 1. Organization and Business, we deconsolidated UpHealth Holdings as of September 30, 2023; accordingly, the financial position of UpHealth Holdings as of December 31, 2022 and financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 are included in our unaudited condensed consolidated financial statements and the financial position of UpHealth Holdings as of September 30, 2023 is not included in our unaudited condensed consolidated financial statements. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1, Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

As also discussed in Note 1. Organization and Business, we deconsolidated Glocal as of July 1, 2022; accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial position of Glocal as of September 30, 2023 and December 31, 2022 and the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are not included in our unaudited condensed consolidated financial statements.

Impairment of goodwill, intangible assets, and other long-lived assets consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023	2022
Impairment of goodwill	$34,632	$89,149	$42,924	$94,643
Impairment of intangible assets	4,203	16,947	4,203	17,627
Impairment of long-lived assets	2,382	—	2,831	75

Total impairment of goodwill, intangible assets, and other long-lived assets:	$41,217	$106,096	$49,958	$112,345

The impairment of goodwill in the nine months ended September 30, 2023 includes a goodwill impairment charge of $1.9 million related to our Pharmacy business, which was classified as held for sale as of December 21, 2022 and was sold in the second quarter of 2023.

Property and equipment consisted of the following:

(In thousands)	September 30, 2023	December 31, 2022
Leasehold improvements	$—	$868
Electrical and other equipment	—	21
Computer equipment, furniture and fixtures	16,790	16,222
Vehicles	9	302
Capitalized software development costs	4,967	4,404
Capitalized software development costs in progress	1,469	2,590

	23,235	24,407
Accumulated depreciation and amortization	(13,007)	(10,338)

Total property and equipment, net	$10,228	$14,069

Depreciation expense was $1.8 million and $1.8 million in the three months ended September 30, 2023 and 2022, respectively, and $5.0 million and $5.1 million in the nine months ended September 30, 2023 and 2022, respectively.

In the three and nine months ended September 30, 2023, we recorded impairment charges on long-lived assets of $2.4 million and $2.8 million, respectively, in the Integrated Care Management segment.

Accrued expenses consisted of the following:

(In thousands)	September 30, 2023	December 31, 2022
Accrued professional fees	$4,733	$14,245
Accrued products and licenses	—	17,820
Accrued interest on debt	2,474	741
Accrued payroll and bonuses	3,763	5,163
Income tax payable	62	388
Other accruals	—	794

Total accrued expenses	$11,032	$39,151

Other liabilities, noncurrent consisted of the following:

(In thousands)	September 30, 2023	December 31, 2022
Derivative liability, noncurrent	$59	$56
Warrant liabilities, noncurrent	17	9
Other liabilities, noncurrent	71	662

Total other liabilities, noncurrent	$147	$727

Other income, net, including interest income consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023	2022
Gain (loss) on fair value of warrant liabilities	$—	$—	$(8)	$190
Other income, net, including interest income	295	32	433	30

Total other income, net, including interest income	$295	$32	$425	$220

6. Intangible Assets

As discussed in Note 1. Organization and Business, we deconsolidated UpHealth Holdings as of September 30, 2023; accordingly, the financial position of UpHealth Holdings as of December 31, 2022 and financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 are included in our unaudited condensed consolidated financial statements and the financial position of UpHealth Holdings as of September 30, 2023 is not included in our unaudited condensed consolidated financial statements. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1. Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

As also discussed in Note 1. Organization and Business, we deconsolidated Glocal as of July 1, 2022; accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial position of Glocal as of September 30, 2023 and December 31, 2022 and the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are not included in our unaudited condensed consolidated financial statements.

The following table summarizes the gross carrying amount and accumulated amortization for intangible assets as of September 30, 2023:

(In thousands)	Trade Names	Technology and Intellectual Property	Customer Relationships	Total
Gross carrying amount as of September 30, 2023	$12,975	$5,825	$13,675	$32,475
Accumulated amortization	(2,995)	(2,641)	(3,156)	(8,792)

Intangible assets, net as of September 30, 2023	$9,980	$3,184	$10,519	$23,683

The following table summarizes the gross carrying amount and accumulated amortization for intangible assets as of December 31, 2022:

(In thousands)	Trade Names	Technology and Intellectual Property	Customer Relationships	Total
Gross carrying amount as of December 31, 2022	$15,242	$10,634	$17,613	$43,489
Accumulated amortization	(3,295)	(4,762)	(4,070)	(12,127)

Intangible assets, net as of December 31, 2022	$11,947	$5,872	$13,543	$31,362

In the three and nine months ended September 30, 2023, we recorded an impairment charge of $4.2 million in the Integrated Care Management segment. In the three months ended September 30, 2022, we recorded impairment charges of $16.9 million, consisting of $16.8 million in our Integrated Care Management segment and $0.1 million in our Services segment. In the nine months ended September 30, 2022, we recorded impairment charges of $17.6 million, consisting of $16.8 million in our Integrated Care Management segment and $0.8 million in our Services segment.

The estimated useful lives of trade names are 3-10 years, the estimated useful lives of technology and intellectual property are 5-7 years, and the estimated useful life of customer relationships is 10 years.

Amortization expense was $1.2 million and $2.7 million in the three months ended September 30, 2023 and 2022, respectively. Amortization expense was $3.5 million and $12.0 million in the nine months ended September 30, 2023 and 2022, respectively.

The estimated amortization expense related to definite-lived intangible assets for the five succeeding years is as follows:

(In thousands)	Trade Name Amortization	Technology and Intellectual Property Amortization	Customer Relationships Amortization	Total
Remaining 2023	$364	$286	$345	$995
2024	1,298	1,165	1,368	3,831
2025	1,298	1,165	1,368	3,831
2026	1,298	568	1,368	3,234
2027	1,298	—	1,368	2,666
Thereafter	4,424	—	4,702	9,126

	$9,980	$3,184	$10,519	$23,683

7. Goodwill

As discussed in Note 1. Organization and Business, we deconsolidated UpHealth Holdings as of September 30, 2023; accordingly, the financial position of UpHealth Holdings as of December 31, 2022 and financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 are included in our unaudited condensed consolidated financial statements and the financial position of UpHealth Holdings as of September 30, 2023 is not included in our unaudited condensed consolidated financial statements. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1. Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

As also discussed in Note 1. Organization and Business, we deconsolidated Glocal as of July 1, 2022; accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial position of Glocal as of September 30, 2023 and December 31, 2022 and the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are not included in our unaudited condensed consolidated financial statements.

As a result of UpHealth Holdings filing a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on September 19, 2023 (See Note 1. Organization and Business, for further information), which was determined to be an indicator of impairment, we performed a goodwill impairment assessment as of September 30, 2023. As a result, in the three months ended September 30, 2023, we recorded a $34.6 million impairment charge in our Integrated Care Management segment. In the nine months ended September 30, 2023, we recorded a $41.0 million impairment charge, consisting of $34.6 million in our Integrated Care Management segment and $6.4 million in our Services segment.

As a result of indicators of impairment identified in the three months ended September 30, 2022, we performed a goodwill impairment assessment as of September 30, 2022, which included both qualitative and quantitative assessments. Our assessment included a comparison of the carrying value to an estimated fair value using a market approach based on our market capitalization. Based on this assessment, we concluded the fair value of two segments were below the carrying value primarily due to the recent change in our market valuation and financial performance and recorded a goodwill impairment in the amount of $89.1 million, consisting of $87.5 million in our Integrated Care Management segment and $1.6 million in our Services segment. In the nine months ended September 30, 2022, we recorded a $94.6 million impairment charge, consisting of $87.5 million in our Integrated Care Management segment and $1.6 million in our Services segment, and as a result of measurement period adjustments in our Virtual Care Infrastructure segment, we increased goodwill in the amount of $5.5 million, which was immediately impaired.

The carrying amount of goodwill consisted of the following:

(In thousands)	Goodwill
Balance as of December 31, 2022	$159,675
Impairments	(40,989)
Deconsolidation of subsidiary	(38,376)

Balance as of September 30, 2023	$80,310

8. Debt

As discussed in Note 1. Organization and Business, we deconsolidated UpHealth Holdings as of September 30, 2023; accordingly, the financial position of UpHealth Holdings as of December 31, 2022 and financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 are included in our unaudited condensed consolidated financial statements and the financial position of UpHealth Holdings as of September 30, 2023 is not included in our unaudited condensed consolidated financial statements. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1. Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

As also discussed in Note 1. Organization and Business, we deconsolidated Glocal as of July 1, 2022; accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial position of Glocal as of September 30, 2023 and December 31, 2022 and the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are not included in our unaudited condensed consolidated financial statements.

Debt consisted of the following:

(In thousands)	September 30, 2023	December 31, 2022
2025 Notes	$115,000	$67,500
2026 Notes	57,227	115,000

Total debt	172,227	182,500
Less: unamortized original issue and debt discount	(28,338)	(36,538)

Total debt, net of unamortized original issue and debt discount	143,889	145,962
Less: current portion of debt	(143,889)	—

Noncurrent portion of debt	$—	$145,962

2025 Senior Secured Convertible Notes and Indenture

On August 12, 2022, we entered into the Senior Secured Notes Indenture with the Indenture Trustee in its capacity as trustee thereunder, in respect of the $67.5 million in aggregate principal amount of 2025 Notes issued to holders of our 2026 Notes in a private placement transaction (“2025 Notes Offering”), raising approximately $22.5 million in gross cash proceeds, net of debt issuance costs of $2.2 million, after paying for a repurchase of $45.0 million of the 2026 Notes, which net proceeds were used in part to fully repay the Seller Notes (see below). The debt issuance costs consisted of cash paid in the amount of $1.5 million and the issuance of 115,000 shares of common stock, following the reverse stock split, with a value of $0.7 million. The 2025 Notes are convertible following the reverse split of our shares into 3,857,142 shares of our common stock at a conversion price, subject to the occurrence of certain corporate events, of $17.50 per share. The 2025 Notes are senior secured obligations of UpHealth, secured by substantially all of our assets and those of our domestic subsidiaries, and accrue interest at a rate equal to the daily secured overnight financing rate (“SOFR”) plus 9.0% per annum, with a minimum rate of 10.5% per annum, payable quarterly in arrears, for a quarterly rate of 12.21% for our December 15, 2022 interest payment date. The 2025 Notes will mature on December 15, 2025, unless earlier repurchased, redeemed or converted. Holders will have the right to convert their 2025 Notes at any time. Upon the occurrence of certain corporate events, holders of the 2025 Notes can require us to repurchase for cash all or part of their 2025 Notes in principal amounts of $1,000 or an integral multiple thereof at a repurchase price that will be equal to 105% of the principal amount of the 2025 Notes to be repurchased, plus accrued and unpaid interest thereon, if any. In the event that we sell assets with net proceeds in excess of $15.0 million, then it will make an offer to all holders of the 2025 Notes to repurchase the 2025 Notes for an aggregate amount of cash equal to 20.0% of the net proceeds of such asset sale, at a repurchase price per 2025 Note equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any. We may not otherwise seek to redeem the 2025 Notes prior to June 16, 2024. We will settle conversions solely in shares of its common stock, except for payments of cash in lieu of fractional shares.

As discussed in Note 3. Significant Transactions, on May 11, 2023 we completed the sale of 100% of the outstanding capital stock of Innovations Group. In accordance with the terms and conditions set forth in the Senior Secured Notes Indenture, on June 9, 2023, we commenced an offer to purchase up to $10.3 million (representing 20% of the net proceeds from the sale subject to adjustment to maintain the authorized denominations of the 2025 Notes) in aggregate principal amount of our 2025 Notes for cash, at a repurchase price per Note equal to 100% of the principal amount thereof, plus accrued and unpaid interest (if any), from the holders of the 2025 Notes (the “Offer”). On June 15, 2023, we completed the repurchase of $10.3 million in aggregate principal amount of 2025 Notes, which were validly tendered and accepted for repurchase by us in accordance with the terms and conditions of the Offer (the “Note Repurchase”), representing 15.22% of the outstanding principal amount of the 2025 Notes before the Note Repurchase. Following the completion of the Note Repurchase, there is $57.2 million in aggregate principal amount of 2025 Notes outstanding.

Total interest expense related to the 2025 Notes consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023	2022
Contractual variable interest expense	$2,126	$982	$6,764	$982
Debt issuance costs amortization	138	79	709	79

Total interest expense	$2,264	$1,061	$7,473	$1,061

Included in the debt issuance costs amortization in the three and nine months ended September 30, 2023 was a write-off of $0.3 million, which was the proportionate share of the remaining debt issuance costs related to the repurchased 2025 Notes.

In March 2023, the Indenture Trustee, in its capacity as calculation agent, notified us of the quarterly rate reset of 14.03% for our June 15, 2023 interest payment date. In June 2023, the Indenture Trustee, in its capacity as calculation agent, notified us of the quarterly rate reset of 14.25% for our September 15, 2023 interest payment date. In September 2023, the Indenture Trustee, in its capacity as calculation agent, notified us of the quarterly rate reset of 14.41% for our December 15, 2023 interest payment date.

The filing of the Chapter 11 case by UpHealth Holdings constitutes an event of default that accelerated our obligations under the Senior Secured Indenture. The Senior Secured Notes Indenture provides that upon the filing of the Chapter 11 case, the principal and interest due thereunder shall be immediately due and payable. However, pursuant to the terms of the November 16, 2023 Transaction Support Agreement, we will enter into a Supplemental Indenture to the Senior Secured Notes Indenture which will, among other things, (a) provide for the waiver, with respect to us and Cloudbreak, of the specified events of default under the Senior Secured Notes Indenture resulting from the commencement of the Chapter 11 cases and (b) rescind, with respect to us and Cloudbreak, the acceleration of the 2025 Notes resulting from the occurrence of the foregoing events of default.

2026 Unsecured Convertible Notes and Indenture

On January 20, 2021, GigCapital2 entered into convertible note subscription agreements, each dated January 20, 2021 and amended on June 8, 2021, with certain institutional investors, pursuant to which GigCapital2 agreed to issue and sell unsecured convertible notes in a private placement to close immediately prior to the closing of the Business Combinations.

On June 15, 2021, in connection with the closing of the Business Combinations, we entered into the Unsecured Notes Indenture with the Indenture Trustee, in its capacity as trustee thereunder, in respect of the $160.0 million in aggregate principal amount of 2026 Notes that were issued to certain institutional investors. The 2026 Notes bear interest at a rate of 6.25% per annum, payable semi-annually, and were convertible following the reverse split of our shares into approximately 1,502,347 shares of common stock at a conversion price of $106.50 in accordance with the terms of the Unsecured Notes Indenture, and will mature on June 15, 2026. The total proceeds received from the 2026 Notes were $151.9 million, net of debt issuance costs of $8.1 million. In accounting for the 2026 Notes, we bifurcated and accounted for the conversion option as a derivative measured at fair value on the issuance date in accordance with ASC 815, Derivatives and Hedging. The difference between the proceeds allocated to the 2026 Notes at issuance and the fair value of the conversion option was allocated to the host debt contract. As of September 30, 2023 and December 31, 2022, the fair value of the derivative was $59 thousand and $0.1 million, respectively, all of which was included in other liabilities, noncurrent, in our unaudited condensed consolidated balance sheets.

The filing of the Chapter 11 case by UpHealth Holdings constitutes an event of default that accelerated our obligations under the Unsecured Notes Indenture. The Unsecured Notes Indenture provides that upon the filing of the Chapter 11 case and the acceleration of the obligations under the Senior Secured Notes Indenture, the principal and interest due thereunder shall be immediately due and payable. However, pursuant to the terms of the November 16, 2023 Transaction Support Agreement, we will enter into a Supplemental Indenture to the Unsecured Notes Indenture which will, among other things, provide for the waiver, with respect to us and Cloudbreak, of the specified events of default under the Unsecured Notes Indenture resulting from the acceleration of the 2025 Notes resulting from the occurrence of the event of default of the Senior Secured Notes Indenture and the commencement of the Chapter 11 cases.

Total interest expense related to the 2026 Notes consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023	2022
Contractual fixed interest expense	$1,874	$2,184	$5,468	$7,184
Derivative accretion	2,210	2,730	6,629	8,899
Debt issuance costs amortization	287	351	862	1,152

Total interest expense	$4,371	$5,265	$12,959	$17,235

On August 12, 2022, concurrently and in connection with the issuance of our 2025 senior secured convertible notes and indenture (see below), Oppenheimer & Co. Inc. (“OpCo”) commenced a private offer to repurchase approximately $45.0 million in aggregate principal amount of our 2026 Notes (the “2026 Notes Repurchase”). In connection with the 2026 Notes Repurchase, OpCo entered into a note purchase agreement with each institutional investor pursuant to which OpCo agreed to purchase 2026 Notes from each investor, concurrently with each investor’s purchase of 2025 Notes in the 2025 Notes Offering (see below). At the closing, each investor had the ability to sell $2.0 million in principal amount of 2026 Notes at 100% of par value for each $3.0 million in principal amount of 2025 Notes purchased in the 2025 Notes Offering. Concurrently and in connection with the closing on August 18, 2022, OpCo purchased from each investor the principal amount of the 2026 Notes set forth in each investor’s note purchase agreement, pursuant to and in accordance with the terms thereof. Following the reverse split of shares, the remaining 2026 Notes are convertible into approximately 1,079,812 shares of common stock at a conversion price of $106.50 in accordance with the terms of the Indenture.

Seller Notes

As part of the purchase price consideration for several of UpHealth Holdings’ merger entities, we entered into seller notes payable to their former shareholders, which accrue interest at specific rates, per the respective merger agreements. On June 9, 2021, in connection with the closing of the Business Combination, we paid $88.1 million of the seller notes. In August 2021, we paid an additional $11.1 million of the seller notes and deferred the maturity date to September 2022. In August 2022, we paid the remaining $18.7 million of seller notes plus accrued interest of $1.9 million. As of both September 30, 2023 and December 31, 2022, the seller notes totaled zero.

Accrued interest payable was zero as of both September 30, 2023 and December 31, 2022. Interest expense was zero and $0.3 million in the three months ended September 30, 2023 and 2022, respectively. Interest expense was zero and $1.2 million in the nine months ended September 30, 2023 and 2022, respectively.

9. Fair Value of Financial Instruments

We estimate the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate. As of September 30, 2023 and December 31, 2022, the fair values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued expenses approximate their carrying values due to the short-term nature of these instruments. Additionally, the fair values of short-term and long-term debt instruments approximate their carrying values.

The fair value hierarchy is as follows:

Level 1 - Quoted (unadjusted) prices in active markets for identical assets or liabilities.

Level 2 - Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:

•	Quoted prices for similar assets/liabilities in active markets;

•	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);

•	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 - Unobservable inputs that cannot be corroborated by observable market data.

The following tables present information about our financial assets and liabilities measured at fair value on are recurring basis:

	September 30, 2023
(In thousands)	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$59	$59
Warrant liability	—	17	—	17

	$—	$17	$59	$76

	December 31, 2022
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents - money market funds	$1,681	$—	$—	$1,681

	$1,681	$—	$—	$1,681

Liabilities:
Derivative liability	$—	$—	$56	$56
Warrant liability	—	9	—	9

	$—	$9	$56	$65

Money Market Funds

As of September 30, 2023 and December 31, 2022, our cash equivalents consisted of money market funds which were classified as Level 1. We used observable prices in active markets in determining the classification of our money market funds as Level 1. There were no transfers between the hierarchy levels in the three and nine months ended September 30, 2023 and the year ended December 31, 2022.

The fair value and amortized cost of our cash equivalents - money market funds were both zero as of September 30, 2023.

Cash equivalents as of December 31, 2022 were as follows:

	December 31, 2022
(In thousands)	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
Cash equivalents:
Money market funds	$1,681	$—	$—	$1,681

	$1,681	$—	$—	$1,681

Derivative Liability

As of September 30, 2023 and December 31, 2022, the fair value of the derivative was $59 thousand and $56 thousand, respectively, which was included in other liabilities, noncurrent in our unaudited condensed consolidated balance sheets. Other income, net in the three months ended September 30, 2023 and 2022 included a gain on the fair value of the derivative liability of zero and $0.2 million, respectively. Other income, net in the nine months ended September 30, 2023 and 2022 included a loss on the fair value of the derivative liability of $3 thousand and a gain on the fair value of the derivative liability of $6.9 million, respectively

The fair value of the derivative liability is considered a Level 3 valuation and is determined using a Binomial Lattice Option Pricing Model. The significant assumptions used in the model were:

	September 30, 2023	December 31, 2022
Stock price	$1.90	$1.63
Volatility	100.0%	95.0%
Risk free rate	4.51%	4.17%
Exercise price	$106.50	$106.50
Expected life (in years)	2.95	3.44
Conversion periods	5 months-3 years	2-4 years
Future share price	$5.90-$594.30	$0.10-$405.60

2021 Private Placement Warrants and 2021 PIPE Warrants

As of September 30, 2023, the fair value of the 2021 Private Placement Warrants (the “2021 Private Placement Warrants”) and the 2021 PIPE Warrants (the “2021 PIPE Warrants”) was determined to be $0.02 per warrant, totaling $11 thousand and $6 thousand respectively, and are included in other liabilities, noncurrent in our unaudited condensed consolidated balance sheets. As of December 31, 2022, the fair value of the 2021 Private Placement Warrants and the 2021 PIPE Warrants was determined to be $0.01 per warrant, totaling $6 thousand and $3 thousand respectively, and are included in other liabilities, noncurrent in our unaudited condensed consolidated balance sheets.

Gain or loss due to the fair value changes in the 2021 Private Placement Warrants and the 2021 PIPE Warrants, both of which are included in other income, net in our unaudited condensed consolidated statements of operations, consisted of the following:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Gain (loss) on fair value of Private Placement warrant liabilities	$—	$—	$(5)	$124
Gain (loss) on fair value of PIPE warrant liabilities	—	—	(3)	66

	$—	$—	$(8)	$190

There were no transfers between fair value levels in the three and nine months ended September 30, 2023 and 2022.

10. Capital Structure

2023 Private Placement

On March 9, 2023, we entered into a Securities Purchase Agreement, with a single institutional investor, pursuant to which, in a private placement (the “2023 Private Placement”), we agreed to issue and sell (i) 1,650,000 shares of our common stock, par value $0.0001 per share; (ii) warrants that are exercisable six months from the date of issuance and will have a term of five years from the initial exercise date to purchase up to an additional 3,000,000 shares of our common stock (the “Series A Warrants”); (iii) warrants that are exercisable six months from the date of issuance and will have a term of two years from the initial exercise date to purchase up to an additional 3,000,000 shares of our common stock (the “Series B Warrants” and, collectively with Series A Warrants, the “Common Stock Purchase Warrants”); and (iv) pre-funded warrants (the “Pre-Funded Warrants,” and together with the Common Stock Purchase Warrants, the “Private Placement Warrants”) to purchase an additional 1,350,000 shares of our common stock (all of such shares issuable upon exercise of the Warrants, the “Warrant Shares”). On March 13, 2023, we announced that we completed the closing of the 2023 Private Placement. The purchase price of each share of common stock sold in the 2023 Private Placement was $1.50, the exercise price of each Common Stock Purchase Warrants (as defined above) is $2.04, and the exercise price of each Pre-Funded Warrant is $0.0001 and the purchase price of each Pre-Funded Warrant was $1.4999. The aggregate gross proceeds to us from the 2023 Private Placement were approximately $4.5 million, before deducting $0.3 million of placement agent fees and other offering expenses. We intend to use the net proceeds from the offering for general corporate purposes, including working capital.

On June 6, 2023, 100,000 Pre-Funded Warrants were exercised and on August 17, 2023, 549,000 Pre-Funded Warrants were exercised, bringing the total outstanding to 701,000 as of September 30, 2023.

Common Stock Reserved for Future Issuance

The following table summarizes shares of common stock reserved for future issuance as of September 30, 2023 (recorded on a post-reverse split basis):

(In thousands)	Number of Shares
Restricted stock units outstanding	1,912
Stock options outstanding	54
Shares issuable upon conversion of 2025 Notes	3,857
Shares issuable upon conversion of 2026 Notes	1,080
Shares issuable upon conversion of 2021 Public Warrants	1,725
Shares issuable upon conversion of 2021 Private Warrants	57
Shares issuable upon conversion of 2021 PIPE Warrants	29
Shares issuable upon conversion of the 2023 Private Placement Series A Warrants	3,000
Shares issuable upon conversion of the 2023 Private Placement Series B Warrants	3,000
Shares issuable upon conversion of the 2023 Private Placement Pre-Funded Warrants	701
Shares available for future grant under 2021 EIP	840

16,255

2015 Cloudbreak Incentive Plan

The following table summarizes stock option activity under the Cloudbreak Plan (recorded on a post-reverse split basis):

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding as of December 31, 2022	138	$50.76
Options exercised	—	$—

Outstanding as of March 31, 2023	138	$50.76
Options forfeited or expired	(84)	$53.00

Outstanding as of June 30, 2023	54	$47.35
Options forfeited or expired	—	$—

Outstanding as of September 30, 2023	54	$47.35

2021 Equity Incentive Plan

The following table summarizes our RSU activity under the 2021 EIP (recorded on a post-reverse split basis):

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Outstanding as of December 31, 2022	878	$6.61
RSUs granted	663	$2.03
RSUs vested and released	(82)	$16.09
RSUs forfeited	(118)	$7.10

Outstanding as of March 31, 2023	1,341	$3.91
RSUs granted	1,000	$1.56
RSUs vested and released	(277)	$5.67
RSUs forfeited	(42)	$1.95

Outstanding as of June 30, 2023	2,022	$2.55
RSUs granted	—	$—
RSUs vested and released	(45)	$8.68
RSUs forfeited	(425)	$1.83

Outstanding as of September 30, 2023	1,552	$2.56

2023 Inducement Equity Incentive Plan

On May 1, 2023, our Board of Directors approved up to 700,000 shares to be issued under a 2023 Inducement Equity Incentive Plan, the “2023 IEIP”. The following table summarizes our RSU activity under the 2023 IEIP:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Outstanding as of December 31, 2022	—	$—
RSUs granted	200	$1.24

Outstanding as of June 30, 2023	200	$1.24
RSUs granted	160	$1.01

Outstanding as of September 30, 2023	360	$1.14

Subsequent to September 30, 2023, 545,889 RSUs were canceled under the 2021 EIP and 160,000 RSUs were canceled under the 2023 IEIP due to the elimination of 20 positions at UpHealth, Inc. and 295,625 RSUs were accelerated in connection with the departure of our former Chief Executive Officer.

11. Income Taxes

As discussed in Note 1. Organization and Business, we deconsolidated UpHealth Holdings as of September 30, 2023; accordingly, the financial position of UpHealth Holdings as of December 31, 2022 and financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 are included in our unaudited condensed consolidated financial statements and the financial position of UpHealth Holdings as of September 30, 2023 is not included in our unaudited condensed consolidated financial statements. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1. Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

As also discussed in Note 1. Organization and Business, we deconsolidated Glocal as of July 1, 2022; accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial position of Glocal as of September 30, 2023 and December 31, 2022 and the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are not included in our unaudited condensed consolidated financial statements.

The income tax benefit (expense) was zero and $13.2 million in the three months ended September 30, 2023 and 2022, respectively. The income tax benefit (expense) was $(0.9) million and $17.7 million in the nine months ended September 30, 2023 and 2022, respectively.

Consistent with our conclusion as of December 31, 2022, we continue to believe that it is not more likely than not that the deferred tax assets will be realized and we therefore maintained a full valuation allowance against the deferred tax assets as of September 30, 2023. However, we expect to suffer income tax expense due to U.S. tax rules related to the utilization of net operating loss carryforwards. In the nine months ended September 30, 2023, we recorded discrete tax items totaling $0.6 million related to the sale of Innovations Group.

The Internal Revenue Service (“IRS”) audited the 2008 and 2009 tax returns for a business in our Integrated Care Management segment for the proper year of inclusion of approximately $15.0 million long-term capital gain on the license of certain intellectual property rights. The business originally reported the gain on its 2010 S Corporation tax return, matching the year of inclusion for financial accounting purposes. The corporate level tax was paid to California and the business passed the gain through to its shareholders. The IRS has asserted that the business owes C Corporation tax of approximately $5.0 million for 2008, or in the alternative, the business owes C Corporation tax of approximately $5.0 million for 2009 as a built-in gain. In addition, the business could be assessed additional California franchise tax of approximately $1.3 million; and if additional income taxes are imposed, interest will be charged at approximately 4% per year, compounded annually, resulting in potential interest of approximately $3.0 million. The IRS has not asked that penalties be imposed.

The matter is currently pending before the U.S. Tax Court, Docket 11565-15. There are related tax cases for some of the former shareholders of the business for additional income taxes due if the gain is shifted to 2009. On December 4, 2018, the IRS filed a motion for summary judgment; however, the business prevailed, and the motion was denied. In January 2020, the business filed a motion for summary judgment arguing that either the gain was properly reported in 2010 and all taxes have been paid or in the alternative it should have been taxable in 2009 with no built-in gains tax. In both cases, there would be no additional income tax due for 2008 or 2009. The IRS filed an objection to the business’ motion. On March 3, 2021, the U.S. Tax Court, without consideration of the merits of the case, issued a very brief court order dismissing the business’ motion. Had the motion been granted, the need for a trial would have been obviated. The business filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware on October 20, 2023. As a result, the automatic stay imposed by section 362(a)(8) of the Bankruptcy Code became immediately effective, and, on October 30, 2023, the U.S. Tax Court entered an order staying all proceedings in the case. In addition, when we acquired the business in November 2020, all of the former shareholders of the business agreed to indemnify us for any losses as a result of this dispute with the IRS. This business is a subsidiary of UpHealth Holdings, which we deconsolidated as of September 30, 2023 (as discussed in Note 1. Organization and Business).

12. Earnings (Loss) Per Share

Basic earnings (loss) per share applicable to common stockholders is computed by dividing earnings applicable to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share assumes the conversion of any convertible securities using the treasury stock method or the if-converted method.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2023	2022	2023	2022
Numerator:
Net income (loss) attributable to UpHealth, Inc.	$(20,605)	$(165,762)	$(47,815)	$(195,645)

Denominator:
Weighted average shares outstanding	18,428	14,842	17,459	14,588
Diluted effect of stock options	—	—	—	—
Diluted effect of RSUs	—	—	—	—

Weighted average shares outstanding assuming dilution	18,428	14,842	17,459	14,588

Net income (loss) per share attributable to UpHealth, Inc.:
Basic	$(1.12)	$(11.17)	$(2.74)	$(13.41)

Diluted	$(1.12)	$(11.17)	$(2.74)	$(13.41)

The calculation of basic and dilutive earnings per share included the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2023	2022	2023	2022
Pre-funded warrants with an exercise price of $0.0001(1)	701	—	701	—

(1)	The pre-funded warrants are included in the calculation of basic and dilutive earnings per share, as the shares are issuable for little consideration.

The calculation of basic and dilutive earnings per share excluded the following because the effect would be anti-dilutive:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2023	2022	2023	2022
2021 Public, Private and PIPE Warrants at a $115.00 per share conversion price	1,812	1,812	1,812	1,812
2023 Private Placement Series A and B Warrants at a $2.04 per share conversion price	6,000	—	6,000	—
Stock options	54	142	54	142
Restricted stock units	1,912	1,007	1,912	1,007
2025 Notes at a $17.50 per share conversion price(2)	3,857	3,857	3,857	3,857
2026 Notes at a $106.50 per share conversion price	1,080	1,080	1,080	1,080
Forward share purchase agreement	—	—	—	170

(2)	Subject to the occurrence of certain corporate events.

13. Related Party Transactions

See Note 8. Debt, for related party debt.

See Note 16. Commitments and Contingencies, for leases with related parties.

We make guaranteed payments to related parties. Guaranteed payments aggregated $5 thousand and $1.3 million in the three months ended September 30, 2023 and 2022, respectively, and $0.6 million and $3.8 million in the nine months ended September 30, 2023 and 2022, respectively. These amounts are presented in costs of revenues in our unaudited condensed consolidated statements of operations. We had unpaid guaranteed payments of $1 thousand and $0.5 million as of September 30, 2023 and December 31, 2022, respectively, which is included in accrued expenses in our unaudited condensed consolidated balance sheets.

Due to related parties consisted of $2.5 million and $0.2 million as of September 30, 2023 and December 31, 2022, respectively. Due from related parties consisted zero and $14 thousand as of September 30, 2023 and December 31, 2022.

14. Segment Reporting

Our business is organized into three operating business segments and one non-operating business segment:

•	Virtual Care Infrastructure—consisting of U.S. Telehealth and International Telehealth businesses(3);

•	Services—consisting of Behavioral and Pharmacy businesses(1)(2);

•	Integrated Care Management—consisting of SaaS business(1); and

•	Corporate—consisting of holding company.

(1)

As discussed in Note 1. Organization and Business, we deconsolidated UpHealth Holdings as of September 30, 2023; accordingly, the financial position of UpHealth Holdings as of December 31, 2022 and financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 are included in our unaudited condensed consolidated financial statements and the financial position of UpHealth Holdings as of September 30, 2023 is not included in our unaudited condensed consolidated financial statements. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1. Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

(2)

As discussed in Note 3. Significant Transactions, we completed the sale of Innovations Group, which comprised our Pharmacy business, on May 11, 2023. In addition, we substantially completed the wind down of a company within our Behavioral business in our Services segment in the three months ended June 30, 2023.

(3)

As discussed in Note 1. Organization and Business, we deconsolidated Glocal as of July 1, 2022; accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial position of Glocal as of September 30, 2023 and December 31, 2022 and the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are not included in our unaudited condensed consolidated financial statements.

We evaluate performance based on several factors, of which revenues, gross profit, and total assets are the primary financial measures:

Revenues by segment consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands	2023	2022	2023	2022
Virtual Care Infrastructure	$18,506	$14,978	$52,802	$47,423
Services	10,908	19,893	47,225	56,653
Integrated Care Management	3,267	3,795	12,622	14,230

Total revenues	$32,681	$38,666	$112,649	$118,306

Gross profit by segment consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands	2023	2022	2023	2022
Virtual Care Infrastructure	$10,789	$7,186	$29,444	$21,090
Services	5,593	6,986	23,232	19,465
Integrated Care Management	1,241	2,854	7,599	11,385

Total gross profit	$17,623	$17,026	$60,275	$51,940

Total assets by segment consisted of the following:

In thousands	September 30, 2023	December 31, 2022
Virtual Care Infrastructure	$134,877	$140,776
Services	—	124,980
Integrated Care Management	—	44,776
Corporate	100,267	29,272

Total assets	$235,144	$339,804

All long-lived assets were located in the U.S. as of September 30, 2023 and December 31, 2022.

15. Leases

As discussed in Note 1. Organization and Business, we deconsolidated UpHealth Holdings as of September 30, 2023; accordingly, the financial position of UpHealth Holdings as of December 31, 2022 and financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 are included in our unaudited condensed consolidated financial statements and the financial position of UpHealth Holdings as of September 30, 2023 is not included in our unaudited condensed consolidated financial statements. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1. Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

As also discussed in Note 1. Organization and Business, we deconsolidated Glocal as of July 1, 2022; accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial position of Glocal as of September 30, 2023 and December 31, 2022 and the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are not included in our unaudited condensed consolidated financial statements.

The components of lease expense consisted of the following during the three and nine months ended September 30, 2023:

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
In thousands	Third Party	Related Party	Total	Third Party	Related Party	Total
Finance lease costs:
Amortization of right-of-use assets	$814	$—	$814	$2,546	$—	$2,546
Interest on lease liabilities	75	—	75	244	—	244
Operating lease costs	487	98	585	1,796	294	2,090
Short-term lease costs	40	—	40	106	67	173
Variable lease costs	144	—	144	597	—	597
Sublease income	(111)	—	(111)	(353)	—	(353)

Total lease costs	$1,449	$98	$1,547	$4,936	$361	$5,297

Lease-related assets and liabilities recorded on the unaudited condensed consolidated balance sheet are as follows:

	September 30, 2023	December 31, 2022
In thousands	Third Party	Third Party	Related Party	Total
Assets
Finance lease right-of-use assets (included in property and equipment, net)	$4,696	$5,916	$—	$5,916
Operating lease right-of-use assets	1,653	5,819	1,394	7,213

Total leased assets	$6,349	$11,735	$1,394	$13,129

Liabilities
Lease liabilities, current:
Finance lease liabilities	$3,044	$3,023	$—	$3,023
Operating lease liabilities	620	2,130	322	2,452

Lease liabilities, current	$3,664	$5,153	$322	$5,475

Lease liabilities, noncurrent:
Finance lease liabilities	$1,821	$2,976	$—	$2,976
Operating lease liabilities	1,476	4,672	1,093	5,765

Lease liabilities, noncurrent	3,297	7,648	1,093	8,741

Total leased liabilities	$6,961	$12,801	$1,415	$14,216

Accumulated amortization related to the finance lease assets was $9.2 million and $3.9 million as of September 30, 2023 and December 31, 2022, respectively.

Other information consisted of the following:

	September 30, 2023			December 31, 2022
In thousands	Third Party	Related Party	Total	Third Party	Related Party	Total
Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating leases	$552	$95	$647	$3,632	$371	$4,003
Operating cash flows from finance leases	$73	$—	$73	$310	$—	$310
Financing cash flows from finance leases	$2,510	$—	$2,510	$3,106	$—	$3,106
Right-of-use assets obtained in exchange for new lease liabilities:
Finance leases	$706	$—	$706	$4,110	$—	$4,110
Operating leases	$—	$—	$—	$10,843	$1,706	$12,549

The following table summarizes our lease term and discount rate assumptions as of September 30, 2023:

September 30, 2023
Third Party
Weighted-average remaining lease term (years):
Finance leases	1.78
Operating leases	3.19
Weighted-average discount rate:
Finance leases	7.2%
Operating leases	6.9%

Undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating and finance leases with terms of more than one year, as of September 30, 2023, have been reconciled to the total operating and finance lease liabilities recognized on the unaudited condensed consolidated balance sheets as of September 30, 2023 as follows:

	September 30, 2023
	Finance Leases	Operating Leases
In thousands	Third Party	Third Party
Remaining 2023	$878	$187
2024	2,896	732
2025	1,202	705
2026	206	594
2027	—	100
Thereafter	—	—

Total lease payments	5,182	2,318
Less: Interest	317	222

Present value of lease liabilities	$4,865	$2,096

In the nine months ended September 30, 2023, we recorded an impairment charge of $0.4 million in our Integrated Care Management segment in connection with the write-down of an office lease which is included in impairment of goodwill, intangible assets, and other long-lived assets in our unaudited condensed consolidated statements of operations.

Prior to the adoption of ASU 2016-02, Leases, the following was disclosed in our Quarterly Report on Form 10-Q in the three and nine months ended September 30, 2022:

Total rent expense under related party and third-party agreements consisted of the following:

In thousands	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Related party	$202	$602
Third-party	1,125	3,101
Sublease income	(146)	(392)

Total rent expense, net of sublease income	$1,181	$3,311

In the nine months ended September 30, 2022, we recorded additional lease abandonment expense totaling $0.1 million related to a termination fee we paid to exit an office which is included in impairment of goodwill, intangible assets, and other long-lived assets in our unaudited condensed consolidated statements of operations.

16. Commitments and Contingencies

Commitments

Operating leases

See Note 15. Leases, for commitments related to our operating leases.

Contingencies

From time to time, we may be subjected to claims or lawsuits which arise in the ordinary course of business, including the previously disclosed tax matter (see Note 11. Income Taxes, for further information) and matters described below. Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable in accordance with ASC 450, Contingencies. Except as set forth below, in the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on our condensed consolidated results of operations, financial position or cash flows.

Advisory Services Agreement Dispute

As discussed in Note 1. Organization and Business, since 2021, UpHealth Holdings has been a party to the Needham Action in the state court in New York entitled Needham & Company LLC v. UpHealth Holdings, Inc. and UpHealth Services, Inc., which arose out of UpHealth Services, Inc.’s engagement of Needham to provide placement and other financial advisory services. On September 14, 2023, the trial in New York issued a Decision and Order granting summary judgment in favor of Needham and denying UpHealth Holdings’ and UpHealth Services, Inc.’s motion for summary judgment. That court in New York entered that Decision on its docket on September 15, 2023. The Decision and Order concluded that Needham is entitled to fees in the amount of $31.3 million, plus interest. On September 18, 2023, the court in New York signed a judgment against UpHealth Holdings and UpHealth Services, Inc. in the amount of $31.3 million, plus prejudgment interest of $6.5 million, for a total judgment of $37.8 million, plus post-judgment interest of 9% per year. Notwithstanding the filing of the voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court, and the automatic stay pursuant to section 362(a) of the U.S. Bankruptcy Code, the Clerk of Court entered that judgment on the docket on September 27, 2023. On November 13, 2023, UpHealth Holdings entered into a stipulation with Needham in the Bankruptcy Court providing that, to the extent it applies, the automatic stay pursuant to section 362(a) of the Bankruptcy Code shall be deemed modified for the sole and limited purpose of authorizing UpHealth Holdings and UpHealth Services, Inc. to appeal the New York court’s judgment (and for Needham to be able to participate in the appeal). We are awaiting the Bankruptcy Court’s entry of an order approving the stipulation. When it does so, we will appeal the judgment in the Needham Action.

Included in accrued expenses in our unaudited condensed consolidated balance sheet of December 31, 2022 was a liability totaling $8.0 million related to this matter. As a result of the summary judgment, in the three and nine months ended September 30, 2023, we recorded additional expense of $29.8 million, which was included in acquisition, integration, and transformation costs in our unaudited condensed consolidated statements of operations, which increased our total liability to $37.8 million as of September 30, 2023. As discussed in Note 1. Organization and Business, we deconsolidated UpHealth Holdings as of September 30, 2023; accordingly, the financial position of UpHealth Holdings as of September 30, 2023 is not included in our unaudited condensed consolidated financial statements.

Indemnification

Certain of our agreements require us to indemnify our customers from any claim or finding of intellectual property infringements, as well as from any losses incurred relating to breach of representations, failure to perform, or specific events as outlined within the particular contract. We have not received any claims or estimated the maximum potential amount of indemnification liability under these agreements and have recorded no liabilities for these agreements.

17. Subsequent Events

Management has determined that no material events or transactions have occurred subsequent to the balance sheet date, other than those events noted below, that require disclosure in our unaudited condensed consolidated financial statements.

As discussed in Note 1. Organization and Business, on November 16, 2023, we agreed to sell 100% of the outstanding equity interests of Cloudbreak, our wholly owned subsidiary, to Forest Buyer, LLC, a Delaware limited liability company and an affiliate of GTCR, pursuant to the Purchase Agreement. We will utilize the proceeds from the Sale for payment in full or in part of the 2026 Notes and 2025 Notes, as well as other expenses related to the Transactions. The Closing is expected in the first half of 2024, subject to obtaining customary regulatory and stockholder approval.

In connection and concurrently with the entry into the Purchase Agreement, we, Cloudbreak and Forest Buyer entered into Transaction Support Agreement, with the Consenting Senior Secured Noteholders, which are the holders of at least 69% of the 2025 Notes, and the Consenting Unsecured Noteholders, which are the holders of at least 88% of the 2026 Notes, pursuant to which the parties have agreed, among other things, to support the Purchase Agreement and the Transactions and to enter into and effect the Escrow Agreements, the Supplemental Indentures in connection with the Fundamental Change Repurchase Offer to be made by us and each other Definitive Document (as defined in the Transaction Support Agreement), in each case, subject to the terms and conditions set forth in the Transaction Support Agreement.

Motion Seeking Approval of Thrasys Transition Agreements and Related Matters

Thrasys, a Debtor in the Chapter 11 cases, operates an integrated care management business, which provides customers with highly customized digital products through its SyntraNetTM technology platform and applications. Because each of Thrasys’s customers have different source code configurations, the business does not have an easily scalable code base and the process of winning and onboarding new customers takes approximately 12 to 18 months. For years, Thrasys operated at almost break-even cash flow, with the majority of revenues coming from license fees paid up-front annually. Towards the end of 2022, Thrasys began to experience diminishing liquidity, and it became clear that its liquidity issues would not be easily resolved. The customized nature of the Thrasys’s business led to discussions with its customers regarding potential solutions. Following substantial negotiations with the customers of Thrasys and in consultation with its advisors, Thrasys has entered into three transition agreements with its customers, (i) Local Initiative Health Authority for Los Angeles County, a local public entity operating and doing business as L.A. Care Health Plan, (ii) EmpiRx Health LLC, a Delaware corporation and (iii) the County of Alameda, California, USA (each, a “Transition Agreement”), which provide for, among other things, the grant to each customer of a perpetual, non-exclusive license of the applicable source code and related SyntraNetTM platform and the provision by Thrasys of certain transition services during the transition term provided under the applicable Transition Agreement. Pursuant to the applicable Transition Agreement, each of Thrasys’s customers will obtain its own source code and highly trained employees, and there is no obligation on Thrasys (or any other of the Debtors) to maintain or repair or update the code following the transition period under the Transition Agreements.

As a result of the transactions contemplated by the Transition Agreements, Thrasys will receive $3.8 million in cash from its customers. Pursuant to the Transition Agreements, Thrasys’s employees, with a few exceptions, will receive employment offers from Thrasys’s customers, provided that certain payments to be received by such employees are contingent upon their execution and delivery of a general release of claims in favor of the Debtors. As a condition to the willingness of such customers to enter into the Transition Agreements, the Transition Agreements also contemplate the assumption and assignment of associated contracts to the customers, which, in addition to the hiring of Thrasys’s existing employees, will result in substantial reduction of administrative expenses in respect of Thrasys. Except as otherwise provided in the Transition Agreements, Thrasys will continue to own all intellectual property, subject to such non-exclusive licenses. Upon the consummation of the transactions contemplated by the Transition Agreements, if approved by the Bankruptcy Court, Thrasys will no longer operate and will therefore have no use for the executory contracts previously utilized, the assumption and assignment of which is contemplated by the Transition Agreements.

The Transition Agreements shall only become effective on the date that the Bankruptcy Court enters an order approving the Transition Agreements. Upon termination of the Transition Agreements, (a) all fees and other amounts owed to Thrasys prior to such termination shall be immediately due and payable by the applicable customer and (b) in the case of a termination by Thrasys due to a material breach by the applicable customer of certain restrictions in respect of the SyntraNetTM source code, including with respect to the sale, transfer or assignment thereof and certain uses of open source software, or in the case of a material breach by such customer of its confidentiality obligations with respect to SyntraNetTM source code, such customer’s rights with respect to SyntraNetTM (including its license, use and ownership thereof, and modifications and enhancements thereto), shall terminate and such customer shall be obligated to return or destroy such source code, at Thrasys’s option, within 10 days of the effective date of termination. The Transition Agreements also provide for a mutual release of claims by the parties.

On November 16, 2023, the Debtors filed motion with the Bankruptcy Court seeking entry of an order (i) authorizing and approving the Debtors, including Thrasys, to enter into and perform under certain Transition Agreements (as defined below) with the customers of Thrasys, (ii) authorizing and approving the assumption and assignment of certain executory contracts related to the transactions contemplated thereby and (iii) granting related relief. The motion was presented to the Bankruptcy Court at a “second day hearing” held on November 17, 2023. We expect the Bankruptcy Court will enter its decision on the motion at a hearing currently scheduled on December 1, 2023.

In addition, on November 17, 2023, a motion to pay retention bonuses to Thrasys employees involved in the transition of the Integrated Care Management segment through year end was approved by the Bankruptcy Court.

Subsequent to September 30, 2023, 545,889 RSUs were canceled under the 2021 EIP and 160,000 RSUs were canceled under the 2023 IEIP due to the elimination of 20 positions at UpHealth, Inc. and 295,625 RSUs were accelerated in connection with the departure of our former Chief Executive Officer.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless otherwise indicated or the context otherwise requires, references in this report (this “Quarterly Report”) to “we,” “our,” “us,” “UpHealth” or the “Company” and other similar terms refer to UpHealth, Inc. and its consolidated subsidiaries. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in this Quarterly Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Special Note Regarding Forward-Looking Statements

This Quarterly Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Quarterly Report including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek,” “may,” “might,” “plan,” “possible,” “potential,” “should, “would” and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the “Risk Factors” section in Part II, Item 1A. of this Quarterly Report, the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023 (our “Annual Report”) and in any more recent filings with the SEC. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

UpHealth, Inc. Business Overview

In 2022, after undergoing a process launched in the second half of 2021 designed to help us determine how to tie the various components of the businesses brought together between November 2020 and June 2021, we turned to transforming our business strategy to create a company that can profitably fulfill our mission as an integrated whole. By considering our previous financial performance, we determined that it was necessary for us to pivot and to focus on fewer investments for growth. As a result, we sought to establish a company that will deliver high-quality, predictable revenue streams, conserve cash and readjust our operating expenses, and improve operational excellence. This led us to make the following decisions with regard to our reporting segments:

•

As a result of the previously disclosed ongoing control issues and legal proceedings with Glocal, we deconsolidated Glocal in July 2022. These issues and disputes are described in our Current Reports on Form 8-K filed with the SEC on October 3, 2022 and November 14, 2022, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 filed with the SEC on December 29, 2022, as well as in Part II, Item 1, Legal Proceedings, of this Quarterly Report. Accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in the discussion of our financial results for the Virtual Care Infrastructure segment, but the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are excluded in the discussion. As of September 30, 2023, the operations of Glocal remain deconsolidated from the rest of UpHealth as we continue to pursue all legal recourse against the founders of that business.

•

At the start of 2023, we made the decision to integrate BHS into our legacy TTC operations and wind-down our provider practice in Missouri, which was substantially completed in the three months ended June 30, 2023. The financial results of BHS in the three and nine months ended September 30, 2023 and 2022 are included in the discussion of our financial results for the Services segment.

•

On February 26, 2023, UpHealth Holdings agreed to sell 100% of the outstanding capital stock of Innovations Group to Belmar MidCo, Inc., a Delaware corporation (“Belmar”) and a wholly owned subsidiary of Belmar Holdings, Inc., a Delaware corporation, a portfolio company of Webster Capital IV, L.P., a Delaware limited partnership, pursuant to a stock purchase agreement, dated February 26, 2023, by and among UpHealth, UpHealth Holdings, Innovations Group, and Belmar. The sale closed on May 11, 2023 for gross proceeds of $56.0 million, subject to working capital, closing debt, and other adjustments. Accordingly, the financial results of Innovations Group for the period from January 1, 2023 through May 10, 2023, and the three and nine months ended September 30, 2022 are included in the discussion of our financial results for the Services segment.

During and subsequent to the three months ended September 30, 2023, the following events occurred, which further impacted our business and reporting segments:

•

Since 2021, UpHealth Holdings has been a party to a legal action in the state court in New York entitled Needham & Company LLC (“Needham”) v. UpHealth Holdings, Inc. and UpHealth Services, Inc. (the “Needham Action”), which arose out of UpHealth Services, Inc.’s engagement of Needham to provide placement and other financial advisory services. On September 14, 2023, the trial court in New York issued a Decision and Order granting summary judgment in favor of Needham and denying UpHealth Holdings’ and UpHealth Services, Inc.’s motion for summary judgment. The court in New York entered that Decision and Order on its docket on September 15, 2023. The Decision and Order concluded that Needham is entitled to fees in the amount of $31.3 million, plus interest. On September 18, 2023, the court in New York signed a judgment against UpHealth Holdings and UpHealth Services, Inc. in the sum of $31.3 million, plus prejudgment interest of $6.5 million, for a total judgment of $37.8 million, plus post-judgment interest of 9% per year. Notwithstanding the filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) as discussed below, and the automatic stay pursuant to section 362(a) of the U.S. Bankruptcy Code, the Clerk of Court of the court in New York entered that judgment on the court’s docket on September 27, 2023. On November 13, 2023, UpHealth Holdings entered into a stipulation with Needham in the Bankruptcy Court Delaware providing that, to the extent it applies, the automatic stay pursuant to section 362(a) of the Bankruptcy Code shall be deemed modified for the sole and limited purpose of authorizing UpHealth Holdings and UpHealth Services, Inc. to appeal the trial court judgment (and for Needham to be able to participate in the appeal). We are awaiting the Bankruptcy Court’s entry of an order approving the stipulation. When it does so, we will appeal the judgment in the Needham Action. As a result of the summary judgment, in the three and nine months ended September 30, 2023, we recorded additional expense of $29.8 million, which was included in acquisition, integration, and transformation costs in our unaudited condensed consolidated statements of operations.

•

As a result of the bankruptcy proceedings described above and the designation of UpHealth Holdings, Thrasys, BHS and the subsidiaries of Thrasys and BHS, as “debtors-in-possession,” we determined that a reconsideration event occurred on September 19, 2023, which required us to reassess whether UpHealth Holdings was a Variable Interest Entity (“VIE”) and whether we continued to have a controlling financial interest in UpHealth Holdings. Based on this assessment, we concluded that UpHealth Holdings was a VIE, and furthermore, that we no longer had the ability to direct any activities of UpHealth Holdings and no longer have a controlling financial interest. As a result, effective September 30, 2023, we deconsolidated UpHealth Holdings and recorded a $59.1 million gain on deconsolidation of equity investment in our unaudited condensed consolidated statements of operations, measured as the difference between the fair value of UpHealth Holdings of $75.6 million and the carrying amount of UpHealth Holdings’ assets and liabilities as of September 30, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material. The fair value of UpHealth Holdings, which is included in equity investment in our unaudited condensed consolidated balance sheets, was determined based upon generally accepted valuation approaches, including the income and market approaches. Accordingly, the financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 and 2022 are included in the discussion of our financial results in the Services and Integrated Care Management segments.

•

Following the Decision and Order in the Needham Action, on September 19, 2023, UpHealth Holdings filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court. In addition, on October 20, 2023, two of UpHealth Holdings’ wholly-owned subsidiaries, Thrasys, Inc. (“Thrasys”) and Behavioral Health Services, LLC (“BHS”), and each of the subsidiaries of Thrasys and BHS (such subsidiaries, collectively with UpHealth Holdings, Thrasys and BHS, being referred to individually herein and collectively as the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court. The Chapter 11 cases of the Debtors are being jointly administered under the caption In re UpHealth Holdings, Inc., Case No. 23-11476 (U.S. Bankr. D. Del.), for procedural purposes only. Following the commencement of their Chapter 11 cases, the Debtors have filed a number of ordinary “first-” and “second-day” motions to continue ordinary course operations and allow for a smooth transition into Chapter 11. On October 24, November 1 and November 17, 2023, the U.S. Bankruptcy Court approved all of the “first-” and “second-day” motions, including but not limited to confirming the worldwide automatic injunction of all litigation and creditor action against the Debtors, allowing the use of cash and the continued use of the Debtors’ cash management system, allowing payment to employees and independent contractors and setting a deadline for creditors to file proofs of claim. Accordingly, the Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the U.S. Bankruptcy Code and orders of the Bankruptcy Court.

•	The filing of the Chapter 11 case by UpHealth Holdings constitutes an event of default that accelerated our obligations under the following debt instruments:

•

Indenture, dated June 9, 2021, by and between UpHealth and Wilmington Trust, National Association, a national banking association (the “Indenture Trustee”), in its capacity as trustee thereunder (the “Unsecured Notes Indenture”), governing UpHealth’s 6.25% Convertible Senior Notes due 2026 (the “2026 Notes” and all beneficial holders thereof, the “2026 Noteholders”) which, subject to the event of default triggered by the Chapter 11 case, mature on June 15, 2026.

•

Indenture, dated as of August 18, 2022, by and between UpHealth and the Indenture Trustee, in its capacity as trustee and as collateral agent thereunder (the “Senior Secured Notes Indenture” and together with the Unsecured Notes Indenture, the “Indentures”), governing UpHealth’s Variable Rate Convertible Senior Secured Notes due 2025 (the “2025 Notes” and all beneficial holders thereof, the “2025 Noteholders”) which, subject to the event of default triggered by the Chapter 11 case, mature on December 15, 2025.

The Indentures provide that upon the filing of the Chapter 11 case, the principal and interest due thereunder shall be immediately due and payable. As a result of such acceleration of tour debt obligations in respect of the 2025 Notes and 2026 Notes, we believe there is substantial doubt about our ability to continue as a going concern, as described in this Quarterly Report.

•

On November 16, 2023, we agreed to sell 100% of the outstanding equity interests of Cloudbreak, our wholly owned subsidiary, to Forest Buyer, LLC, a Delaware limited liability company (“Forest Buyer”) and an affiliate of GTCR LLC, a leading private equity firm (“GTCR”), pursuant to a membership interests purchase agreement, dated November 16, 2023, by and among the Company, Cloudbreak and Forest Buyer (the “Purchase Agreement”). We will utilize the proceeds from the sale for payment in full or in part of the Company’s 2026 Notes and 2025 Notes, as well as other expenses related to the transaction. The sale of Cloudbreak and the other transactions contemplated by the Purchase Agreement are expected to close in the first half of 2024, subject to obtaining customary regulatory and stockholder approval.

•

In connection and concurrently with the entry into the Purchase Agreement, the Company, Cloudbreak and Buyer entered into a transaction support agreement, dated as of November 16, 2023 (the “Transaction Support Agreement”), with certain beneficial holders of the 2025 Notes (being the holders of at least 69% of the 2025 Notes, the “Consenting Senior Secured Noteholders”) and certain beneficial holders of the 2026 Notes (being the holders of at least 88% of the 2026 Notes, the “Consenting Unsecured Noteholders”, and together with the Consenting Senior Secured Noteholders, the “Consenting Noteholders”), pursuant to which the parties have agreed, among other things, to support the Purchase Agreement and the Transactions and to enter into and effect certain Escrow Agreements, Supplemental Indentures in connection with the Fundamental Change Repurchase Offer to be made by the Company and each other Definitive Document (as defined in the Transaction Support Agreement), in each case, subject to the terms and conditions set forth in the Transaction Support Agreement. The Supplemental Indenture to the Senior Secured Notes Indenture will, among other things, (a) provide for the waiver, with respect to the Company and Cloudbreak, of the specified events of default under the Senior Secured Notes Indenture resulting from the commencement of the Chapter 11 cases and (b) rescind, with respect to us and Cloudbreak, the acceleration of the

2025 Notes resulting from the occurrence of the foregoing events of default. The Supplemental Indenture to the Unsecured Notes Indenture will, among other things, provide for the waiver, with respect to the Company and Cloudbreak, of the specified events of default under the Unsecured Notes Indenture resulting from the acceleration of the 2025 Notes resulting from the occurrence of the event of default of the Senior Secured Notes Indenture and the commencement of the Chapter 11 cases.

•

Thrasys has also filed motions to effectuate a transition of the Integrated Care Management segment to its customers. In addition, a motion to pay retention bonuses to Thrasys employees involved in the transition of the Integrated Care Management segment through year end was approved by the U.S. Bankruptcy Court on November 17, 2023.

For the three and nine months ended September 30, 2023, we operated in three business segments: (a) Virtual Care Infrastructure, which consists of our U.S. Telehealth business; (b) Services, which consists of our Behavioral business, and (c) Integrated Care Management, which uses the SyntraNetTM technology platform. Due to the deconsolidation of UpHealth Holdings as of September 30, 2023, our future operations will consist of only one segment, Virtual Care Infrastructure, until such time as the Sale of Cloudbreak is completed and/or we are able to reconsolidate UpHealth Holdings.

Virtual Care Infrastructure Segment

Overview

The Virtual Care Infrastructure segment consists of the U.S. Telehealth business, a technology and technology-enabled services business that connects healthcare systems with platforms, analytics, and services that make clinical and administrative processes simpler and more efficient. Hospital systems, physicians, and patients depend on us to help them improve performance, reduce costs and advance care quality through technology-enabled services built directly into clinical workflows.

The U.S. Telehealth business is a provider of unified telehealth solutions and digital health tools aimed at increasing access to healthcare and resolving health disparities across the care continuum. Through our MarttiTM platform, which serves as the digital front door to in-hospital care, the U.S. Telehealth business provides digital health infrastructure enabling its partners to implement unique, private-label telehealth strategies customized to their specific needs and markets, with language access built-in. The MarttiTM platform has one of the largest installed user bases in the nation, performing more than 300,000 encounters per month on over 40,000 video endpoints at over 2,800 healthcare venues in over 250 languages across the United States.

In 2022, the U.S. Telehealth business expanded its operations by leveraging its existing platform to include other telemedicine use cases such as telestroke, teleneurology, and telepsychiatry. We also launched a home health virtual visit platform enabling healthcare system partners to see their patients remotely on any device, at any time, anywhere the patient may be, and in any language they may speak.

The U.S. Telehealth’s products and services are sold primarily through a direct sales force. The U.S. Telehealth’s products are also supported and distributed through an array of alliances and business partnerships with other technology vendors, who integrate and interface our products with their applications. The U.S. Telehealth’s business offers an expanding suite of telehealth use cases, which are delivered under multi-year contracts that include fixed minimums with upside attributable to usage-based fees. Our client base includes hospitals and health systems, federally qualified healthcare clinics (“FQHCs”), urgent care centers, stand-alone clinics, and medical practices.

As discussed in Note 1. Organization and Business, in the Notes to Condensed Consolidated Financial Statements of this Quarterly Report, we deconsolidated Glocal, which comprised the International Telehealth business, on July 1, 2022. Accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial results of Glocal in the three months ended September 30, 2022 and three and nine months ended September 30, 2023 are not included in our unaudited condensed consolidated financial statements.

On November 16, 2023, we agreed to sell 100% of the outstanding equity interests of Cloudbreak, our wholly owned subsidiary, to Forest Buyer, pursuant to the Purchase Agreement, dated November 16, 2023, by and among the Company, Cloudbreak and Forest Buyer. We will utilize the proceeds from the sale for payment in full or in part of the Company’s 2026 Notes and 2025 Notes, as well as other expenses related to the transaction. The sale of Cloudbreak and the other transactions contemplated by the Purchase Agreement are expected to close in the first half of 2024, subject to obtaining customary regulatory and stockholder approval.

Components of Results of Operations

Revenues

Services. Services revenues from the U.S. Telehealth business are generated primarily from the sale of subscription-based fixed monthly minute and variable rate per unit of service medical language interpretation services. Ancillary revenues are also generated from the rental of Martti™ devices and from the provision of information technology services that include connectivity and ongoing support of the Martti™ software platform. Generally, medical language interpretation and information technology services are invoiced monthly. Fixed monthly minute medical language interpretation subscription and information technology services fees are invoiced in advance in the period preceding the service. Variable rate per unit medical language interpretation and information technology services fees (including overage fees related to minutes used by the customer in excess of the fixed monthly minute subscription) are invoiced monthly in arrears. Martti™ device leases are invoiced monthly in advance in the period preceding the usage. Invoiced amounts are typically due within 30 days of the invoice date.

In the nine months ended September 30, 2022, services revenues also included revenues from the International Telehealth business, which were generated primarily from operating hospitals and clinics, including pharmacy and medicine sales, and transaction fees per telemedicine consultation.

Products. Products revenues consist of the sale of Martti™ devices to its customers. Sale of Martti™ devices are generally invoiced at contract execution (50%) and upon the delivery of the devices to the customer (50%). Invoiced amounts are typically due within 30 days of the invoice date.

In the nine months ended September 30, 2022, products revenues also included revenues from the International Telehealth business, which were generated primarily from the sale of HelloLyf CX digital dispensaries and the construction of HelloLyf HX digital hospitals.

Costs of Revenues

Costs of revenues primarily consist of costs related to supporting and hosting the product offerings and delivering services, and include the cost of maintaining data centers, customer support team, and professional services staff, in addition to third-party service provider costs such as data center and networking expenses, amortization of capitalized software development costs, the cost of purchased equipment inventory sold to customers, and an allocation of facilities, information technology, and depreciation costs.

In the nine months ended September 30, 2022, costs of revenues also included costs of revenues from the International Telehealth business, which primarily consisted of costs of building and operating hospitals, including costs for the purchase of medicines, professional/doctor fees, the cost to build HelloLyf CX digital dispensaries and HelloLyf HX digital hospitals, and an allocation of information technology and depreciation costs.

Operating Expenses

Sales and Marketing (S&M) Expenses. S&M expenses consist of compensation and benefits, costs related to advertising, marketing programs, and events, and an allocation of facilities, information technology, and depreciation costs.

General and Administrative (G&A) Expenses. G&A expenses consist of compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams, net of allocations to costs of revenues and S&M.

Depreciation and Amortization Expenses. Depreciation expense relates to the depreciation of computer equipment, purchased software, furniture and fixtures, and office equipment, net of amounts allocated to costs of revenues. Amortization expense relates to the amortization of intangible assets from the acquisitions of the Virtual Care Infrastructure businesses.

Services Segment

Overview

The Services segment consists of the Behavioral business, which provides behavioral health services in the United States and is critically important to managing whole person care and its associated costs. The Services segment also included the Pharmacy business until we sold Innovations Group, a compounding pharmacy business, on May 11, 2023.

Our Behavioral business is powered by our UpHealth BehavioralTM platform, which provides evidence-based and tech-enabled behavioral health and substance abuse services via onsite care delivery and telehealth. Our UpHealth BehavioralTM platform is working to deliver an increasing volume of services, including telehealth services, to existing customers, as well as clients belonging to the Integrated Care Management and Virtual Care Infrastructure platforms.

UpHealth BehavioralTM provides comprehensive patient-centered care, addressing the physical, mental, and social well-being of our clients. We engage people in the most appropriate care settings, including clinical sites, out-patient and virtual. UpHealth BehavioralTM delivers behavioral health services; helps patients and providers navigate and address complex, chronic behavioral health needs; offers post-acute care planning services; and serves consumers and care providers through advanced, on-demand digital health technologies, such as telehealth. UpHealth BehavioralTM works directly with consumers, care delivery systems, providers, payors, and public-sector entities to provide high quality, accessible and equitable care with improved health outcomes and reduced total cost of care.

UpHealth BehavioralTM sells its products primarily through its direct sales force, and strategic collaborations in two key areas: payors including health plans, third-party administrators; and public entities including the U.S. Departments of Veterans Affairs and other federal, state, and local health care agencies.

The Pharmacy business consisted of Innovations Group and was powered by MedQuest Pharmacy, a full-service retail and compounding pharmacy licensed in all 50 U.S. states and the District of Columbia that dispensed prescribed medications shipped directly to patients. It was capable of serving as a retail or national fulfillment center. Other services and products were also available, such as lab and testing services, nutritional supplements, and education and training for medical practitioners. On February 26, 2023, UpHealth Holdings agreed to sell 100% of the outstanding capital stock of Innovations Group. The sale closed on May 11, 2023. Accordingly, the financial results of Innovations Group for the period from January 1, 2023 through May 10, 2023, and the three and nine months ended September 30, 2022 are included in the discussion of our financial results for the Services segment.

As discussed in Note 1. Organization and Business, in the Notes to Condensed Consolidated Financial Statements of this Quarterly Report, we deconsolidated UpHealth Holdings as of September 30, 2023. Accordingly, the financial results of the Behavioral business in the three and nine months ended September 30, 2023 and 2022 are included in our unaudited condensed consolidated financial statements. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1. Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

Components of Results of Operations

Revenues

Services. Services revenues from the Behavioral business are generated primarily through services provided to clients in both inpatient and outpatient treatment settings. Third-party payors are billed weekly for the services provided in the prior week. Client-related revenues, such as inpatient and outpatient programs, are generally recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from clients, third-party payors, and others for services provided. The majority of payments are received from commercial payors at out-of-network rates. Client service revenues are recorded at established billing rates, less adjustments to estimate net realizable value. Provisions for estimated third party payor reimbursements are provided in the period related services are rendered and adjusted in future periods when actual reimbursements are received. A significant or sustained decrease in reimbursement rates could have a material adverse effect on operating results.

Diagnostic laboratory testing service revenues are recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from clients, third-party payors, and others for services provided. Diagnostic laboratory service revenues are recorded at established billing rates, less adjustments to estimate net realizable value. Provisions for estimated third party payor reimbursements are provided in the period related services are rendered and adjusted in future periods when actual reimbursements are received.

Services revenues are also generated by providing psychiatric and mental health services and billing services. Although the underlying tasks will vary by service and by patient, medical professionals perform inquiries, obtain vital statistics, perform certain lab tests, administer therapy, and provide any additional goods and services as necessary depending on the information obtained. In addition, services revenues are generated from CME educational courses.

Products. For the period from January 1, 2023 through May 10, 2023, and the three and nine months ended September 30, 2022, products revenues through our Pharmacy business were generated primarily from the sale of prescription medications directly to patients, as well as through the sale of supplemental products to providers. The majority of the customer revenues were billed and collected before the medications and products are shipped from the facility. The Pharmacy business generated approximately 60% of its revenue from sales of compounded medications and approximately 40% of its revenue from sales of manufactured medications and supplements. Products revenues are also generated by providing retail pharmacy services in the Behavioral business.

Costs of Revenues

Services. Costs of revenues consist primarily of provider compensation expenses, the cost of pharmaceutical medications sold to patients, the cost of operating the facilities, professional/medical fees, and an allocation of facilities, information technology, and depreciation costs. Provider compensation expenses include consulting payments to healthcare providers, including medical doctors in psychiatry, psychologists, nurse practitioners, and clinical social workers, based on an incentive-based compensation plan with provider agreements that compensate the providers based upon a percentage of revenue generated and ultimately collected for services provided. Pharmaceutical medications are primarily purchased through a large industry distributor with many suppliers, but also purchases some directly from other suppliers.

Products. For the period from January 1, 2023 through May 10, 2023, and the three and nine months ended September 30, 2022, costs of revenues at the Pharmacy business primarily consisted of costs of raw ingredients and materials to compound various drugs and supplements, the cost of manufactured product purchased directly from the distributors for resale, the cost of fulfillment and shipping services and an allocation of facilities, information technology, and depreciation costs. The Pharmacy business purchased these items through a large industry distributor with many suppliers and also sources products and supplies directly with manufacturers. The Pharmacy business was also able to leverage the size of its operations to purchase larger quantities of certain ingredients and materials at lower prices.

Operating Expenses

Sales and Marketing Expenses. S&M expenses consist of cost related to compensation and benefits, advertising and marketing programs, events, fees paid to third party marketing firms, and an allocation of facilities, information technology, and depreciation cost.

General and Administrative Expenses. G&A expenses include compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams, net of allocations to costs of revenues and S&M expenses.

Depreciation and Amortization Expenses. Depreciation expense relates to the depreciation of computer equipment, purchased software, furniture and fixtures, office equipment, and leasehold improvements, net of amounts allocated to costs of revenues. Amortization expense relates to the amortization of intangible assets from the acquisitions of the Services businesses.

Integrated Care Management Segment

Overview

Integrated Care Management is a healthcare technology business that serves organizations that pay for healthcare, including health plans and state, federal and municipal agencies that ensure the people they sponsor receive high-quality care, administered and delivered efficiently and effectively, all while driving health equity so that every individual, family, and community has access to the care they need.

The Integrated Care Management business is powered by the SyntraNetTM technology platform and applications. SyntraNetTM is a configurable integrated health management platform that enables clinical and community-based care teams to share information, coordinate care, manage utilization, and improve health outcomes and costs for individuals and populations – especially individuals with complex medical, behavioral health, and social needs.

SyntraNetTM creates virtual “care communities” – logical networks of organizations, care managers and service providers – that function as an integrated care team to deploy programs to improve health, quality, performance, efficiency, and costs.

Core features of the platform include the ability to:

•	Create virtual, cross-sector care communities;

•	Integrate and organize information from a wide range of health and social health data sources;

•	Gain insight into health, risks, and opportunities with advanced analytics;

•	Qualify and enroll groups into programs;

•	Coordinate care teams across the continuum of care; and

•	Analyze and report on various measures of success.

SyntraNetTM provides health plans and provider groups the ability to manage health with new value-based models of care. Our clients include the largest public health plan in the United States, entities that are part of the nation’s most comprehensive “whole person care” initiatives, and one of the fastest growing value-based pharmacy benefit managers.

Products are sold primarily through a direct sales force, strategic collaborations and external producers in two key areas: payors including health plans and third-party administrators and public entities including state and local health care agencies. Revenues are derived from license fees, recurring subscription fees, and professional services for implementation.

As discussed in Note 1, Organization and Business, in the Notes to Condensed Consolidated Financial Statements of this Quarterly Report, we deconsolidated UpHealth Holdings as of September 30, 2023. Accordingly, the financial results of the Integrated Care Management business in the three and nine months ended September 30, 2023 and 2022, are included in our unaudited condensed consolidated financial statements. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1, Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

Components of Results of Operations

Revenues

Integrated Care Management derives revenues broadly from the sales of (a) products—with associated license, subscription, and hosting fees and (b) services—largely to implement, configure, and extend the technology, and train and on-board users on the use of the platform and applications.

Licenses and Subscriptions Revenues. License revenues are typically associated with rights granted to customers to deploy the platform to a certain number of care communities of a certain size, usually measured as the total population of patients that can be included within a care community. License revenues are recognized based on the nature of the license provided, either fully on the date license rights are granted to the customer if there are no further performance obligations or ratably over the license term beginning on the effective date of each contract, the date the customer takes possession of the license rights.

Subscription fees are recurring fees charged for access to the platform and applications. Subscription fees are typically pegged to a measure of use, such as population size, number of providers, members enrolled in programs, or number of members managed by applications. Subscription fees can grow as customers subscribe to additional application features or launch additional programs. Revenues from subscription fees are recognized ratably over the subscription term.

Services. The majority of contracts to provide professional services are priced on a time and materials basis, whereby revenues are recognized as the services are rendered. In some cases, professional services contracts are entered into where professional services fees are defined for specific milestones, whereby revenues are recognized upon achievement of the milestones.

Costs of Revenues

Costs of revenues include: costs related to hosting SyntraNetTM in a HIPAA-compliant cloud environment; costs of third-party product licenses embedded with SyntraNetTM; costs of a core professional services team; and an allocation of facilities, information technology, and depreciation costs. Added compliance requirements for security infrastructure is likely to add some additional costs for hosting services. In addition, costs will increase for third-party licenses that will be added as the scope and footprint of the technology platform expands.

Hosting Infrastructure. Technology and solutions are designed to be agnostic to any particular cloud services provider. Currently, customer environments are hosted through contracts with two cloud service providers.

As the capabilities of cloud service providers continues to grow, and costs become increasingly competitive, we will continue to evaluate offerings in the marketplace to determine the optimum mix of security, reliability, scalability, and performance to meet customer needs. Hosting infrastructure costs are related to the number and size of environments deployed for customers and also on the service level agreements (“SLAs”) negotiated with customers. As the average size of customers continues to grow, hosting infrastructure costs are expected to grow as a percentage of revenue.

Third-Party Product Licenses. SyntraNetTM embeds certain third-party technology components to support some of its technology capabilities. There are multiple vendors for these components, and we are not dependent on any specific vendor.

Professional Services Team. A professional services team works closely with the product team and is best understood as an “A-team” created to lead showcase implementations. The goal is to keep the professional services team small in order to focus it on deploying reference customers and facilitating the on-boarding and coaching of systems integration partners.

Operating Expenses

Sales and Marketing Expenses. S&M expenses include an internal sales and marketing team and contracts with business development consultants to generate and qualify leads, and an allocation of facilities, information technology, and depreciation costs.

Research and Development (“R&D”) Expenses. The core R&D team consists of a small team of very experienced software developers. R&D expenses also includes an allocation of facilities, information technology, and depreciation costs.

General and Administrative Expenses. G&A expenses include compensation and benefits expense, and other administrative costs, related to its executive, finance, human resources, legal, facilities, and information technology teams, net of allocations to costs of revenues, S&M expenses, and R&D expenses.

Depreciation and Amortization Expenses. Depreciation expense relates to the depreciation of computer equipment, purchased software, furniture and fixtures, and office equipment, net of amounts allocated to costs of revenues. Amortization expense relates to the amortization of intangible assets from the acquisition of the Integrated Care Management business.

UpHealth, Inc. Consolidated Results of Operations

Operating Results

As discussed in Note 1. Organization and Business, in the Notes to Condensed Consolidated Financial Statements of this Quarterly Report, we deconsolidated UpHealth Holdings as of September 30, 2023; accordingly, the financial results of UpHealth Holdings in the three and nine months ended September 30, 2023 and 2022 are included in the discussion of our financial results in the Services and Integrated Care Management segments. The filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as discussed in Note 1. Organization and Business, occurred on September 19, 2023. Management concluded that it would use the September 30, 2023 date for deconsolidation, as the last 12 days in the month were determined to not be material.

As also discussed in Note 1. Organization and Business, in the Notes to Condensed Consolidated Financial Statements of this Quarterly Report, we deconsolidated Glocal as of July 1, 2022; accordingly, the financial results of Glocal in the six months ended June 30, 2022 are included in the discussion of our financial results in the Virtual Care Management segment, and the financial results of Glocal in the three months ended September 30, 2022 and the three and nine months ended September 30, 2023 are not included in the discussion our financial results in the Virtual Care Management segment.

As discussed in Note 3. Significant Transactions, in the Notes to Condensed Consolidated Financial Statements of this Quarterly Report, we completed the sale of Innovations Group, which comprised our Pharmacy operations, on May 11, 2023. Accordingly, the financial results of Innovations Group for the period from January 1, 2023 through May 10, 2023 and the three and nine months ended September 30, 2022 are included in the discussion of our financial results for the Services segment.

The following table sets forth our consolidated results of operations:

(Unaudited, in thousands)	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Revenues:
Services	$30,825	$27,600	$3,225	12%	$92,853	$81,382	$11,471	14%
Licenses and subscriptions	1,760	2,019	(259)	(13)%	6,548	10,612	(4,064)	(38)%
Products	96	9,047	(8,951)	(99)%	13,248	26,312	(13,064)	(50)%

Total revenues	32,681	38,666	(5,985)	(15)%	112,649	118,306	(5,657)	(5)%

Costs of revenues:
Services	14,493	14,913	(420)	(3)%	43,191	46,903	(3,712)	(8)%
License and subscriptions	425	463	(38)	(8)%	1,147	913	234	26%
Products	140	6,264	(6,124)	(98)%	8,036	18,550	(10,514)	(57)%

Total costs of revenues	15,058	21,640	(6,582)	(30)%	52,374	66,366	(13,992)	(21)%

Gross profit	17,623	17,026	597	4%	60,275	51,940	8,335	16%
Operating expenses:
Sales and marketing	2,745	4,648	(1,903)	(41)%	9,785	11,621	(1,836)	(16)%
Research and development	1,978	2,175	(197)	(9)%	4,111	5,944	(1,833)	(31)%
General and administrative	8,817	12,628	(3,811)	(30)%	32,591	36,975	(4,384)	(12)%
Depreciation and amortization	1,828	3,336	(1,508)	(45)%	5,175	13,272	(8,097)	(61)%
Stock-based compensation	598	2,126	(1,528)	(72)%	2,645	4,588	(1,943)	(42)%
Impairment of goodwill, intangible assets, and other long-lived assets	41,217	106,096	(64,879)	(61)%	49,958	112,345	(62,387)	(56)%
Acquisition, integration, and transformation costs	33,229	6,049	27,180	449%	40,319	15,182	25,137	166%

Total operating expenses	90,412	137,058	(46,646)	(34)%	144,584	199,927	(55,343)	(28)%

Loss from operations	(72,789)	(120,032)	47,243	(39)%	(84,309)	(147,987)	63,678	(43)%
Other income (expense):
Interest expense	(6,709)	(6,708)	(1)	—%	(20,703)	(20,306)	(397)	2%
Gain (loss) on deconsolidation of subsidiary	59,065	(37,708)	96,773	(257)%	59,065	(37,708)	96,773	(257)%
Gain (loss) on fair value of derivative liability	—	223	(223)	(100)%	(3)	6,893	(6,896)	(100)%
Loss on extinguishment of debt	—	(14,610)	14,610	(100)%	—	(14,610)	14,610	(100)%
Other income, net, including interest income	295	32	263	822%	425	220	205	93%

Total other income (expense)	52,651	(58,771)	111,422	(190)%	38,784	(65,511)	104,295	(159)%

Loss before income tax benefit (expense)	(20,138)	(178,803)	158,665	(89)%	(45,525)	(213,498)	167,973	(79)%
Income tax benefit (expense)	—	13,219	(13,219)	(100)%	(867)	17,744	(18,611)	(105)%

Net loss	(20,138)	(165,584)	145,446	(88)%	(46,392)	(195,754)	149,362	(76)%
Less: net income (loss) attributable to noncontrolling interests	467	178	289	162%	1,423	(109)	1,532	(1,406)%

Net loss attributable to UpHealth, Inc.	$(20,605)	$(165,762)	$145,157	(88)%	$(47,815)	$(195,645)	$147,830	(76)%

The following table sets forth our consolidated results of operations as a percentage of total revenue:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Services	94%	71%	82%	69%
Licenses and subscriptions	5%	5%	6%	9%
Products	—%	23%	12%	22%
Total revenues	100%	100%	100%	100%
Costs of revenues:
Services	44%	39%	38%	40%
License and subscriptions	1%	1%	1%	1%
Products	—%	16%	7%	16%
Total costs of revenues	46%	56%	46%	56%
Gross profit	54%	44%	54%	44%
Operating expenses:
Sales and marketing	8%	12%	9%	10%
Research and development	6%	6%	4%	5%
General and administrative	27%	33%	29%	31%
Depreciation and amortization	6%	9%	5%	11%
Stock-based compensation	2%	5%	2%	4%
Impairment of goodwill, intangible assets, and other long-lived assets	126%	274%	44%	95%
Acquisition, integration, and transformation costs	102%	16%	36%	13%
Total operating expenses	277%	354%	128%	169%
Loss from operations	(223)%	(310)%	(75)%	(125)%
Other income (expense):
Interest expense	(21)%	(17)%	(18)%	(17)%
Gain (loss) on deconsolidation of subsidiary	181%	(98)%	52%	(32)%
Gain (loss) on fair value of derivative liability	—%	1%	—%	6%
Loss on extinguishment of debt	—%	(38)%	—%	(12)%
Other income, net, including interest income	1%	—%	—%	—%
Total other income (expense)	161%	(152)%	34%	(55)%
Loss before income tax benefit (expense)	(62)%	(462)%	(40)%	(180)%
Income tax benefit (expense)	—%	34%	(1)%	15%
Net loss	(62)%	(428)%	(41)%	(165)%
Less: net income (loss) attributable to noncontrolling interests	1%	—%	1%	—%
Net loss attributable to UpHealth, Inc.	(63)%	(429)%	(42)%	(165)%

Due to the deconsolidation of Glocal in the third quarter of 2022, as well as the sale of Innovations Group on May 11, 2023, the numbers presented above are not directly comparable between periods.

Three months ended September 30, 2023 and 2022

Revenues

In the three months ended September 30, 2023, revenues were $32.7 million, representing a decrease of $6.0 million, or 15%, compared to $38.7 million in the three months ended September 30, 2022.

Services revenues increased $3.2 million due to an increase in the Virtual Care Infrastructure segment of $3.5 million, partially offset by a decrease of $0.3 million in the Integrated Care Management segment. The increase in the Virtual Care Infrastructure segment was primarily due to a $3.5 million increase in revenues resulting from overall business growth due to an increase in minutes from both new and existing U.S. Telehealth customers. The decrease in the Integrated Care Management segment was primarily due to an decrease in professional services revenue for existing customers. The Services segment remained flat, due to a $2.6 million increase in revenues in our Behavioral business, attributed to higher census and improved utilization, partially offset by a $1.9 million decrease in revenues resulting from the decision to wind-down a company within our Behavioral business and a $0.7 million decrease in revenues results from the sale of Innovations Group in the second quarter of 2023.

Licenses and subscriptions revenues decreased $0.3 million in the Integrated Care Management segment in the three months ended September 30, 2023. The decrease was primarily due to the loss of a customer in the third quarter of 2023.

Products revenues decreased $9.0 million, primarily due to a decrease in the Services segment of $8.9 million. The decrease in the Services segment was primarily due to a $7.8 million decrease in the sales of prescriptions in the Pharmacy business due to the strategic sale of Innovations Group in the second quarter of 2023 and a $1.1 million decrease in revenues resulting from the decision to wind-down a company within our Behavioral business.

Costs of Revenues

In the three months ended September 30, 2023, costs of revenues was $15.1 million, a decrease of $6.6 million, or 30%, compared to $21.6 million in the three months ended September 30, 2022.

Services costs of revenues decreased $0.4 million, primarily due to decreases in the Services segment of $1.4 million and the Virtual Care Infrastructure segment of $0.2 million, partially offset by increases in the Integrated Care Management segment of $1.1 million. The decrease in the Services segment was primarily due to a $1.3 million decrease in costs of revenues resulting from the decision to wind-down a company within our Behavioral business and the decrease in the Virtual Care Infrastructure segment was primarily due to a $0.2 million decrease in costs of revenues associated with a decline in the average cost of our interpreters in the U.S. Telehealth business. The increase in the Integrated Care Management segment was due to additional contractors being utilized on certain projects in the third quarter of 2023.

License and subscriptions costs of revenues decreased slightly, by $38 thousand, in the Integrated Care Management segment in the three months ended September 30, 2023.

Products costs of revenues decreased $6.1 million due to a decrease in the Services segment of $6.2 million, partially offset by an increase in the Virtual Care Infrastructure segment of $0.1 million. The decrease in the Services segment was primarily due to a $5.2 million decrease in costs of revenues from the sale of prescriptions in the Pharmacy business primarily due to the strategic sale of Innovations Group in the second quarter of 2023 and a $1.0 million decrease in costs of revenues resulting from the decision to wind-down a company within our Behavioral business.

Operating Expenses

Sales and Marketing. In the three months ended September 30, 2023, S&M expenses were $2.7 million, representing a decrease of $1.9 million, or 41%, compared to $4.6 million in the three months ended September 30, 2022, primarily due to a net decrease in compensation, benefits, and contractor expenses as a result of the strategic sale of Innovations Group in the second quarter of 2023, as well as company wide headcount reductions in the third quarter of 2023 and reversal of a $0.7 million accrual as a result of a settlement.

Research and Development. In the three months ended September 30, 2023, R&D expenses were $2.0 million, representing a decrease of $0.2 million, or 9%, compared to $2.2 million in the three months ended September 30, 2022, primarily due to a reduction in headcount.

General and Administrative. In the three months ended September 30, 2023, G&A expense were $8.8 million, representing a decrease of $3.8 million, or 30%, compared to $12.6 million in the three months ended September 30, 2022, primarily due to a decrease in compensation, benefits resulting from reduced headcount and decreased contractor expenses.

Depreciation and Amortization. In the three months ended September 30, 2023, depreciation and amortization expenses were $1.8 million, primarily consisting of $1.2 million of amortization of intangible assets and $0.6 million of depreciation related to property and equipment, net of allocations to costs of revenues. In the three months ended September 30, 2022 depreciation and amortization expenses were $3.3 million, primarily consisting of $2.7 million of amortization of intangible assets and $0.6 million of depreciation related to property and equipment, net of allocations to costs of revenues. The decrease in depreciation and amortization expenses was due to no depreciation and amortization expense being recorded at Innovations Group in the three months ended September 30, 2023 due to its sale and decreased amortization related to a decrease in intangible assets in the Integrated Care Management segment.

Stock-Based Compensation. In the three months ended September 30, 2023, stock-based compensation was $0.6 million, representing a decrease of $1.5 million or 72%, compared to with $2.1 million recognized in the three months ended September 30, 2022, primarily due to lower equity grants outstanding.

Impairment of Goodwill, Intangible Assets and Other Long-Lived Assets. An impairment charge of $41.2 million was recognized in the three months ended September 30, 2023 in our Integrated Care Management segment consisting of a $34.6 million goodwill impairment charge, a $4.2 million intangible asset impairment charge and a $2.4 million long-lived asset impairment charge. An impairment charge of $106.1 million was recognized in the three months ended September 30, 2022, consisting of a $104.4 million impairment charge in our Integrated Care Management segment and a $1.7 million impairment charge in our Services segment, both resulting from our impairment test performed in the three months ended September 30, 2022 due to identified indicators of impairment.

Acquisition, Integration and Transformation Costs. In the three months ended September 30, 2023 and 2022, acquisition, integration and transformation costs were $33.2 million, primarily due to an additional accrual of $29.8 million for the Needham Action, and $6.0 million, respectively, primarily related to legal and litigation expenses associated with the prior acquisitions, as well as costs related to our integration and transformation of the businesses.

Other Income (Expense)

In the three months ended September 30, 2023, other income was $52.7 million, primarily consisting of a $59.1 million gain on deconsolidation of subsidiary, partially offset by $6.7 million of interest expense. In the three months ended September 30, 2022, other expense was $58.8 million, primarily consisting of $37.7 million due to the loss on the deconsolidation of Glocal, $14.6 million of loss on extinguishment of debt and $6.7 million of interest expense, partially offset by a $0.2 million gain on fair value of derivative liability.

Income Tax Benefit (Expense)

In the three months ended September 30, 2023, income tax expense was zero. In the three months ended September 30, 2022, income tax benefit was $13.2 million.

Income tax benefit (expense) reflects management’s best assessment of estimated current and future taxes to be paid. The objectives for accounting for income taxes, as prescribed by the relevant accounting guidance, are to recognize the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for future tax consequences of events that have been recognized in our financial statements. Consistent with our conclusion as of December 31, 2022, we continue to believe that it is not more likely than not that the deferred tax assets will be realized and we therefore maintained a full valuation allowance against the deferred tax assets as of September 30, 2023. However, we expect to suffer minimal income tax expense due to U.S. tax rules related to the utilization of net operating loss carryforwards.

Nine months ended September 30, 2023 and 2022

Revenues

In the nine months ended September 30, 2023, revenues were $112.6 million, representing an decrease of $5.7 million, or 5%, compared to $118.3 million in the nine months ended September 30, 2022.

Services revenues increased $11.5 million due to an increase in the Virtual Care Infrastructure segment of $5.7 million, the Services segment of $3.4 million and the Integrated Care Management segment of $2.5 million. The increase in the Virtual Care Infrastructure segment was primarily due to a $12.5 million increase in revenues resulting from overall business growth due to an increase in minutes from both new and existing U.S. Telehealth customers, partially offset by no revenues being recognized for Glocal in the nine months ended September 30, 2023, as a result of its deconsolidation in the third quarter of 2022. The increase in the Services segment was primarily due to a $8.8 million increase in revenues in the Behavioral business attributed to higher census and improved payor mix, partially offset by a $4.8 million decrease in revenues resulting from the decision to wind-down a company within our Behavioral business and a $0.7 million decrease in revenues resulting from the strategic sale of Innovations Group in the second quarter of 2023. The increase in the Integrated Care Management segment was primarily due to an increase in professional services revenue for existing customers.

Licenses and subscriptions revenues decreased $4.1 million in the Integrated Care Management segment in the nine months ended September 30, 2023. The decrease was primarily due to the loss of a customer in the third quarter of 2023.

Products revenues decreased $13.1 million, due to a decrease in the Services segment of $12.8 million and the Virtual Care Infrastructure segment of $0.3 million. The decrease in the Services segment was primarily due to a $10.7 million decrease in the sale of prescriptions in the Pharmacy business due to the strategic sale of Innovations Group in the second quarter of 2023. The decrease in the Virtual Care Infrastructure segment was primarily due to the shift away from equipment sales to incorporating into service rates in the U.S. Telehealth business, as well as no revenues being recognized for Glocal in the nine months ended September 30, 2023 as a result of its deconsolidation in the third quarter of 2022.

We expect revenues to decrease in the year ending December 31, 2023 compared to the year ended December 31, 2022, primarily as a result of a decrease in revenues in our Services segment due to a partial year of revenues to be recognized at Innovations Group as a result of its sale on May 11, 2023, a decrease in revenues in both our Services and Integrated Care Management segments due to the deconsolidation of UpHealth Holdings as of September 30, 2023, and a decrease in revenues in our Virtual Care Infrastructure segment due to the deconsolidation of Glocal in July 2022. We expect these decreases will be partially offset by increased revenues in the U.S. Telehealth business within our Virtual Care Infrastructure segment as we continue to add new customers.

Costs of Revenues

In the nine months ended September 30, 2023, costs of revenues was $52.4 million, a decrease of $14.0 million, or 21%, compared to $66.4 million in the nine months ended September 30, 2022.

Services costs of revenues decreased $3.7 million, primarily due to decreases in the Virtual Care Infrastructure segment of $2.8 million and the Services segment of $2.8 million, partially offset by increases in the Integrated Care Management segment of $1.9 million. The decrease in the Virtual Care Infrastructure segment was primarily due to no costs of revenues being recognized for Glocal in the nine months ended September 30, 2023 as a result of its deconsolidation in July 2022, partially offset by a $2.4 million increase in costs of revenues associated with overall business growth resulting from higher revenues and a shift in mix from audio to video minutes in the U.S. Telehealth business. The decrease in the Services segment was primarily due to a $3.7 million decrease in costs of revenues resulting from the decision to wind-down a company within our Behavioral business, partially offset by a $1.3 million increase in costs of revenues at the remaining Behavioral business due to higher census and improved mix of services.

License and subscriptions costs of revenues increased $0.2 million in the Integrated Care Management segment in the nine months ended September 30, 2023.

Products costs of revenues decreased $10.5 million due to a decrease in the Services segment of $10.4 million and the Virtual Care Infrastructure segment of $0.2 million. The decrease in the Services segment was primarily due to a $8.3 million decrease in costs of revenues from the sale of prescriptions in the Pharmacy business primarily due to the strategic sale of Innovations Group in the second quarter of 2023 and a $2.1 million decrease in costs of revenues resulting from the decision to wind-down a company within our Behavioral business. The decrease in the Virtual Care Infrastructure segment was primarily due to a primarily due to the shift away from equipment sales to incorporating into service rates in the U.S. Telehealth business.

We expect costs of revenues to decrease in the year ending December 31, 2023 compared to the year ended December 31, 2022, commensurate with a decrease in revenues. Costs of revenues in our Services segment is expected to decrease due to a partial year of costs of revenues at Innovations Group as a result of its sale on May 11, 2023, costs of revenues in both our Services and Integrated Care Management segments are expected to decrease due to the deconsolidation of UpHealth Holdings as of September 30, 2023, and a costs of revenues in our Virtual Care Infrastructure segment is expected to decrease due to the deconsolidation of Glocal in July 2022. We expect these decreases will be partially offset by increased costs of revenues in the U.S. Telehealth business within our Virtual Care Infrastructure segment as we continue to add new customers. Our costs of revenues may fluctuate as a percentage of our total revenue (gross margin %) from period to period due to the changes in the percentage of revenue contributed by each of our segments.

Operating Expenses

Sales and Marketing. In the nine months ended September 30, 2023, S&M expenses were $9.8 million, representing a decrease of $1.8 million, or 16%, compared to $11.6 million in the nine months ended September 30, 2022, primarily due to a net decrease in compensation, benefits, and contractor expenses as a result of the strategic sale of Innovations Group in the second quarter of 2023 and reduced headcount, as well as the reversal of a $0.7 million accrual as a result of a settlement.

We expect S&M expenses to decrease in the year ending December 31, 2023 compared to the year ended December 31, 2022, primarily as a result of a decrease in S&M expenses in our Services segment due to a partial year of S&M expenses at Innovations Group as a result of its sale on May 11, 2023, a decrease in S&M expenses in both our Services and Integrated Care Management segments due to the deconsolidation of UpHealth Holdings as of September 30, 2023, and a decrease in S&M expenses in our Virtual Care Infrastructure segment due to the deconsolidation of Glocal in July 2022. Our S&M expenses may fluctuate as a percentage of our total revenues from period to period due to the timing and extent we promote our brands through a variety of marketing and public relations activities.

Research and Development. In the nine months ended September 30, 2023, R&D expenses were $4.1 million, representing a decrease of $1.8 million, or 31%, compared to $5.9 million in the nine months ended September 30, 2022, primarily due to an increase in capitalized software development costs and reduced headcount.

We expect our R&D expenses to decrease in the year ending December 31, 2023 compared to the year ended December 31, 2022, primarily as a result of a decrease in R&D expenses in our Integrated Care Management segment due to the deconsolidation of UpHealth Holdings as of September 30, 2023. Our R&D expenses may fluctuate as a percentage of our total revenues from period to period due to the timing and extent of our technology and development expenses, including the ability to capitalize software development costs.

General and Administrative. In the nine months ended September 30, 2023, G&A expense were $32.6 million, representing a decrease of $4.4 million, or 12%, compared to $37.0 million in the nine months ended September 30, 2022, primarily due to a decrease in compensation, benefits, and contractor expenses resulting from reduced headcount.

We expect G&A expenses to decrease in the year ending December 31, 2023 compared to the year ended December 31, 2022, primarily as a result of a decrease in G&A expenses in our Services segment due to a partial year of G&A expenses at Innovations Group as a result of its sale on May 11, 2023, a decrease in G&A expenses in both our Services and Integrated Care Management segments due to the deconsolidation of UpHealth Holdings as of September 30, 2023, a decrease in G&A expenses in our Virtual Care Infrastructure segment due to the deconsolidation of Glocal in July 2022, and a decrease in G&A expenses at Corporate due to a reduction in professional and legal fees. Our G&A expenses may fluctuate as a percentage of our total revenues from period to period due to the timing and extent of our G&A expenses.

Depreciation and Amortization. In the nine months ended September 30, 2023, depreciation and amortization expenses were $5.2 million, primarily consisting of $3.5 million of amortization of intangible assets and $1.7 million of depreciation related to property and equipment, net of allocations to costs of revenues. In the nine months ended September 30, 2022 depreciation and amortization expenses were $13.3 million, primarily consisting of $12.0 million of amortization of intangible assets and $1.3 million of depreciation related to property and equipment, net of allocations to costs of revenues. The decrease in depreciation and amortization expenses was due to no depreciation and amortization expense being recorded at Innovations Group in the three months ended September 30, 2023 due to its sale and decreased amortization related to an decrease in capitalized software development costs in the Integrated Care Management segment.

We expect depreciation and amortization expenses to decrease in the year ended December 31, 2023 compared to the year ending December 31, 2022, primarily as a result of a decrease in depreciation and amortization expenses in our Services segment due to a partial year of depreciation and amortization expenses at Innovations Group as a result of its sale on May 11, 2023, a decrease in depreciation and amortization expense in our Integrated Care Management segment due to the deconsolidation of UpHealth Holdings as of September 30, 2023, and a decrease in depreciation and amortization expenses in our Virtual Care Infrastructure segment due to the deconsolidation of Glocal in July 2022.

Stock-Based Compensation. In the nine months ended September 30, 2023, stock-based compensation expenses were $2.6 million, representing a decrease of $1.9 million, or 42%, compared to $4.6 million in the nine months ended September 30, 2022, primarily due to lower equity grants outstanding. We expect stock-based compensation expenses to decrease in the year ending December 31, 2023, primarily due to lower equity grants outstanding and fewer new grants expected to be made.

Impairment of Goodwill, Intangible Assets, and Other Long-Lived Assets. An impairment charge of $50.0 million was recognized in the nine months ended September 30, 2023, consisting of a $41.2 million goodwill, intangible asset and long-lived asset impairment charge in our Integrated Care Management segment, a $6.4 million goodwill impairment resulting from the decision to wind-down a company within our Behavioral business, $1.9 million from the remeasurement of the Innovations Group disposal group to the expected proceeds, less cost to sell, and a $0.4 million right-of-use asset impairment in our Integrated Care Management segment. An impairment charge of $112.3 million was recognized in the nine months ended September 30, 2022, primarily consisting of a $104.4 million impairment charge in our Integrated Care Management segment and a $1.7 million impairment charge in our Services segment, resulting from our impairment test performed during the three months ended September 30, 2022 due to identified indicators of impairment, as well as a $5.5 million measurement period adjustment at Glocal that was immediately impaired, and a $17.6 million trade name intangible asset impairment in our Services segment during the three months ended March 31, 2022.

Acquisition, Integration and Transformation Costs. In the nine months ended September 30, 2023, acquisition, integration and transformation costs were $40.3 million, primarily related to legal and litigation expenses associated with the prior acquisitions, as well as costs related to our integration and transformation of the businesses, including the additional accrual in the third quarter of 2023 of $29.8 million for the Needham Action. In the nine months ended September 30, 2022, acquisition, integration and transformation costs were $15.2 million, primarily related to legal and litigation expenses associated with the prior acquisitions, costs related to our integration and transformation of the businesses, and a lease abandonment accrual in the amount of $0.1 million related to office spaces we vacated in the period.

Other Income (Expense)

In the nine months ended September 30, 2023, other income was $38.8 million, primarily consisting of a $59.1 million gain on deconsolidation of subsidiary, partially offset by $20.7 million of interest expense. In the nine months ended September 30, 2022, other expense was $65.5 million, primarily consisting of a loss of $37.7 million due to the deconsolidation of Glocal, $20.3 million of interest expense and $14.6 million of loss on extinguishment of debt, partially offset by a $6.9 million gain on fair value of derivative liability and a $0.2 million gain on fair value of warrants.

Income Tax Benefit (Expense)

In the nine months ended September 30, 2023, income tax expense was $0.9 million. In the nine months ended September 30, 2022, income tax benefit was $17.7 million.

Income tax benefit (expense) reflects management’s best assessment of estimated current and future taxes to be paid. The objectives for accounting for income taxes, as prescribed by the relevant accounting guidance, are to recognize the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for future tax consequences of events that have been recognized in our financial statements. Consistent with our conclusion as of December 31, 2022, we continue to believe that it is not more likely than not that the deferred tax assets will be realized and we therefore maintained a full valuation allowance against the deferred tax assets as of September 30, 2023. However, we expect to suffer income tax expense due to U.S. tax rules related to the utilization of net operating loss carryforwards. Additionally, in the nine months ended September 30, 2023, we recorded discrete tax items totaling $0.6 million related to the sale of Innovations Group.

Segment Information

We evaluate performance based on several factors, of which revenues and gross profit by operating segment are the primary financial measures.

Revenues

Revenues by segment consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands	2023	2022	2023	2022
Virtual Care Infrastructure	$18,506	$14,978	$52,802	$47,423
Services	10,908	19,893	47,225	56,653
Integrated Care Management	3,267	3,795	12,622	14,230

Total revenues	$32,681	$38,666	$112,649	$118,306

Three Months Ended September 30, 2023 and 2022. Revenues from the Virtual Care Infrastructure segment increased $3.5 million, consisting of a $3.5 million increase in services revenues, while products revenues remained flat. Services revenues increased $3.5 million, resulting from overall business growth due to an increase in minutes from both new and existing U.S. Telehealth customers.

Revenues from the Services segment decreased $9.0 million, consisting of a $8.9 million decrease in products revenues and a $49 thousand decrease in services revenues. The decrease in products revenues was primarily due to a $7.8 million decrease resulting from the strategic sale of Innovations Group in the second quarter of 2023 and a $1.1 million decrease resulting from the decision to wind-down a company within our Behavioral business. The decrease in services revenues was primarily due to a $1.9 million decrease in revenues resulting from the decision to wind-down a company within our Behavioral business and a $0.7 million decrease in services revenues resulting from the strategic sale of Innovations Group in the second quarter of 2023, partially offset by a $2.6 million increase in services revenues attributed to higher census and improved payor mix, in our Behavioral business.

Revenues from the Integrated Care Management segment decreased $0.5 million, primarily consisting of a $0.3 million decrease in services revenues due to an decrease in professional services revenue for existing customers and a $0.3 million decrease in licenses and subscriptions revenues due to the loss of a customer in the third quarter of 2023.

Nine Months Ended September 30, 2023 and 2022. Revenues from the Virtual Care Infrastructure segment increased $5.4 million, consisting of a $5.7 million increase in services revenues, partially offset by a $0.3 million decrease in products revenues. The increase resulted from overall business growth due to an increase in minutes from both new and existing U.S. Telehealth customers, partially offset by no revenues being recognized for Glocal in the nine months ended September 30, 2023, as a result of its deconsolidation in the third quarter of 2022, compared to $6.9 million of revenue in the nine months ended September 30, 2022.

Revenues from the Services segment decreased $9.4 million, consisting of a $12.8 million decrease in products revenues, partially offset by a $3.4 million increase in services revenues. The decrease in products revenue was primarily due to a $10.7 million decrease in the sale of prescriptions in the Pharmacy business due to the strategic sale of Innovations Group in the second quarter of 2023. The increase in services revenues was primarily due to a $8.8 million increase in revenues in the Behavioral business attributed to higher census and improved payor mix, partially offset by a $4.8 million decrease in revenues resulting from the decision to wind-down a company within our Behavioral business and a $0.7 million decrease in revenues resulting from the strategic sale of Innovations Group in the second quarter of 2023.

Revenues from the Integrated Care Management segment decreased $1.6 million, consisting of a $4.1 million decrease in licenses and subscriptions revenues due to the loss of a customer in the third quarter of 2023, partially offset by a $2.5 million increase in services revenues primarily due to an increase in professional services revenues from existing customers.

Gross profit

Gross profit by segment consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands	2023	2022	2023	2022
Virtual Care Infrastructure	$10,789	$7,186	$29,444	$21,090
Services	5,593	6,986	23,232	19,465
Integrated Care Management	1,241	2,854	7,599	11,385

Total gross profit	$17,623	$17,026	$60,275	$51,940

Three Months Ended September 30, 2023 and 2022. Gross profit from the Virtual Care Infrastructure segment increased $3.6 million, primarily due to a $3.7 million increase in services gross profit resulting from overall business growth due to an increase in minutes from both new and existing U.S. Telehealth customers, partially offset by a $0.1 million decrease in products gross profit due to a shift away from equipment sales to incorporating into service rates in the U.S. Telehealth business

Gross profit from the Services segment decreased $1.4 million, consisting of a $2.7 million decrease in products gross profit, partially offset by a $1.3 million increase in services gross profit. The decrease in products gross profit was primarily due to the decrease resulting from the strategic sale of Innovations Group in the second quarter of 2023 and a decrease resulting from the decision to wind-down a company within our Behavioral business. The increase in services gross profit was primarily due to a decrease in costs of revenues resulting from the decision to wind-down a company within our Behavioral business.

Gross profit from the Integrated Care Management segment decreased $1.6 million, primarily as a result of a $1.4 million decrease in services gross profit due to an decrease in professional services gross profit for existing customers and a $0.2 million decrease in licenses and subscriptions gross profit due to the loss of a customer in the third quarter of 2023.

Nine Months Ended September 30, 2023 and 2022. Gross profit from the Virtual Care Infrastructure segment increased $8.4 million, primarily due to a $8.5 million increase in services gross profit resulting from overall business growth due to an increase in minutes from both new and existing U.S. Telehealth customers, partially offset by no revenues being recognized for Glocal in the nine months ended September 30, 2023, as a result of its deconsolidation in the third quarter of 2022

Gross profit from the Services segment increased $3.8 million, consisting of a $6.2 million increase in services gross profit, partially offset by a $2.4 million decrease in products gross profit. The increase in services gross profit, which was in our Behavioral business, was attributed to higher census and improved payor mix, partially offset by a decrease in gross profit resulting from the decision to wind-down a company within our Behavioral business. The decrease in products gross profit was primarily due to a decrease in the sale of prescriptions in the Pharmacy business due to the strategic sale of Innovations Group in the second quarter of 2023.

Gross profit from the Integrated Care Management segment decreased $3.8 million, as a result of a $4.3 million decrease in licenses and subscriptions gross profit due to the loss of a customer in the third quarter of 2023, partially offset by a $0.5 million increase in services gross profit resulting from an increase in professional services revenues from existing customers.

Liquidity and Capital Resources

As of September 30, 2023 and December 31, 2022, we had free cash on hand of $3.3 million and $15.6 million, respectively. Excluded from cash and cash equivalents as of September 30, 2023 and December 31, 2022, was $7.0 million in funds held in a designated “Share Account” maintained with a leading bank in India in the name of Glocal for which our Chief Executive Officer is the sole authorized signatory. As of September 30, 2023 and December 31, 2022, we had no restricted cash included in our unaudited condensed consolidated balance sheets.

We believe our current cash and expected cash collections will be sufficient to fund our operations for at least twelve months after the filing date of this Quarterly Report.

Cash Flows

The following tables summarize cash flows in the nine months ended September 30, 2023 and 2022 (unaudited):

	Nine Months Ended September 30,
(In thousands)	2023	2022
Net cash used in operating activities	$(18,451)	$(17,551)
Net cash provided by (used in) investing activities	15,922	(13,995)
Net cash used in financing activities	(9,686)	(22,188)
Effect of exchange rate changes on cash and cash equivalents	—	(459)

Net decrease in cash and cash equivalents	$(12,215)	(54,193)

Due to the deconsolidation of Glocal in the third quarter of 2022, the sale of Innovations Group in the second quarter of 2023 and the deconsolidation of UpHealth Holdings and its wholly-owned subsidiaries in the third quarter of 2023, the numbers presented above are not directly comparable between periods.

In the nine months ended September 30, 2023, cash used in operating activities was $18.5 million, primarily attributed to the net loss of $46.4 million, partially offset by $12.2 million of net non-cash items (impairments, gain on deconsolidation, depreciation, debt issuance cost amortization, stock-based compensation, operating lease right-of-use asset amortization, provision for credit losses, loss (gain) on fair value of warrant liabilities and loss (gain) on fair value of derivative liability) and the changes in operating assets and liabilities of $15.7 million. The changes in operating assets and liabilities were primarily due to a increase in accounts payable and accrued expenses of $18.6 million, an increase in deferred revenue of $1.0 million, and a decrease in accounts receivable of $0.9 million, partially offset by an increase in prepaid expenses and other current assets of $2.0 million, a decrease in operating lease liabilities of $1.6 million, a decrease in other liabilities of $0.7 million and a decrease in income taxes payable of $0.4 million.

In the nine months ended September 30, 2022, cash used in operating activities was $17.6 million, primarily attributed to the net loss of $195.8 million, partially offset by $172.0 million of non-cash items (impairments, depreciation, intangible amortization, debt issuance cost amortization and stock-based compensation) and the changes in operating assets and liabilities, net of effects of acquisitions, of $6.2 million. The changes in operating assets and liabilities, net of effects of acquisitions, was primarily due to an increase in accounts payable and accrued expenses of $10.5 million due to delayed payments to vendors and an increase in deferred revenue of $2.4 million, partially offset by a decrease in accounts receivable of $5.2 million due to net collections of receivables.

In the nine months ended September 30, 2023, cash provided investing activities was $15.9 million, primarily consisting of proceeds from sale of business, net of expenses, of $54.8 million, partially offset by the deconsolidation of cash of $35.6 million and purchases of property and equipment and capitalized software development costs of $3.3 million. In the nine months ended September 30, 2022, cash used in investing activities was $14.0 million, primarily consisting of purchases of property and equipment.

In the nine months ended September 30, 2023, cash used in financing activities was $9.7 million, primarily consisting of repayments of debt of $10.3 million, payments of finance lease obligations of $2.5 million, distribution to noncontrolling interest of $1.0 million and payments of amounts due to members of $0.1 million, partially offset by proceeds from equity issuance of $4.2 million.

In the nine months ended September 30, 2022, cash used in financing activities was $22.2 million, primarily consisting of the repayment of the forward share purchase of $18.5 million, repayments of debt obligations of $1.5 million and payments of capital lease obligations of $2.5 million.

Debt

See Note 8. Debt, in the Notes to Condensed Consolidated Financial Statements of this Quarterly Report for our debt.

Contractual Obligations and Commitments

See Note 15. Leases, and Note 16. Commitments and Contingencies, in the Notes to Condensed Consolidated Financial Statements of this Quarterly Report for information about our operating lease obligations and our non-cancellable contractual service and licensing obligations.

Off-Balance Sheet Arrangements

As of September 30, 2023, we have not entered into any off-balance sheet financing arrangements, established any additional special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Going Concern

The unaudited condensed consolidated financial statements included in this Quarterly Report have been prepared on a going concern basis, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business. However, given the events described above, in particular, the filing of the Chapter 11 cases by the Debtors which constituted an event of default under the Indentures that accelerated the obligations of the Company with respect to the 2025 Notes and 2026 Notes, we believe there is substantial doubt about our ability to continue as a going concern. However, upon the entry into the Supplemental Indentures pursuant to the terms of the Transaction Support Agreement, the Specified Defaults will each be waived and the 2025 Notes Acceleration will be rescinded.

Recent Accounting Pronouncements

See Note 2. Summary of Significant Accounting Policies, in the Notes to Condensed Consolidated Financial Statements of this Quarterly Report for the recently issued accounting standards that could have an effect on us.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses in the periods reported. These estimates and assumptions are based on current facts, historical experience, and various other factors that we believe are reasonable under the circumstances to determine reported amounts of assets, liabilities, revenues and expenses that are not readily apparent from other sources. To the extent there are material differences between our estimates and the actual results, our future consolidated results of comprehensive income (loss) may be affected.

Among our significant accounting policies, which are described in Note 2. Summary of Significant Accounting Policies, in the Notes to Condensed Consolidated Financial Statements of this Quarterly Report, as well as Note 2. Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements for the year ended December 31, 2022 included in our Annual Report, the following accounting policies and specific estimates involve a greater degree of judgment and complexity:

•	Business combinations;

•	Identification and reporting of variable interest entities (“VIEs”);

•	Accounting for equity investments;

•	Goodwill and intangible assets;

•	Revenue recognition; and

•	Income taxes.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Not required.

Item 4. Controls and Procedures

Evaluation of Our Disclosure Controls and Procedures

We maintain a system of disclosure controls and procedures, as defined in Rule 13a-15(e) under the Exchange Act, that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information is accumulated and communicated to management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate, to allow timely decisions regarding required disclosure. Our management, under the supervision and with the participation of our CEO and CFO, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this Quarterly Report. Based on that evaluation, our CEO and CFO concluded that our entity-level controls and business process controls were effective as of September 30, 2023; however, our CEO and CFO also concluded that the previously identified material weakness in our information technology general controls (“ITGCs”) in the areas of user access, segregation of duties, and change management related to certain information technology systems that support our financial reporting process were not remediated of September 30, 2023, and that the material weakness remains for these ITGCs. Further remediation of the non-remediated portions of the material weakness in our ITGCs is ongoing and our objective is to complete such remediation efforts by March 2024.

Changes in Internal Control Over Financial Reporting

Other than the remediation efforts related to our ITGCs described above, there was no change in our internal control over financial reporting that occurred in the three months ended September 30, 2023 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations on Effectiveness of Controls

The effectiveness of any system of internal control over financial reporting, including ours, is subject to inherent limitations, including the exercise of judgment in designing, implementing, operating, and evaluating the controls and procedures, and the inability to eliminate misconduct completely. Accordingly, in designing and evaluating the disclosure controls and procedures, management recognizes that any system of internal control over financial reporting, including ours, no matter how well designed and operated, can only provide reasonable, not absolute assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs. Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We intend to continue to monitor and upgrade our internal controls as necessary or appropriate for our business, but cannot assure you that such improvements will be sufficient to provide us with effective internal control over financial reporting.

Part II—Other Information

Item 1. Legal Proceedings

From time to time, we may be subjected to claims or lawsuits which arise in the ordinary course of business. Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable. In the opinion of management, after consulting with legal counsel, none of these other claims are currently expected to have a material adverse effect on our unaudited condensed consolidated results of operations, financial position or cash flows. Except as set forth below, our material legal proceedings are described in Note 16. Commitments and Contingencies, in the Notes to Condensed Consolidated Financial Statements in Part I of this Quarterly Report.

Needham Action

Since 2021, UpHealth Holdings has been a party to a legal action in the state court in New York entitled Needham & Company LLC (“Needham”) v. UpHealth Holdings, Inc. and UpHealth Services, Inc. (the “Needham Action”), which arose out of UpHealth Services, Inc.’s engagement of Needham to provide placement and other financial advisory services. On September 14, 2023, the court in New York issued a Decision and Order granting summary judgment in favor of Needham and denying UpHealth Holdings’ and UpHealth Services, Inc.’s motion for summary judgment. The court in New York entered that Decision and Order on its docket on September 15, 2023. The Decision and Order concluded that Needham is entitled to fees in the amount of $31.3 million, plus interest. On September 18, 2023, the court in New York signed a judgment against UpHealth Holdings and UpHealth Services, Inc. in the amount of $31.3 million, plus prejudgment interest of $6.5 million, for a total judgment of $37.8 million, plus post-judgment interest of 9% per year.

Following the Decision and Order in the Needham Action, on September 19, 2023, UpHealth Holdings filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). In addition, on October 20, 2023, two of UpHealth Holdings’ wholly-owned subsidiaries, Thrasys, Inc. (“Thrasys”) and Behavioral Health Services, LLC (“BHS”), and each of the subsidiaries of Thrasys and BHS (such subsidiaries, collectively with UpHealth Holdings, Thrasys and BHS, being referred to individually herein and collectively as the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court. The Chapter 11 cases of the Debtors are being jointly administered under the caption In re UpHealth Holdings, Inc., Case No. 23-11476 (U.S. Bankr. D. Del.), for procedural purposes only. Following the commencement of their Chapter 11 cases, the Debtors have filed a number of ordinary “first-” and “second-day” motions to continue ordinary course operations and allow for a smooth transition into Chapter 11. On October 24, November 1 and November 17, 2023, the U.S. Bankruptcy Court approved all of the “first-” and “second-day” motions, including but not limited to confirming the worldwide automatic injunction of all litigation and creditor action against the Debtors, allowing the use of cash and the continued use of the Debtors’ cash management system, allowing payment to employees and independent contractors and setting a deadline for creditors to file proofs of claim. Accordingly, the Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the U.S. Bankruptcy Code and orders of the Bankruptcy Court.

Thrasys has also filed motions to effectuate a transition of the Integrated Care Management segment to its customers, as described in Note 17. Subsequent Events. In addition, a motion to pay retention bonuses to Thrasys employees involved in the transition of the Integrated Care Management segment through year end was approved by the U.S. Bankruptcy Court on November 17, 2023.

Notwithstanding the filing of the voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court, and the automatic stay pursuant to section 362(a) of the U.S. Bankruptcy Code, the Clerk of Court of the court in New York entered the judgment on the court’s docket on September 27, 2023. On November 13, 2023, UpHealth Holdings entered into a stipulation with Needham in the Bankruptcy Court providing that, to the extent it applies, the automatic stay pursuant to section 362(a) of the U.S. Bankruptcy Code shall be deemed modified for the sole and limited purpose of authorizing UpHealth Holdings and UpHealth Services, Inc. to appeal the New York court’s judgment (and for Needham to be able to participate in the appeal). We are awaiting the Bankruptcy Court’s entry of an order approving the stipulation. When it does so, we will appeal the judgment in the Needham Action.

Neither we nor any other direct or indirect subsidiary of us besides UpHealth Holdings, Thrasys, BHS and the subsidiaries of Thrasys and BHS have filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code, and we, Cloudbreak Health, LLC, and TTC Healthcare, Inc. (“TTC”) continue to operate outside of bankruptcy.

The filing of the Chapter 11 case by UpHealth Holdings constitutes an event of default that accelerated our obligations under the following debt instruments:

•

Indenture, dated June 9, 2021, by and between UpHealth and Wilmington Trust, National Association, a national banking association (the “Indenture Trustee”), in its capacity as trustee thereunder (the “Unsecured Notes Indenture”), governing UpHealth’s 6.25% Convertible Senior Notes due 2026 (the “2026 Notes” and all beneficial holders thereof, the “2026 Noteholders”) which, subject to the event of default triggered by the Chapter 11 case, mature on June 15, 2026.

•

Indenture, dated as of August 18, 2022, by and between UpHealth and the Indenture Trustee, in its capacity as trustee and as collateral agent thereunder (the “Senior Secured Notes Indenture” and together with the Unsecured Notes Indenture, the “Indentures”), governing UpHealth’s Variable Rate Convertible Senior Secured Notes due 2025 (the “2025 Notes” and all beneficial holders thereof, the “2025 Noteholders”) which, subject to the event of default triggered by the Chapter 11 case, mature on December 15, 2025.

The Indentures provide that upon the filing of the Chapter 11 case, the principal and interest due thereunder shall be immediately due and payable. As a result of such acceleration of tour debt obligations in respect of the 2025 Notes and 2026 Notes, we believe there is substantial doubt about our ability to continue as a going concern, as described in this Quarterly Report on Form 10-Q (this “Quarterly Report”).

On November 16, 2023, we agreed to sell 100% of the outstanding equity interests of Cloudbreak, our wholly owned subsidiary, to Forest Buyer, LLC, a Delaware limited liability company (“Buyer”) and an affiliate of GTCR LLC, a leading private equity firm (“GTCR”), pursuant to a membership interests purchase agreement, dated November 16, 2023 (the “Purchase Agreement”), by and among the Company, Cloudbreak and Buyer (the “Sale” and all of the transactions contemplated by the Purchase Agreement, as supplemented by the terms and conditions of the Transaction Support Agreement (as defined below), including entry into the Escrow Agreement (as defined below), the Supplemental Indentures (as defined below) and any documents or instruments relating to the Fundamental Change Repurchase Offer (as defined below), collectively, the “Transactions”). We will utilize the proceeds from the Sale for payment in full or in part of the Company’s 2026 Notes and 2025 Notes, as well as other expenses related to the Transactions. The Transactions are expected to close (the “Closing”) in the first half of 2024, subject to obtaining customary regulatory and stockholder approval (such date, the “Closing Date”).

Pursuant to the terms of the Purchase Agreement, the “Cash Consideration” for the Sale means an amount equal to $180.0 million, with adjustments for debt as of immediately prior to the Closing and cash as of 11:59 p.m. (Delray Beach, Florida time) on the day immediately prior to the Closing Date (the “Calculation Time”), Cloudbreak’s net working capital as of the Calculation Time, and unpaid expenses related to the Transactions. The consideration delivered to the Company at the Closing shall equal $180.0 million, subject to adjustments for the estimated closing debt and cash and the estimated unpaid expenses related to the Transactions (the “Estimated Cash Consideration”), with all such Estimated Cash Consideration to be delivered by Buyer to an escrow agent (the “Escrow Agent”) for deposit into certain segregated escrow accounts to be established pursuant to the Escrow Agreement, as described below. Following the Closing, in connection with a customary adjustment to the Cash Consideration, which adjustment is expected, in the absence of any disagreement, to be determined within 120 days following the Closing Date, to the extent that the Cash Consideration exceeds the Estimated Cash Consideration, a payment shall be made for the purpose of repurchasing the 2026 Notes and/or the 2025 Notes of an amount equal to the amount by which the Cash Consideration exceeds the Estimated Cash Consideration (up to an excess equal to the amount of the Adjustment Escrow Amount (as defined below)). To the extent that following such customary adjustment to the Cash Consideration, the Estimated Cash Consideration is greater than the Cash Consideration, Buyer and the Company shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to make payment to Buyer (or its designees) of an amount equal to the lesser of (i) an amount equal to the amount by which the Estimated Cash Consideration exceeds the Cash Consideration, and (ii) the Adjustment Escrow Amount held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investment thereof, less distributions thereof in accordance with the Purchase Agreement and the Escrow Agreement (as defined below) (the “Adjustment Escrow Funds”), in each case, from the Adjustment Escrow Account, and after any such payments are made to Buyer, the remaining Adjustment Escrow Funds (if any) shall be paid for the purpose of repurchasing the 2026 Notes and/or the 2025 Notes.

Pursuant to the terms of the Purchase Agreement, prior to the Closing, the Company, Buyer and the Escrow Agent will enter into one or more escrow agreements in a customary form to be agreed upon as provided under the Purchase Agreement by Buyer, the Company, the Required Noteholders (as defined below) and the Escrow Agent (the “Escrow Agreement”), pursuant to which, at the Closing, Buyer will remit to the Escrow Agent all of the Estimated Cash Consideration to be deposited as follows: (i) $3.0 million (the “Adjustment Escrow Amount”) shall be deposited in a segregated escrow account to satisfy any downward adjustment to the Cash Consideration (the “Adjustment Escrow Account”); (ii) $27.0 million (the “Tax Escrow Amount”), subject to reduction if the Company and Buyer mutually determine prior to the Closing that the maximum possible amount of taxes that would become due and payable by the Company as a result of the Transactions (the “Maximum Seller Tax Amount”) should be less than $27.0 million, in which case the Tax Escrow Amount shall be reduced to an amount equal to the agreed-upon Maximum Seller Tax Amount, shall be deposited in a segregated escrow account to enable the Company to pay any and all taxes that become due and payable by the Company as a result of the Transactions (the “Tax Escrow Account”); provided, that any amounts remaining in the Adjustment Escrow Account after the post-Closing adjustment or in the Tax Escrow Account after the payment of all taxes shall (x) if the Fundamental Change Repurchase Date (as defined in the Senior Secured Notes Indenture) has not yet occurred, be paid to the Notes Escrow Account (as defined below) by wire transfer of immediately available funds for purposes of making an offer to repurchase the 2026 Notes and the 2025 Notes, or (y) if the Fundamental Change Repurchase Date has occurred, be released to the Company (and held in a deposit account subject to a control agreement in favor of the Consenting Noteholders) for the sole purpose of complying with mandatory repurchase requirements set forth in the Senior Secured Notes Supplemental Indenture with respect to any remaining 2025 Notes; and (iii) the remaining portion of the Estimated Cash Consideration (such amount, the “Notes Escrow Amount”), shall be deposited in a segregated escrow account (the “Notes Escrow Account”, and together with the Adjustment Escrow Account and the Tax Escrow Account, the “Escrow Accounts”), the purpose of which shall be to fund the offer, on behalf of the Company, (a) to repurchase all of the Company’s 2026 Notes issued under the Unsecured Notes Indenture, which repurchase shall use a portion of the Notes Escrow Account, together with any dividends, interest, distributions and other income received in respect thereof, less any losses on investment thereof, less distributions thereof in accordance with the Purchase Agreement and the Escrow Agreement (the “Notes Escrow Fund”), which portion as of the date of the Purchase Agreement and based on certain assumptions that are subject to change, is currently estimated to be equal to $115.0 million, and which payment is expected to occur on or around June 3, 2024, together with the payment of any other amounts to be made to the 2026 Noteholders concurrently with the payment of such portion of the Notes Escrow Funds as specified by the Unsecured Notes Indenture following a Fundamental Change (as such term is defined in the Unsecured Notes Indenture), which other amounts may be paid using amounts of the Notes Escrow Funds, and (b) in addition to the repurchase of up to all of the 2026 Notes, to repurchase in accordance with the terms of the Senior Secured Notes Indenture (as defined below) in the event of a Fundamental Change (as defined in the Senior Secured Notes Indenture) the maximum principal amount of the Company’s 2025 Notes issued under the Senior Secured Notes Indenture, which, as of the date of the Purchase Agreement and based on certain assumptions that are subject to change and presuming that all of the 2026 Noteholders accept the repurchase of the 2026 Notes as well as any other amounts of the Notes Escrow Funds paid in respect of the repurchase of the 2026 Notes, is estimated to be approximately $25.8 million, and the Company, in accordance with such terms of the Senior Secured Notes Indenture, shall make such payments of other amounts required to be made in connection with such repurchase, which other amounts may be paid using amounts of the Notes Escrow Funds, such that following the payment of the amounts to be paid for such initial repurchase of the 2025 Notes, which payment is expected to occur on or around June 3, 2024, a portion of the 2025 Notes shall remain outstanding (which, as of the date of the Purchase Agreement and based on certain assumptions that are subject to change, is estimated to be approximately $31.4 million in aggregate principal amount), the terms of which shall be governed by the 2025 Notes and the Senior Secured Notes Indenture and the Senior Secured Notes Supplemental Indenture (it being acknowledged and agreed that all of the 2025 Noteholders that have not signed the Transaction Support Agreement will be repurchased in full with respect to their 2025 Notes to the extent such noteholders so elect and all of the 2025 Noteholders that have signed the Transaction Support Agreement will be partially repurchased with respect to their 2025 Notes on a pro rata basis). In the event that any amounts remain outstanding of the Notes Escrow Funds, those amounts shall be used to offer to repurchase in part such anticipated outstanding amount of the 2025 Notes in accordance with the terms of the Senior Secured Notes Indenture in the event of a Fundamental Change (as such term is defined in the Senior Secured Notes Indenture). Furthermore, any repurchases of the 2025 Notes in accordance with the Purchase Agreement will be made at a premium of 5.0% to the principal amount of such 2025 Notes.

In connection and concurrently with the entry into the Purchase Agreement, the Company, Cloudbreak and Buyer entered into a transaction support agreement, dated as of November 16, 2023 (the “Transaction Support Agreement”), with certain beneficial holders of the 2025 Notes (being the holders of at least 69% of the 2025 Notes, the “Consenting Senior Secured Noteholders”) and certain beneficial holders of the 2026 Notes (being the holders of at least 88% of the 2026 Notes, the “Consenting Unsecured Noteholders”,

and together with the Consenting Senior Secured Noteholders, the “Consenting Noteholders”), pursuant to which the parties have agreed, among other things, to support the Purchase Agreement and the Transactions and to enter into and effect the Escrow Agreements, the Supplemental Indentures in connection with the Fundamental Change Repurchase Offer to be made by the Company and each other Definitive Document (as defined in the Transaction Support Agreement), in each case, subject to the terms and conditions set forth in the Transaction Support Agreement.

The Transaction Support Agreement provides that (i) the Company and Cloudbreak will abide by the proceeds waterfall set forth in the Purchase Agreement as described above, the Escrow Agreements and the Supplemental Indentures, including, for the avoidance of doubt, releasing the Escrow Funds as set forth in the Escrow Agreement, commencing offers to repurchase the 2025 Notes and the 2026 Notes in accordance with the terms of the applicable Indenture as a result of any or all of the Transactions constituting a Fundamental Change (as such term is defined in each of the Indentures) under the applicable Indenture (each, a “Fundamental Change Repurchase Offer”) and delivering the applicable Fundamental Change Company Notices (as such terms are defined in each of the Indentures) pursuant to the applicable Indenture, in each case, at the times and pursuant to the terms specified in the Supplemental Indentures; (ii) the Buyer will abide by the proceeds waterfall set forth in the Purchase Agreement as described above, the Escrow Agreements and the Supplemental Indentures, including, for the avoidance of doubt, depositing and releasing the Notes Escrow Funds as set forth in the Escrow Agreement; and (iii) the Consenting Noteholders will, so long as the Company complies with the applicable terms, conditions and procedures set forth in the Indentures, participate in and comply with the terms set forth in respect of any Fundamental Change Company Notice given under (and as defined in) the respective Indenture and applicable Supplemental Indenture in connection with each relevant Fundamental Change Repurchase Offer. The Company and each Consenting Noteholder, in their separate and individual capacities, represent in the Transaction Support Agreement that, as of the date thereof and to the best of their knowledge, and assuming that all coupon payments on the 2025 Notes and the 2026 Notes due prior to June 3, 2024 are paid in full: if the Sale were to occur on March 15, 2024, (i) the outstanding amount due and payable in the aggregate to the 2025 Noteholders arising under or in connection with a Fundamental Change Repurchase Offer under the Senior Secured Notes Indenture to be consummated on June- 3, 2024 would be $62.2 million, consisting of (a) $57.2 million in aggregate principal amount of the 2025 Notes (assuming 100% participation), (b) $2.9 million premium payable in respect of the 2025 Notes, and (c) $2.1 million in accrued and unpaid interest; and (ii) the outstanding amount due and payable in the aggregate to the 2026 Noteholders arising under or in connection with a Fundamental Change Repurchase Offer under the Unsecured Notes Indenture to be consummated on June 3, 2024 would be $119.6 million, consisting of (x) $115.0 million in aggregate principal amount of the 2026 Notes (assuming 100% participation) and (y) $4.6 million of accrued and unpaid interest.

In accordance with the terms of the Purchase Agreement and the Transaction Support Agreement, the Company and the Indenture Trustee will enter into a supplement to the Senior Secured Notes Indenture, to be agreed and effected no later than December 20, 2023 (the “Senior Secured Notes Supplemental Indenture”), that will, among other things (a) provide for the waiver, with respect to the Company and Cloudbreak, of the specified events of default under the Senior Secured Notes Indenture resulting from the commencement of the Chapter 11 cases (the “2025 Indenture Events of Default”); (b) rescind, with respect to the Company and Cloudbreak, the acceleration of the 2025 Notes resulting from the occurrence of the foregoing events of default (the “2025 Notes Acceleration”); (c) provide for certain changes to certain of the definitions in the Senior Secured Notes Indenture, including “Permitted Indebtedness”; (d) provide for certain modifications to covenants of the Company and certain changes with respects to events of default; (e) provide a carveout for the Sale from the terms of the Senior Secured Notes Indenture with respect to mergers and sale transactions; and (f) delete the rule prohibiting repurchases in connection with a Fundamental Change (as defined in the Senior Secured Notes Indenture) arising from the Sale at the time the 2025 Notes have been accelerated, and will modify the provisions in respect of repurchases of 2025 Notes as a result of a Fundamental Change for the Consenting Noteholders in respect of the Sale to account for a multi-step process for the repurchase of the 2025 Notes (i.e., to require a repurchase offer at Closing and in connection with subsequent paydowns with the proceeds of released funds from the Escrow Accounts), in each case, at a 5.0% premium to the principal amount of such 2025 Notes.

In addition, in accordance with the terms of the Purchase Agreement and the Transaction Support Agreement, the Company and the Indenture Trustee will enter into a supplement to the Unsecured Notes Indenture, to be agreed and effected no later than December 20, 2023 (the “Unsecured Notes Supplemental Indenture” and together with the Senior Secured Notes Supplemental Indenture, the “Supplemental Indentures”), that will, among other things (a) provide for the waiver, with respect to the Company and Cloudbreak, of the specified events of default under the Unsecured Notes Indenture resulting from the 2025 Notes Acceleration and the commencement of the Chapter 11 cases (the “2026 Indenture Events of Default” and together with the 2025 Indenture Events of Default, the “Specified Defaults”); (b) add each subsidiary of the Company, other than any subsidiary of the Company that is, as of the date of the Unsecured Notes Supplemental Indenture, a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 cases, as a guarantor of the obligations under the 2026 Notes pursuant to the Unsecured Notes Indenture; (c) cause the Company and each of its subsidiaries, other than any subsidiary of the Company that is, as of the date of the Unsecured Notes Supplemental Indenture, a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 cases, to grant a second-priority security interest on the same collateral that secures the 2025 Notes; (d) in connection with those items described in clauses (b) and (c) above, incorporate provisions similar to those in the Senior Secured Notes Indenture including with respect to covenants and events of default and as modified by the Senior Secured Notes Supplemental Indenture; and (e) provide a carveout for the Sale from the terms of the Unsecured Notes Indenture with respect to mergers and sale transactions.

Pursuant to the Transaction Support Agreement, each of the Company and Cloudbreak has agreed (severally and not jointly) to (a) grant liens in favor of the 2025 Noteholders and 2026 Noteholders with respect to the Escrow Accounts and the funds held therein, as applicable, subject to the terms of the Supplemental Indentures and any related intercreditor agreements; and (b) in connection with the Unsecured Notes Supplemental Indenture, grant a second priority lien on the assets of the Company and Cloudbreak and any subsidiaries of the Company and Cloudbreak that are not at such time a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 cases, provided, that any such liens on the issued and outstanding equity interests of Cloudbreak or the assets of Cloudbreak and its subsidiaries will be released at or prior to the Closing.

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business. However, given the events described above, in particular, the filing of the Chapter 11 cases by the Debtors which constituted an event of default under the Indentures that accelerated the obligations of the Company with respect to the 2025 Notes and 2026 Notes, we believe there is substantial doubt about our ability to continue as a going concern. However, upon the entry into the Supplemental Indentures pursuant to the terms of the Transaction Support Agreement, the Specified Defaults will each be waived and the 2025 Notes Acceleration will be rescinded.

Dispute and Litigation Regarding Control of Glocal Board of Directors

Please refer to Part I, Item 3 of our Annual Report for information regarding the dispute and litigation regarding control of the Glocal board of directors, which we update with the following information. The dispute is the subject of an arbitration brought by UpHealth Holdings against its counterparties to the October 30, 2020 Share Purchase Agreement pursuant to which UpHealth Holdings acquired Glocal (the “SPA”). The arbitration is being administered by the International Court of Arbitration (the “ICA”) of the International Chamber of Commerce (the “ICC”).

As disclosed in part I, Item 3 of our Annual Report, on November 4, 2022, UpHealth Holdings filed a request for arbitration before the ICA against Glocal, the three individuals who have constituted the board of directors of Glocal since UpHealth Holdings entered into the SPA, Dr. Syed Sabahat Azim (“Sabahat Azim”), Richa Sana Azim (“Richa Azim,” and together with Sabahat Azim, the “Azims”) and Gautam Chowdhury (“Chowdhury,” and together with the Azims, the “Glocal Board”), Meleveetil Damodaran, current shareholder and former director of Glocal (“Damodaran”) and another shareholder of Glocal, Kimberlite Social Infra Private Limited, an Indian entity of which the Azims are shareholders and directors (“Kimberlite”, and together with Glocal, the Azims, Chowdhury and Damodaran, collectively the “Arbitration Respondents”), for breach of the SPA, obstruction of UpHealth Holdings’ exercise of its statutory rights under the Indian Company Act as a super-majority shareholder of Glocal, and misrepresentation. UpHealth Holdings seeks an order for the following relief in the arbitration:

(i) Declaring that UpHealth Holdings holds (i) 7,503,016 equity shares in Glocal (95.29% of the total equity shares), (ii) 24,867 preference shares in Glocal (37.52% of the total preference shares), and (iii) 94.81% of the total (equity plus preference) shares in Glocal;

(ii) Declaring that UpHealth Holdings has good and marketable title over its shareholding in Glocal as detailed above, free and clear of all encumbrances and together with all rights, title, interest and benefits appertaining thereto;

(iii) Issuing a permanent mandatory injunction:

(a) pursuant to Clauses 5.2.1(b)(iii) and 12 of the SPA (as amended), directing the Arbitration Respondents to take all necessary steps to (i) convene a meeting of the Glocal Board to appoint UpHealth Holdings’ designee(s) as director(s) of the Glocal Board, and (ii) and, at that meeting, authorizes the appointment of UpHealth Holdings’ designee(s) as director(s) of the Glocal Board;

(b) pursuant to Clauses 5.2.1(c) and 12 of the SPA (as amended), directing the Arbitration Respondents, both individually and jointly, to file Form DIR-12 with the jurisdictional registrar of companies in relation to the appointment of UpHealth Holdings’ designee(s) to the Glocal Board;

(c) pursuant to Clauses 5.2.1(d) and 12 of the SPA (as amended), directing the Arbitration Respondents, both individually and jointly, to provide UpHealth Holdings with true extracts, duly certified by the Glocal Board, of board resolutions appointing UpHealth Holdings’ designee(s) to the Glocal Board, following such appointment;

(d) directing the Arbitration Respondents, both individually and jointly, to (in the following order): (i) convene a general meeting to approve and authorize the amendment of the Articles of Association of Glocal, (ii) approve and authorize the amendment of the Articles of Association of Glocal, (iii) take all necessary steps under Indian law to ensure UpHealth Holdings is provided a right for its designee on the Glocal Board to act as the Chairman of the general meeting, having the right to exercise a casting vote in case of a deadlock, and (iv) at the general meeting, if a poll is demanded in accordance with the provisions of the Companies Act, approve and implement such demand and conduct the voting by poll;

(e) pursuant to Clauses 10.2 and 12 of the SPA (as amended), directing the Arbitration Respondents to take all necessary steps to ensure that UpHealth Holdings owns 100% of the share capital of Glocal, when and as required by UpHealth Holdings; and

(f) directing the Arbitration Respondents, both individually and jointly, to take all necessary steps to provide UpHealth Holdings with full access to all financial statement(s), information, data, documents, books and records in the form and manner requested by UpHealth Holdings.

(iv) Ordering the Azim, Chowdhury, Damodaran and Kimberlite to, jointly and severally, pay damages to UpHealth Holdings in the amount of $1.7 million (or such other amount as the arbitral tribunal may determine to be appropriate), arising from these Respondents’ breaches of contract.

(v) Ordering Azim and Kimberlite to, jointly and severally, pay damages to UpHealth Holdings in the amount of $121.1 million (or such other amount as the arbitral tribunal may determine to be appropriate), arising from these Respondents’ misrepresentations.

(vi) Ordering the Azims and Chowdhury (“Respondents Group A”) to, jointly and severally, reimburse to UpHealth Holdings all costs and expenses, including legal fees, incurred as a result of (i) the prior Emergency Arbitration conducted in the Fall of 2022 (including UpHealth Holdings’ legal costs, fees and expenses, as well as the fees and expenses of the Emergency Arbitrator and the ICC); and (ii) the litigations to enforce the Emergency Arbitrator’s Order in India (including UpHealth Holdings’ legal costs, fees and expenses), all of which were only necessary as a result of Respondents Group A’s misconduct.

(v) Ordering the Azims, Chowdhury, Damodaran, and Kimberlite to, jointly and severally, reimburse to UpHealth Holdings all costs and expenses, including legal and expert fees, incurred as a result of this arbitration (including UpHealth Holdings’ legal costs, fees and expenses, and all the fees and expenses of the arbitrators and the ICC), which was only necessary as a result of these Respondents’ misconduct.

(vi) Ordering that pre- and post-award interest is payable, jointly and severally, by the Azims, Chowdhury, Damodaran and Kimberlite, according to the principal amounts of damages they are respectively ordered to pay in the award.

(vii) Ordering the Azims, Chowdhury, Damodaran and Kimberlite, jointly and severally, to gross up any amounts to be paid by them to UpHealth Holdings that may be subject to taxes in India, or any other jurisdiction where the Arbitration Respondents may be located, to ensure that UpHealth Holdings receives the full amount of damages due to it.

(viii) Giving continuing effect to subparts (c), (e), and (f) of Section VV (the dispositif) of the Emergency Arbitrator’s Order, as amended below, pursuant to the arbitral tribunal’s authority under Article 29(3) of the ICC Rules and Article 6(6)(c) of Appendix V to the ICC Rules.

(c) Respondents Group A are directed, both individually and jointly, to cooperate with UpHealth Holdings, and with any PCAOB-registered accounting firm identified by UpHealth Holdings, in providing access to all unaudited financial statement(s), data, documents, books and records of Glocal, as and when required and in the form and manner requested by UpHealth Holdings;

(e) Respondents Group A are directed, both individually and jointly, to cooperate with any PCAOB-registered accounting firm identified by UpHealth Holdings in their review of the information provided pursuant to paragraph (c) above, including responding to any questions, making any company employees or officers available to respond to questions, and complying with any requests for further information or clarifications; and

(f) Respondents Group A are, jointly and individually, ordered to refrain from (i) taking any steps to access the funds in Glocal’s bank account at ICICI Bank whether on the basis of the August 15, 2022 board resolution or otherwise, (ii) making, or causing to be made, any changes to the authorized signatory that can access such bank account, and (iii) making, or causing to be made, any other changes to such bank account.

(ix) Holding and declaring that Martin Beck (our Chief Financial Officer) and/or Jeremy Livianu (our Chief Legal Officer) and/or such other person as may be designated by the board of directors of UpHealth Holdings, by board resolution, from time to time (and notified in writing to ICICI Bank by the Chief Executive Officer of UpHealth Holdings, attaching a certified copy of the resolution of the board of directors of UpHealth Holdings designating such person) may, jointly or severally, be permitted to access and operate Glocal’s bank account at ICICI bank.

In December 2022, before the arbitral tribunal was constituted, each of the Arbitration Respondents wrote to the ICC seeking to not have the arbitration proceed. Glocal, the Glocal Board and Kimberlite claimed that there is no jurisdiction for an arbitration, in part due to the existence of a proceeding brought by the Glocal Board and an employee and shareholder of Glocal in India before the National Company Law Tribunal, Kolkata Bench (the “NCLT”). Damodaran claimed that he should not have to bear the expense of an arbitration notwithstanding having been a party to the SPA and receiving significant consideration from UpHealth Holdings for the sale of shares of Glocal. The ICC declined to consider these arguments and determined that they should be addressed by the arbitral tribunal, once constituted.

On January 8, 2023, UpHealth Holdings filed an amended request for arbitration. On March 6, 2023, a three-member arbitral tribunal was constituted. The arbitral tribunal invited the parties’ views on the timetable for the arbitration and other procedural issues. None of the Arbitration Respondents responded to that invitation, despite receiving, electronically and in hard copy, all arbitration-related correspondence from UpHealth Holdings and the arbitral tribunal.

The arbitral tribunal held a case management conference via Zoom on April 12, 2023. The Arbitration Respondents were invited to the conference, but none of them attended. At the conference, the arbitral tribunal decided that UpHealth Holdings would be given until June 22, 2023, to file its statement of claim (“Statement of Claim”), and that the Arbitration Respondents would then have until July 6, 2023 to indicate whether they planned to respond to the Statement of Claim or otherwise participate in the arbitration. Absent such indication, the hearing would be held in Chicago, Illinois, during the week starting July 31, 2023.

UpHealth Holdings filed its Statement of Claim on June 22, 2023. The Arbitration Respondents received electronic and hard copies of this submission, including all exhibits and legal authorities. None of the Arbitration Respondents confirmed their intention to participate in the arbitration, either before the July 6, 2023 deadline or thereafter.

The merits hearing in the arbitration was held in person in Chicago, Illinois, from July 31, 2023 through August 2, 2023. None of the Arbitration Respondents attended the hearing, though two employees of Glocal sent written comments to the arbitral tribunal members ex parte, just hours before the hearing. The arbitral tribunal forwarded those communications to UpHealth Holdings and invited comments, which UpHealth Holdings provided. During the hearing, the arbitral tribunal requested additional information from the damages expert retained by UpHealth Holdings. The expert’s additional report was filed on August 25, 2023. The arbitral tribunal invited UpHealth Holdings and Arbitration Respondents to attend a short virtual hearing on September 9, 2023 to consider the additional testimony of UpHealth Holdings’ expert.

On August 26, 2023, Damodaran wrote to the arbitral tribunal ex parte, asking for the arbitration to be discontinued against him. On August 29, 2023, one of the employees of Glocal who had emailed the arbitral tribunal ex parte before the July 31 hearing again emailed the arbitral tribunal ex parte. The arbitral tribunal invited responses from UpHealth Holdings, which UpHealth Holdings provided on

September 1 and September 5, 2023, respectively. On September 8, 2023, less than 24 hours before the virtual hearing, the Glocal Board wrote a letter to the arbitral tribunal making allegations that UpHealth Holdings had already addressed in previous submissions. At the virtual hearing on September 9, 2023, UpHealth Holdings responded to the Glocal Board’s submission. None of the Arbitration Respondents participated in the virtual hearing, which concluded with the arbitral tribunal inviting UpHealth Holdings’ fact witness to file additional testimony. UpHealth Holdings filed its fact witness’s second witness statement on September 30, 2023. On November 5, 2023, the arbitral tribunal issued questions to UpHealth Holdings regarding the supplemental report and testimony of its expert. The deadline for UpHealth Holdings to respond to those questions is November 15, 2023. Also on November 5, 2023, the arbitral tribunal informed the parties that each of its members received boxes that appeared to contain documents from Glocal. UpHealth Holdings’ arbitration counsel had not received these documents. The arbitral tribunal informed the parties that it did not review the documents and considered Respondents’ attempt to communicate unilaterally with the arbitral tribunal to be inappropriate.

On October 31, 2023, the ICA informed the parties to the arbitration that the deadline for issuing the award in the arbitration has been extended to February 29, 2024.

Item 1A. Risk Factors

As of the date of this Quarterly Report on Form 10-Q, we supplement the risk factors disclosed in our Annual Report with the following risk factors. Any of these risk factors disclosed in our Annual Report or herein could result in a significant or material adverse effect on our results of operations or financial condition. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business or results of operations. We may disclose changes to such risk factors or disclose additional risk factors from time to time in our future filings with the SEC.

Risks Relating to UpHealth’s Business and Industry

The filing of the Chapter 11 cases by the Debtors constituted an event of default that accelerated our obligations under the Indentures, and as a result of such acceleration of our debt obligations in respect of the 2025 Notes and 2026 Notes, we believe there is substantial doubt about our ability to continue as a going concern.

As discussed elsewhere in this Quarterly Report, the filing of the Chapter 11 cases by the Debtors on September 19, 2023 and October 20, 2023 constituted an event of default under the Indentures governing the 2025 Notes and 2026 Notes, which provide that upon the commencement of the Chapter 11 cases, the principal and interest due thereunder in respect of the 2025 Notes and 2026 Notes shall be immediately due and payable. As a result of such acceleration of our debt obligations, we believe there is substantial doubt about our ability to continue as a going concern. To address these concerns, on November 16, 2023, we entered into the Purchase Agreement and the Transaction Support Agreement, pursuant to which, among other things, upon the entry into the Supplemental Indentures pursuant to the terms of the Transaction Support Agreement, the Specified Defaults will each be waived and the 2025 Notes Acceleration will be rescinded.

Notwithstanding these anticipated waivers of the Specified Defaults and recission of the 2025 Notes Acceleration, certain termination provisions contained in the Purchase Agreement and the Transaction Support Agreement could prevent us from consummating the Transactions, and as a result, cause us to not obtain the benefits of the anticipated waivers and the rescission. If the Purchase Agreement or the Transaction Support Agreement are terminated, and the Closing of the Transactions does not occur, the waiver of the events of default under the Indentures and rescission of the acceleration of our debt obligations with respect to the 2025 Notes and 2026 Notes provided under the Supplemental Indentures will be void, and we could be obligated to pay the full amount due and payable under such notes under the terms of the applicable Indenture in the event of a Fundamental Change. If that were to occur, we believe it would raise substantial doubts about our ability to continue as a going concern.

Our debt agreements, including the Senior Secured Notes Indenture, contain, and the Supplemental Indentures that we will enter into pursuant to the Transaction Support Agreement will contain, restrictions that may limit our flexibility in operating and financing our business, and any default on our secured credit facility or any future secured credit facilities (including certain liens to be granted by us in favor of the 2025 Noteholders and 2026 Noteholders pursuant to the Supplemental Indentures, whether as a result of the failure to consummate the Transactions or otherwise, could result in foreclosure by our secured noteholders or future secured noteholders on our assets.

Our Indenture governing our 2025 Notes, Security Agreement and related documents contain a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	create liens on certain assets;

•	incur additional debt or issue new equity;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	sell certain assets.

The filing of the Chapter 11 cases by the Debtors constituted an event of default giving rise to cross defaults under the Indentures, and a result, accelerated our debt obligations with respect to the 2025 Notes and the 2026 Notes. While any efforts to enforce our payment obligations pursuant to such events of default under the Indentures against the Debtors are automatically stayed as a result of the filing of the Chapter 11 cases, a significant portion of our operations are conducted through the Debtors, and a significant portion of our assets are held by the Debtors. As a result, the filing of the Debtors for Chapter 11 protection has and could continue to limit our available resources and our ability to plan for or react to market conditions and could otherwise restrict corporate activities.

In addition, while the Consenting Noteholders have agreed to the entry into the Supplemental Indentures which will waive such events of default under the Indentures and rescind the acceleration of our debt obligations with respect to the 2025 Notes and the 2026 Notes, in each case, in accordance with the terms of the Purchase Agreement and the Transaction Support Agreement, we can make no assurances that we will not in the future be in default under the Indentures, whether due to the failure to consummate the Transactions or otherwise. Any future default under our Senior Secured Notes Indenture could trigger a cross default under agreements governing any future indebtedness as well as the Unsecured Notes Indenture, as has already occurred upon the commencement of the Chapter 11 cases.

Furthermore, in accordance with the terms of the Transaction Support Agreement, we and Cloudbreak have each agreed (severally and not jointly) to (a) grant liens in favor of the 2025 Noteholders and 2026 Noteholders with respect to the Escrow Accounts and the funds held therein, as applicable, subject to the terms of the Supplemental Indentures and any related intercreditor agreements; and (b) in connection with the Unsecured Notes Supplemental Indenture, grant a second priority lien on the assets of the Company and Cloudbreak and any subsidiaries of the Company and Cloudbreak that are not at such time a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 cases, and in connection with those modifications to the Unsecured Notes Indenture, will incorporate provisions similar to those in the Senior Secured Notes Indenture including with respect to covenants and events of default and as modified by the Senior Secured Notes Supplemental Indenture (provided, that any such liens on the issued and outstanding equity interests of Cloudbreak or the assets of Cloudbreak and its subsidiaries will be released at or prior to the Closing). In addition, the Senior Secured Notes Supplemental Indenture, once entered into, will modify the provisions of the Senior Secured Notes Indenture in respect of repurchases of 2025 Notes as a result of a Fundamental Change for the Consenting Noteholders in respect of the Sale, to account for a multi-step process for the repurchase of the 2025 Notes (i.e., to require a repurchase offer at Closing and in connection with subsequent paydowns with the proceeds of released funds from the Escrow Accounts), in each case, at a 5.00% premium to the principal amount of such 2025 Notes.

Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities. Any failure to comply with these covenants could result in further defaults under our Indentures or instruments governing any future indebtedness of ours, including the Supplemental Indentures. Additionally, our Senior Secured Notes Indenture, including as modified by the Senior Secured Notes Supplemental Indenture, is (and our Unsecured Notes Indenture, as modified by the Unsecured Notes Supplemental Indenture, will be) secured by substantially all of our assets and those of our domestic subsidiaries. Upon a default, unless waived, the 2025 Noteholders and the 2026 Noteholders could elect to terminate their commitments, cease making further loans, foreclose on our assets pledged to secure our obligations to such noteholders under our Security Agreement (or under the secured credit facilities provided under the Supplemental Indentures, once entered into) and force UpHealth into bankruptcy or liquidation. Our results of operations currently are not, and may not be in the future if the Transactions are not consummated, sufficient to service our indebtedness and to fund our other expenditures, and we may not be able to obtain financing to meet these requirements. If we experience a default under our Indentures (including as modified by the Supplemental Indentures, once entered into) or instruments governing our future indebtedness, our business, financial condition, and results of operations may be adversely impacted.

In order to support the growth of our business, we may need to seek capital through new equity or debt financings, and such sources of additional capital may not be available to us on acceptable terms or at all.

We intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and services, enhance our existing solutions and services, enhance our operating infrastructure and potentially acquire complementary businesses and technologies. In the nine months ended September 30, 2023 and 2022, aggregate net cash used in operating activities was $18.5 million and $17.6 million, respectively.

Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including our growth rate, both organically and through acquisitions, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new or enhanced services and the continuing market acceptance of digital health. Accordingly, we may need to engage in additional equity or debt financings or collaborative arrangements to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing on terms satisfactory to us, it could have a material adverse effect on our business, financial condition and results of operations.

We qualify as an emerging growth company as defined under the JOBS Act as well as a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We qualify as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of our IPO. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have not elected to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company which is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250.0 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100.0 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700.0 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, and the price of our common stock may be adversely affected.

As a publicly traded company following the consummation of the Business Combinations, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of the New York Stock Exchange (“NYSE”). We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.

As previously disclosed in our Annual Report on Form 10-K for year ended December 31, 2021, our disclosure controls and procedures and internal controls over financial reporting were not effective as of December 31, 2021 due to certain material weaknesses described in Part I, Item 4, Controls and Procedures, of this Quarterly Report, as well as in Part II, Item 9A, Controls and Procedures, of our Annual Report. To address these material weaknesses that we identified as of December 31, 2021, we implemented measures designed to improve our internal controls over financial reporting in the year ended December 31, 2022. These measures included enhancing our internal and external technical accounting resources and engaging third party consultants for the formalization of our internal procedures, and implementing a new enterprise resource planning (“ERP”) system. As of December 31, 2022, all of the U.S. entities were live on the ERP system. We completed documentation and tests of design and tests of operational effectiveness of our entity-level controls, certain areas of our ITGCs, and controls over our business processes, and we remediated control gaps identified and performed tests of operating effectiveness on remediated items.

As a result of our remediation efforts, our management, under the supervision and with the participation of our CEO and our CFO and oversight of the Board of Directors, conducted an evaluation of the effectiveness of our internal controls over financial reporting as of December 31, 2022, based on the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Based on this evaluation, our management concluded that as of December 31, 2022, we no longer have the material weaknesses in internal controls over financial reporting described above for entity-level controls and business process controls, which we previously identified existed as of December 31, 2021 and our assessment has not changed as of September 30, 2023; however, our management also concluded that the previously identified material weakness in our ITGCs in the areas of user access, segregation of duties, and change management related to certain information technology systems that support our financial reporting process were not remediated as of September 30, 2023, and that the material weakness remains for these ITGCs. Further remediation of the non-remediated portions of the material weakness in our ITGCs is ongoing and our objective is to complete such remediation efforts by March 2024.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience additional material weaknesses in our controls. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, additional weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE.

General Risks Related to the Company

The Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

As a result of events which occurred in the three months ended September 30, 2022, as discussed under the heading “Dispute and Litigation Regarding Control of Glocal Board of Directors” in Item 3, Legal Proceedings, of Part I of our Annual Report, we determined that a reconsideration event occurred in July 2022, which required us to reassess whether Glocal was a VIE and whether we continued to have a controlling financial interest in Glocal. Based on this assessment, we concluded that Glocal was a VIE, and furthermore, that we no longer have the ability to direct any activities of Glocal and no longer have a controlling financial interest. As a result, effective July 2022, we deconsolidated Glocal and recorded a $37.7 million loss on deconsolidation of equity investment in our consolidated statements of operations, measured as the difference between the probability-weighted fair value of Glocal of $21.2 million and the carrying amount of Glocal’s assets and liabilities as of June 30, 2022. The probability-weighted fair value of Glocal is included in equity investment in our consolidated balance sheets. Further, we assessed the prospective accounting for our equity investment in Glocal. Since we no longer had the ability to exercise significant influence over operating and financial policies of Glocal, we concluded the investment should be accounted for utilizing the ASC 321 measurement alternative, whereby the investment was measured at cost and will continue to be evaluated for any indicators of impairment. In addition, we derecognized $14.3 million of noncontrolling interests related to Glocal. If through the legal processes discussed under the heading “Dispute and Litigation Regarding Control of Glocal Board of Directors” in Item 3, Legal Proceedings, of Part I of our Annual Report, we are able to obtain the ability to direct the activities of Glocal, and it is our intent to exercise all legal rights and remedies to achieve such a result, then we will further reassess the appropriate accounting treatment of our investment in Glocal.

The Company may be forced to write-down or write-off assets in the future, restructure its operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and may not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about it or its securities. Furthermore, as a result of indicators of impairment identified in the three months ended September 30, 2022, we performed a goodwill impairment assessment as of September 30, 2022, which included both qualitative and quantitative assessments. Our assessment included a comparison of carrying value to an estimated fair value using a market approach based on our market capitalization. Based on this assessment, we concluded the fair value of two segments was below the carrying value primarily due to the recent change in our market valuation and financial performance and recorded a goodwill impairment in the amount of $89.1 million and an intangible asset impairment in the amount of $16.9 million. Additionally, in the three months ended June 30, 2023, we impaired goodwill in the amount of $6.4 million at a company within our Behavioral business we wound down in the period. We also recorded a $1.4 million, $0.5 million, and a $1.8 million charge on the remeasurement of the disposal group held for sale in the three months ended June 30, 2023, March 31, 2023 and December 31, 2022, respectively, in connection with the pending and ultimate sale of Innovations Group on May 11, 2023. In addition, we recorded a $5.5 million measurement period adjustment at Glocal that was immediately impaired, and a $0.7 million trade name intangible asset impairment at TTC in the three months ended March 31, 2022. Future charges of this nature may cause the Company to be unable to obtain future financing on favorable terms or at all.

Resales of our shares of common stock could depress the market price of our common stock.

We have approximately 17,775,498 shares of common stock outstanding as of November 17, 2023. The shares held by the Company’s public stockholders are freely tradable. In addition, the Company registered shares of common stock issued as merger consideration (none of which remain subject to a contractual lockup period), registered for resale shares of common stock issued in the 2023 Private Placement, and will be registering shares for resales by its officers, directors and other affiliates, as well as shares underlying the warrants and Convertible Notes issued by the Company, which shares will become available for resale following the exercise or conversion of the warrants or Convertible Notes, respectively. Rule 144 also became available for the resale of shares of our common stock on June 14, 2022. Such sales of shares of common stock or the perception of such sales may depress the market price of our common stock.

Item 2. Unregistered Sales of Equity Securities, Use of Proceeds and Issuer Purchases of Equity Securities

None.

Item 3. Defaults Upon Senior Securities

Please refer to the Current Reports on Form 8-K that we have filed with the SEC for information regarding the event of default under the Indentures governing our 2025 Notes and 2026 Notes, which occurred as a result of the commencement of the Chapter 11 cases on September 19, 2023.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

Release Agreement with Samuel J. Meckey

As previously disclosed by the Company, on October 6, 2023, the Company notified Samuel J. Meckey that pursuant to a decision made by the Board on October 5, 2023, his service as the Chief Executive Officer of the Company was terminated, effective immediately, and that he would cease to be an employee of the Company effective as of October 11, 2023 (the “Termination Date”). In connection with Mr. Meckey’s termination, on November 17, 2023, the Company and Mr. Meckey entered into a waiver and release of claims (the “Release”), in accordance with Mr. Meckey’s amended and restated employment agreement with the Company, dated as of May 11, 2023, as previously disclosed by the Company (the “Employment Agreement”). The consideration for Mr. Meckey’s agreement to the Release consists of the severance compensation provided under, and subject to, the terms and conditions of the Employment Agreement.

Pursuant to the terms of the Release, provided that Mr. Meckey complies with all obligations set forth in the Employment Agreement that survive termination of his employment as provided therein, Mr. Meckey shall receive the following payments and benefits, subject to applicable tax withholding: (a) an amount equal to $780,000.00, representing 18 months of Mr. Meckey’s base salary, payable in equal installments in accordance with the Company’s regular payroll practices over the 18 month period following the Termination Date; (b) an amount equal to $260,000.00, representing Mr. Meckey’s target 2023 bonus amount for the period from January 1, 2023 through June 30, 2023, payable on the Company’s first regular payroll date that is not earlier than six months and one day following the Termination Date; (c) contingent upon the Company’s 2023 performance as compared to the 2023 bonus plan performance goals, an amount equal to $146,956.52, representing Mr. Meckey’s target pro-rata 2023 bonus for the period from July 1, 2023 through the Termination Date, which if earned and payable shall be paid to Mr. Meckey on the Company’s first regular payroll date that is not earlier than six months and one day following the Termination Date; (d) contingent upon Mr. Meckey time electing continued coverage under COBRA, the Company will, at its expense, provide Mr. Meckey with the COBRA related benefits specified in and pursuant to the provisions of the Employment Agreement with respect to termination without Cause (as defined in the Employment Agreement) or for Good Reason (as defined in the Employment Agreement) and not in connection with a Change in Control (as defined in the Employment Agreement); (e) the 430,000 RSUs granted to Mr. Meckey on January 9, 2023 will fully vest upon the Effective Date; (f) an amount equal to $1,062,347.00, payable in a single lump sum on a date selected by the Company which is no later than January 1, 2024; (g) an amount equal to $734,115.00, payable in a single lump sum on January 1, 2025; and (h) contingent upon the Company’s 2023 performance as compared to the target revenue performance levels for fiscal 2023, a pro-rata portion of the performance bonus that Mr. Meckey is eligible to receive with respect to fiscal 2023, calculated pursuant to the provisions of the Employment Agreement with respect to termination without Cause or for Good Reason and not in connection with a Change in Control, which if earned and payable shall be paid to Mr. Meckey at the same time as specified in the provisions of the Employment Agreement applicable to revenue performance bonuses as if Mr. Meckey had remained employed through the applicable payment date, and in all cases no later than March 15, 2024; provided, that if Mr. Meckey has not exercised his right to revoke the Release on or before November 24, 2023 (the seventh day following his execution and delivery thereof), then (1) the payments and benefits described in such clauses (a) and (d) above shall commence on November 25, 2023 (the eighth day following Mr. Meckey’s execution and delivery of the Release) and all amounts under such clauses (a) and (d) above shall be paid and provided as soon as practicable after November 25, 2023, and (2) notwithstanding anything to the contrary set forth above (other than as provided in the foregoing clause (1)), any other amounts otherwise scheduled to be paid to Mr. Meckey prior to the effectiveness of the Release, shall instead accrue and be paid as soon as practicable following the date that is the earlier of (x) Mr. Meckey’s receipt of the amount specified in clause (f) above, or (y) Mr. Meckey’s receipt of the amount payable to him in the event of a Change in Control being consummated within three months of the Termination Date, as described below (such earlier date, the “Effective Date”).

In addition to the payments and benefits described in clauses (a) through (f) of the immediately preceding paragraph, in the event that a Change in Control is consummated within three months of the Termination Date, and provided that Mr. Meckey complies with all obligations set forth in the Employment Agreement that survive termination of his employment as provided therein (and contingent upon effectiveness of the Release), the Company and Mr. Meckey have agreed that he shall be entitled to receive all amounts payable pursuant to the provisions of the Employment Agreement with respect to termination without Cause or for Good Reason and in connection with a Change in Control, which have not already been paid to Mr. Meckey in accordance with clauses (a) through (f) of the immediately preceding paragraph.

In exchange for and in consideration of the severance benefits provided to Mr. Meckey pursuant to the termination provisions of the Employment Agreement, and subject to the terms and conditions of such termination provisions in all respects, Mr. Meckey has agreed to a general release of claims in favor of the Company, and upon the effectiveness of the Release, Mr. Meckey shall have voluntarily released and forever discharged the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, managers, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date of the Release, Mr. Meckey has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. Such general release of Claims includes, among other things (and without implication of limitation), the release of all Claims: (a) relating to his employment by and termination from employment with the Company, including any Claims of breach of contract, wrongful discharge or violation of public policy; (b) of discrimination or retaliation under federal, state or local law, including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act of 1967 (“ADEA”), Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964; (c) under the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act; (d) under the Minnesota Human Rights Act (provided that Mr. Meckey may rescind the release of claims under such law within 15 calendar days of the execution of the Release by delivering a written notice of rescission to the Company as provided in the Release), the Minnesota Equal Pay for Equal Work Law, Minnesota health care worker whistleblower protection laws, the Minnesota family leave law, and Minnesota personnel record access statutes; (e) under any other federal or state statute or constitution or local ordinance; (f) of defamation or other torts; and (g) for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, that the foregoing release shall not affect Mr. Meckey’s rights (i) under the Release, (ii) to the Accrued Benefit, (iii) to contractual or other legal right to indemnification under any written indemnification agreement with the Company, governance documents of the Company or under applicable law, (iv) to any claim that cannot be waived under applicable law or (iv) under any applicable director and liability insurance policy. Furthermore, Mr. Meckey has agreed not to accept damages of any nature, other equitable or legal remedies for his own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released pursuant to the Release.

In respect of the foregoing general release of Claims, and as a material inducement to the Company to enter into the Release, Mr. Meckey has represented in the Release that he has not assigned any Claim to any third party. In addition, Mr. Meckey (i) has represented that, other than the consideration set forth in the Release, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting and any and all other benefits and compensation due to him, and (ii) has agreed that he is not entitled to any wages, salary, commissions, vacation, equity, bonuses, or any other compensation or benefits from the Company or any of its affiliates, except as is expressly set forth in the Release.

In addition to the general release of Claims described above, Mr. Meckey has acknowledged and agreed that (a) he is waiving and releasing any rights he may have under the ADEA as of the Effective Date, and such waiver and release is knowing and voluntary (and shall not apply to any rights or claims that may arise under the ADEA following the Effective Date), and the consideration given for such waiver and release is in addition to anything of value to which Mr. Meckey was entitled pursuant to the Employment Agreement; (b) he has been advised in the Release (i) to consult with legal counsel prior to his execution thereof, (ii) that he has 45 days within which to consider the Release, (iii) that he has been provided certain information to consider in making the Release, including the class, unit, or group of individuals covered by the reduction in force applicable to his termination, the eligibility factors for such reduction in force, and the job titles and ages of all individuals who were and were not selected, and (iv) that he may revoke the Release within 7 days following execution thereof and the Release shall not be effective until after such revocation period has expired; (c) nothing in the Release prevents or precludes Mr. Meckey from challenging or seeking a determination in good faith of the validity of Mr. Meckey’s waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; (d) by executing and delivering the Release to the Company in less than the 45-day period described above, Mr. Meckey has freely and voluntarily chosen to waive the time period allotted for considering the Release; and (e) revocation by Mr. Meckey of the Release must be accomplished by a written notification received by the Company prior to the eighth day following entry into the Release. Each of the Company and Mr. Meckey have agreed that any changes to the Release, whether material or immaterial, do not restart the running of the 45-day period. Mr. Meckey has further agreed that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releasing party does not know or suspect to exist in their favor at the time of executing the release, which, if known by them, must have materially affected their settlement with the released party, and Mr. Meckey has agreed to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

The terms of the Release reaffirm, and incorporate by reference therein, Mr. Meckey’s confidentiality, nondisclosure and nonsolicitation obligations to the Company and/or any affiliate of the Company, including without limitation pursuant to the Employee Proprietary Information and Inventions Agreement, dated May 12, 2023 (the “Confidentiality Agreement”) (collectively, the “Ongoing Obligations”). Furthermore, Mr. Meckey has agreed, to the fullest extent permitted by law, to keep the negotiations leading to the Release and the terms of the Release (“Release-Related Information”) completely confidential (except that Mr. Meckey may disclose Release-Related Information to his spouse, attorney and financial advisors, and to them only if they first agree for the benefit of the Company to keep Release-Related Information confidential); provided, that none of such confidentiality obligations with the respect to the Release-Related Information shall be construed to prevent Mr. Meckey from disclosing Release-Related Information to the extent required by a lawfully issued subpoena or duly issued court order, provided further, that Mr. Meckey provides the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

Pursuant to the terms of the Release, Mr. Meckey has agreed (i) not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee or the products or services of any Releasee and (ii) that he shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which Mr. Meckey had access during the scope of his employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients; provided, that such nondisparagement obligation shall in no way affect Mr. Meckey’s obligation to testify truthfully in any legal proceeding (nor shall anything contained in the Release apply to truthful testimony in litigation), and nothing in the Release limits Mr. Meckey’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), or to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, any Governmental Agency (including the provision of documents or other information), without notice to the Company. Pursuant to the terms of the Release, if Mr. Meckey files any charge or compliant with any Governmental Agency and it (or any other third party) pursues any claim on his behalf, Mr. Meckey waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided, that nothing contained in the Release limits any right Mr. Meckey may have to receive a whistleblower award or bounty for information provided to the SEC.

The foregoing summary of the terms and conditions of the Release is not complete and is qualified in its entirety by reference to the full text of the Release, which is included as an exhibit to this Quarterly Report, and the terms of which are incorporated herein by reference.

Thrasys Transition Agreements

Transition Agreement with County of Alameda

On November 17, 2023, Thrasys entered into a Transition Agreement (the “Alameda Transition Agreement”) with the County of Alameda, California, USA (“Alameda”), which provides for, among other things, the grant to Alameda of a non-exclusive, transferable, perpetual, royalty-free right and license of the applicable source code and related SyntraNetTM platform and the provision by Thrasys of certain transition services during the transition term, which commences upon the approval of the Bankruptcy Court of the Alameda

Transition Agreement and continues until December 28, 2023. As conditions to the rights and obligations of the parties, the Alameda Transition Agreement provides that it shall only become effective (i) on the date the Bankruptcy Court enters an order approving the Alameda Transition Agreement and (ii) if certain key executory contracts are assumed and assigned by Thrasys to Alameda, as approved by the Bankruptcy Court. The consideration to be delivered to Thrasys pursuant to the Alameda Transition Agreement is as follows: (i) in partial consideration of the rights granted under the Alameda Transition Agreement with respect to SyntraNetTM, Alameda shall pay to Thrasys $1.00; (ii) in consideration of the transition services, Alameda shall pay to Thrasys a total of $1,450,000, in six separate installments (in each case, to be paid within one week of receipt of the applicable invoice from Thrasys), consisting of (A) four installments of $290,000, to be invoiced upon completion of certain transition services, (B) $265,000, to be invoiced on the date that the assumption and assignment of certain executory contracts is approved by the Bankruptcy Court, and (C) $25,000, to be invoiced on December 28, 2023; and (iii) a total of $151,170 to be paid by Alameda to Thrasys, consisting of outstanding payment obligations under certain prior agreements, with such payments to be made according to the terms of such prior agreements. The Alameda Transition Agreement provides for a mutual release of claims among the parties. In addition, the Alameda Transition Agreement contemplates that certain of Thrasys’s current employees who are involved in the provision of SyntraNetTM or related services to Alameda will receive employment offers from Alameda, subject to the terms and conditions of the Alameda Transition Agreement.

Transition Agreement with LA Care

On November 15, 2023, Thrasys entered into a Transition Agreement (the “LA Care Transition Agreement”) with Local Initiative Health Authority for Los Angeles County, a local public entity operating and doing business as L.A. Care Health Plan (“LA Care”), which provides for, among other things, the grant to LA Care of a non-exclusive, non-transferable, perpetual, royalty-free right and license of the applicable source code and related SyntraNetTM platform and the provision by Thrasys of certain transition services during the transition term, which commences upon the approval of the Bankruptcy Court of the LA Care Transition Agreement and continues until December 28, 2023. As the sole condition to the rights and obligations of the parties, the LA Care Transition Agreement provides that it shall only become effective on the date the Bankruptcy Court enters an order approving the LA Care Transition Agreement. The consideration to be delivered to Thrasys pursuant to the LA Care Transition Agreement is as follows: (i) in partial consideration of the rights granted under the LA Care Transition Agreement with respect to SyntraNetTM, LA Care shall pay to Thrasys $1.00; (ii) in consideration of the transition services, LA Care shall pay to Thrasys a total of $1,950,000, in three separate installments (in each case, to be paid within one week of receipt of the applicable invoice from Thrasys), consisting of (A) $1,365,000, to be invoiced on the later of December 1, 2023 or the effective date of the LA Care Transition Agreement, (B) $292,500, to be invoiced on the later of December 15, 2023 or the effective date of the LA Care Transition Agreement, and (C) $292,500, to be invoiced on the later of December 18, 2023 or the effective date of the LA Care Transition Agreement; and (iii) a total of $1,250,000 to be paid by LA Care to Thrasys, consisting of outstanding payment obligations under certain prior agreements, with such payments to be made according to the terms of such prior agreements and, in each case, subject to Thrasys’s continued performance in respect of the applicable prior agreement. The LA Care Transition Agreement provides for a mutual release of claims among the parties. In addition, the LA Care Transition Agreement contemplates that certain of Thrasys’s current employees who are involved in the provision of SyntraNetTM or related services to LA Care will receive employment offers from LA Care, subject to the terms and conditions of the LA Care Transition Agreement.

Transition Agreement with EmpiRx Health

On November 16, 2023, Thrasys entered into a Transition Agreement (the “EmpiRx Transition Agreement”) with EmpiRx Health LLC, a Delaware corporation (“EmpiRx”), which provides for, among other things, the grant to EmpiRx of a non-exclusive, perpetual, irrevocable (except as provided in the EmpiRx Transition Agreement), royalty-free right and license of the applicable source code and related SyntraNetTM platform and the provision by Thrasys of certain transition services during the transition term, which commences upon the approval of the Bankruptcy Court of the EmpiRx Transition Agreement and continues until all transition services milestones set forth therein are completed. As the sole condition to the rights and obligations of the parties, the EmpiRx Transition Agreement provides that it shall only become effective on the date the Bankruptcy Court enters an order approving the EmpiRx Transition Agreement. The consideration to be delivered to Thrasys pursuant to the EmpiRx Transition Agreement is as follows: (i) in partial consideration of the rights granted under the EmpiRx Transition Agreement with respect to SyntraNetTM, EmpiRx shall pay to Thrasys $1.00; (ii) in consideration of the transition services, EmpiRx shall pay to Thrasys a total of $400,000, in five separate installments of $80,000, with each installment to be paid within one week of the date on which the parties mutually agree the applicable transition services milestones have been completed; and (iii) EmpiRx shall pay to Thrasys (x) $77,190, consisting of payment obligations of EmpiRx under outstanding invoices relating to certain prior agreements, and (y) an estimated total of $170,000, consisting of payment obligations of EmpiRx with respect to licensing fees under certain prior agreements (provided that such payments set forth in (x) and

(y) shall not exceed, in the aggregate, $247,190), which payments shall be made according to the terms of such prior agreements. The EmpiRx Transition Agreement provides for a mutual release of claims among the parties. In addition, the EmpiRx Transition Agreement contemplates that certain of Thrasys’s current employees who are involved in the provision of SyntraNetTM or related services to EmpiRx will receive employment offers from EmpiRx, subject to the terms and conditions of the EmpiRx Transition Agreement.

Item 6. Exhibits

Exhibit No.	Description

2.1†	Membership Interests Purchase Agreement, dated November 16, 2023, by and among UpHealth, Inc., Cloudbreak Health, LLC and Forest Buyer, LLC (incorporated by reference to Exhibit 2.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on November 20, 2023).

3.1	Second Amended and Restated Certificate of Incorporation of UpHealth, Inc., as amended by the Certificate of Amendment effective December 8, 2022 (incorporated by reference to Exhibit 3.1 to UpHealth, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2023).

3.2	Second Amended and Restated Bylaws of UpHealth, Inc., effective August 22, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 24, 2022).

4.1	Transaction Support Agreement, dated November 16, 2023, by and among UpHealth, Inc., Cloudbreak Health, LLC, Forest Buyer, LLC and the Consenting Noteholders (incorporated by reference to Exhibit 4.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on November 20, 2023).

10.1†	Voting and Support Agreement, dated November 16, 2023, by and among UpHealth, Inc., Forest Buyer, LLC and the stockholders set forth on the signature pages thereto (incorporated by reference to Exhibit 10.1 to UpHealth, Inc.’s Current Report on Form 8-K filed with the SEC on November 20, 2023).

10.2#*	Release Agreement, dated November 17, 2023, by and between UpHealth, Inc. and Samuel J. Meckey.

10.3††#	Amended and Restated Employment Agreement, dated August 8, 2023, by and between UpHealth, Inc. and Martin Beck (incorporated by reference to Exhibit 10.5 to UpHealth, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2023.

10.4*	Transition Agreement, dated November 15, 2023, by and between Thrasys, Inc. and L.A. Care Health Plan.

10.5*	Transition Agreement, dated November 16, 2023, by and between Thrasys, Inc. and EmpiRx Health LLC.

10.6*	Transition Agreement, dated November 17, 2023, by and between Thrasys, Inc. and County of Alameda.

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.
†

Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of the omitted exhibits and schedules to the SEC on a supplemental basis upon its request.

††

Certain identified information in these exhibits has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the registrant treats as private or confidential.

#	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on November 20, 2023.

UPHEALTH, INC.

By:	/s/ Martin S. A. Beck
Name:	Martin S. A. Beck
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jay W. Jennings
Name:	Jay W. Jennings
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 20, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02	Results of Operations and Financial Condition.

On November 20, 2023, UpHealth, Inc. (the “Company”) issued a press release announcing its financial results for the third quarter ended September 30, 2023. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

The information contained in this Item 2.02, including Exhibit 99.1 attached hereto, is furnished and shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or filings under the Exchange Act regardless of any general incorporation language in such filings.

Item 8.01	Other Events.

The information contained in, or incorporated into, Item 2.02 above is incorporated herein by reference.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding obtaining customary regulatory and stockholder approval, the closing, including its timing, of the sale of Cloudbreak, the use of proceeds of the sale, the granting of licenses to the customers of the ICM business and the assignment to and assumption by those customers of certain key executory contracts, the requirement for approval of such transactions involving the ICM business by the Bankruptcy Court, the projected operation and financial performance of UpHealth, including following the sale of Cloudbreak and the granting of licenses by and cessation of the ICM business, and anticipated cash flow of UpHealth, its product offerings and developments and reception of its product by customers, the arbitration and other legal disputes involving Glocal, and UpHealth’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of UpHealth’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this Current Report are based on certain assumptions and analyses made by the management of UpHealth considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on UpHealth as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the closing conditions for the sale of Cloudbreak not being satisfied, the ability of the parties to close the sale on the expected closing date or at all, the ability of UpHealth to service or otherwise pay its debt obligations, including to holders of UpHealth’s convertible notes in the event the closing does not occur, opposition in the Bankruptcy Court process to the transactions with respect to the ICM business, the mix of services utilized by UpHealth’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of UpHealth to expand what it does for existing customers as well as to add new customers, uncertainty with respect to how the ICA or the Indian courts shall decide various matters that are before them or that the Glocal Board will act in compliance with their fiduciary duties to their shareholders, that UpHealth will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on UpHealth’s operations, the demand for UpHealth’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. UpHealth undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with the proposed sale of Cloudbreak, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s stockholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investors.uphealthinc.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed sale of Cloudbreak. Information about directors and executive officers of the Company is set forth in the proxy statement for the Company’s Annual Meeting, as filed with the SEC on Schedule 14A on November 15, 2022. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the proposed transaction that the Company will file with the SEC and furnish to the Company’s stockholders.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 20, 2023, reporting the financial results for the quarter ended September 30, 2023 (furnished only).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2023

By:	/s/ Martin S. A. Beck
Name:	Martin S. A. Beck
Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 16, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Membership Interests Purchase Agreement

As previously announced in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2023, that same day, UpHealth, Inc. (“UpHealth” or the “Company”) agreed to sell 100% of the outstanding equity interests of its wholly-owned subsidiary, Cloudbreak Health, LLC, a Delaware limited liability company (“Cloudbreak”), to Forest Buyer, LLC, a Delaware limited liability company (“Buyer”) and an affiliate of GTCR LLC, a leading private equity firm, pursuant to a membership interests purchase agreement (the “Purchase Agreement”), dated November 16, 2023, by and among the Company, Cloudbreak and Buyer (the “Sale” and all of the transactions contemplated by the Purchase Agreement, as supplemented by the terms and conditions of the Transaction Support Agreement (as defined below), including entry into the Escrow Agreement (as defined below), the Supplemental Indentures (as defined below) and any documents or instruments relating to the Fundamental Change Repurchase Offer (as defined below), collectively, the “Transactions”). The Transactions are expected to close (the “Closing”) on the date that is the third business day following the satisfaction or waiver of each of the conditions to Closing, but in no event prior to March 15, 2024, unless consented to in writing by the Company and Buyer (such date, the “Closing Date”).

The below description of the Purchase Agreement and the Transactions is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with this Current Report on Form 8-K (this “Current Report”) as Exhibit 2.1, and the terms of which are incorporated in this Current Report by reference. Capitalized terms used but not otherwise defined in this Current Report will have the meanings given to them in the Purchase Agreement. The Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Cloudbreak. In particular, the assertions embodied in the representations and warranties in the Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Purchase Agreement are not necessarily characterizations of the actual state of facts about the Company or Cloudbreak at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the SEC.

Pursuant to the terms of the Purchase Agreement, the “Cash Consideration” for the Sale means an amount equal to $180,000,000, with adjustments for debt as of immediately prior to the Closing and cash as of 11:59 p.m. (Delray Beach, Florida time) on the day immediately prior to the Closing Date (the “Calculation Time”), Cloudbreak’s net working capital as of the Calculation Time, and unpaid expenses related to the Transactions. The consideration payable for the benefit of the Company at the Closing shall equal $180,000,000, subject to adjustments for the estimated closing debt and cash and the estimated unpaid expenses related to the Transactions (the “Estimated Cash Consideration”), with all such Estimated Cash Consideration to be delivered by Buyer to the Escrow Agent for deposit into certain segregated escrow accounts to be established pursuant to the Escrow Agreement, as described below. Following the Closing, in connection with a customary adjustment to the Cash Consideration, which adjustment is expected, in the absence of any disagreement, to be determined within 120 days following the Closing Date, to the extent that the Cash Consideration exceeds the Estimated Cash Consideration, a payment shall be made for the purpose of repurchasing the 2026 Notes and/or the 2025 Notes (each as defined below) of an amount equal to the amount by which the Cash Consideration exceeds the Estimated Cash Consideration (up to an excess equal to the amount of the Adjustment Escrow Amount (as defined below)). To the extent that following such customary adjustment to the Cash Consideration, the Estimated Cash Consideration is greater than the Cash Consideration, Buyer and the Company shall cause the Escrow Agent (as defined below) to make payment to Buyer (or its designees) of an amount equal to the lesser of (i) the amount by which the Estimated Cash Consideration exceeds the Cash Consideration, and (ii) the Adjustment Escrow Amount held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investment thereof, less distributions thereof in accordance with the Purchase Agreement and the Escrow Agreement (as defined below) (the “Adjustment Escrow Funds”), in each case, from the Adjustment Escrow Account, and after any such payments are made to Buyer, the remaining Adjustment Escrow Funds (if any) shall be paid for the purpose of repurchasing the 2026 Notes and/or the 2025 Notes.

Escrow Agreement

Pursuant to the terms of the Purchase Agreement, prior to the Closing, the Company, Buyer and an escrow agent (the “Escrow Agent”) will enter into one or more escrow agreements in a customary form to be agreed upon as provided under the Purchase Agreement by Buyer, the Company, the Required Noteholders (as defined below) and the Escrow Agent (the “Escrow Agreement”), pursuant to which, at the Closing, Buyer will remit to the Escrow Agent all of the Estimated Cash Consideration to be deposited as follows: (i) $3,000,000 (the “Adjustment Escrow Amount”) shall be deposited in a segregated escrow account to satisfy any adjustment to the Cash Consideration (the “Adjustment Escrow Account”); (ii) $27,000,000 (the “Tax Escrow Amount”), subject to reduction if the Company and Buyer mutually determine prior to the Closing that the maximum possible amount of taxes that would become due and payable by the Company as a result of the Transactions (the “Maximum Seller Tax Amount”) should be less than $27,000,000, in which case the Tax Escrow Amount shall be reduced to an amount equal to the agreed-upon Maximum Seller Tax Amount, shall be deposited in a segregated escrow account to enable the Company to pay any and all taxes that become due and payable by the Company as a result of the Transactions (the “Tax Escrow Account”); provided, that any amounts remaining in the Adjustment

Escrow Account after the post-Closing adjustment or in the Tax Escrow Account after the payment of all taxes shall (x) if the Fundamental Change Repurchase Date (as defined in the Senior Secured Notes Indenture) has not yet occurred, be paid to the Notes Escrow Account (as defined below) by wire transfer of immediately available funds for purposes of making an offer to repurchase the 2026 Notes and the 2025 Notes, or (y) if the Fundamental Change Repurchase Date has occurred, be released to the Company (and held in a deposit account subject to a control agreement in favor of the Consenting Noteholders) for the sole purpose of complying with mandatory repurchase requirements set forth in the Senior Secured Notes Supplemental Indenture with respect to any remaining 2025 Notes; and (iii) the remaining portion of the Estimated Cash Consideration (such amount, the “Notes Escrow Amount”), shall be deposited in a segregated escrow account (the “Notes Escrow Account”, and together with the Adjustment Escrow Account and the Tax Escrow Account, the “Escrow Accounts”), the purpose of which shall be to fund the offer, on behalf of the Company, (a) to repurchase all of the Company’s 6.25% unsecured convertible notes due 2026 (“2026 Notes” and all beneficial holders thereof, the “2026 Noteholders”), issued under the indenture, dated as of June 9, 2021, by and among the Company and Wilmington Trust, National Association (the “Trustee”), in its capacity as trustee thereunder (as the same may be amended, restated, supplemented or otherwise modified from time to time, including pursuant to the Unsecured Notes Supplemental Indenture, the “Unsecured Notes Indenture”), which repurchase shall use a portion of the Notes Escrow Account, together with any dividends, interest, distributions and other income received in respect thereof, less any losses on investment thereof, less distributions thereof in accordance with the Purchase Agreement and the Escrow Agreement (the “Notes Escrow Fund”), which portion as of the date of the Purchase Agreement and based on certain assumptions that are subject to change, is currently estimated to be equal to $115,000,000, and which payment is expected to occur on or around June 3, 2024, together with the payment of any other amounts to be made to the 2026 Noteholders concurrently with the payment of such portion of the Notes Escrow Funds as specified by the Unsecured Notes Indenture following a Fundamental Change (as such term is defined in the Unsecured Notes Indenture), which other amounts may be paid using amounts of the Notes Escrow Funds, and (b) in addition to the repurchase of up to all of the 2026 Notes, to repurchase in accordance with the terms of the Senior Secured Notes Indenture (as defined below) in the event of a Fundamental Change (as defined in the Senior Secured Notes Indenture) the maximum principal amount of the Company’s variable rate convertible senior secured notes due 2025 (“2025 Notes” and all beneficial holders thereof, the “2025 Noteholders”), issued under the indenture, dated as of August 18, 2022, by and among the Company, the subsidiary guarantors party thereto and the Trustee, in its capacity as trustee and as collateral agent thereunder (as the same may be amended, restated, supplemented or otherwise modified from time to time, including pursuant to the Senior Secured Notes Supplemental Indenture, the “Senior Secured Notes Indenture” and together with the Unsecured Notes Indenture, the “Indentures”), which, as of the date of the Purchase Agreement and based on certain assumptions that are subject to change and presuming that all of the 2026 Noteholders accept the repurchase of the 2026 Notes as well as any other amounts of the Notes Escrow Funds paid in respect of the repurchase of the 2026 Notes, is estimated to be approximately $25,800,000, and the Company, in accordance with such terms of the Senior Secured Notes Indenture, shall make such payments of other amounts required to be made in connection with such repurchase, which other amounts may be paid using amounts of the Notes Escrow Funds, such that following the payment of the amounts to be paid for such initial repurchase of the 2025 Notes, which payment is expected to occur on or around June 3, 2024, a portion of the 2025 Notes shall remain outstanding (which, as of the date of the Purchase Agreement and based on certain assumptions that are subject to change, is estimated to be approximately $31,427,000 in aggregate principal amount), the terms of which shall be governed by the 2025 Notes and the Senior Secured Notes Indenture and the Senior Secured Notes Supplemental Indenture (it being acknowledged and agreed that all of the 2025 Noteholders that have not signed the Transaction Support Agreement will be repurchased in full with respect to their 2025 Notes to the extent such noteholders so elect and all of the 2025 Noteholders that have signed the Transaction Support Agreement will be partially repurchased with respect to their 2025 Notes on a pro rata basis). In the event that any amounts remain outstanding of the Notes Escrow Funds, those amounts shall be used to offer to repurchase in part such anticipated outstanding amount of the 2025 Notes in accordance with the terms of the Senior Secured Notes Indenture in the event of a Fundamental Change (as such term is defined in the Senior Secured Notes Indenture). Furthermore, any repurchases of the 2025 Notes in accordance with the Purchase Agreement will be made at a premium of 5.00% to the principal amount of such 2025 Notes.

Representations and Warranties

The Purchase Agreement contains customary representations and warranties by each of the Company, Cloudbreak and Buyer as of the date of the Purchase Agreement and as of the Closing. Many of the representations and warranties are qualified by materiality or Material Adverse Effect.

In the event that Buyer or any of its affiliates obtains any third party representations and warranties insurance policy related to the representations and warranties in the Purchase Agreement (a “Buyer Insurance Policy”), such Buyer Insurance Policy shall expressly provide that the insurer issuing such policy shall have no right, and waive any right, of subrogation, contribution or otherwise against the Company (including any former, current or future representative of the Company) based upon, arising out of, or in any way connected to the Purchase Agreement, the Transactions, or such Buyer Insurance Policy, except with respect to Fraud of the Company. The foregoing subrogation provision may not be amended, waived, modified or otherwise revised by Buyer or any of its affiliates in any Buyer Insurance Policy, and the Company shall be an intended third party beneficiary under any Buyer Insurance Policy of such subrogation provision.

No Survival

The representations and warranties of the parties contained in the Purchase Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach, and the covenants and agreements of the parties contained in the Purchase Agreement do not survive the Closing; provided, that any covenants or agreements which by their terms contemplate performance (in whole or in part) after the Closing will survive to the extent so required to be performed after the Closing, and provided further, that the foregoing will not prevent or otherwise limit the rights of any party in the event of Fraud.

The Purchase Agreement provides for a mutual release of claims by the Company and by Buyer (on behalf of itself, the Guarantors (as defined below) and Cloudbreak and its subsidiaries), effective as of the Closing.

Covenants of the Parties

Each party agreed in the Purchase Agreement to cooperate in good faith with the other parties and their affiliates and take such actions and execute and deliver such documents and instruments that are reasonably necessary, proper or advisable to consummate the Transactions as promptly as practicable, and otherwise use its reasonable best efforts to take certain actions to effect the Closing. The Purchase Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Purchase Agreement and the earlier of the Closing or the termination of the Purchase Agreement in accordance with its terms, including the performance of certain migration activities in respect of Cloudbreak, as well as certain customary covenants that will continue after the Closing to the extent required to be performed after the Closing.

The Company and Cloudbreak have agreed not to solicit, negotiate or enter into any alternative competing transactions during the period from the date of the Purchase Agreement and continuing until the earlier of the termination of the Purchase Agreement or the Closing; provided, that notwithstanding the foregoing and subject to the terms and conditions of the Purchase Agreement, prior to the Company’s receipt of the Requisite Stockholder Approval (as defined below), the Company may engage in discussions or negotiations regarding an acquisition transaction pursuant to a bona fide written Acquisition Proposal made or delivered to the Company or Cloudbreak after the execution and delivery of the Purchase Agreement, that the Company’s board of directors (the “Board”) has determined in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal and with respect to which the failure of the Board to take action would be inconsistent with its fiduciary duties.

Conditions to Closing

The Purchase Agreement contains customary conditions to Closing of each of the Company, Cloudbreak and Buyer.

Unless waived by the Company, the obligations of the Company and Cloudbreak to consummate the Transactions are subject to the satisfaction of the following Closing conditions: (i) the representations and warranties of Buyer being true and correct as of the date of the Purchase Agreement and the Closing or, to the extent made as of an earlier date, as of such earlier date (subject to certain materiality qualifiers); (ii) material compliance with covenants and agreements to be performed by Buyer prior to the Closing; (iii) all applicable waiting periods under the HSR Act having expired or been otherwise terminated; (iv) the Company’s receipt of the affirmative vote in favor of the Transactions by the holders of a majority of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) entitled to vote thereon, voting together as a single class in person or by proxy at a meeting (the “Stockholder Meeting”) of the Company’s stockholders held for such purpose (the “Requisite Stockholder Approval”); (v) no pending or overtly threatened litigation by any governmental authority to prevent or prohibit the consummation of the Closing; (vi) receipt of the Escrow Agreement, executed by each of Buyer and the Escrow Agent, and such agreement being in full force and effect; (vii) receipt of the Transition Services Agreement (as defined below), executed by Buyer; and (viii) receipt of customary certificates and other Closing deliverables of Buyer.

Unless waived by Buyer, the obligations of Buyer to consummate the Transactions are subject to the satisfaction of the following Closing conditions: (i) each of the Fundamental Representations of the Company and Cloudbreak (other than those regarding equity interests in Cloudbreak and title thereto) being true and correct as of the date of the Purchase Agreement and the Closing or, to the extent made as of an earlier date, as of such earlier date (subject to certain materiality and Material Adverse Effect qualifiers); (ii) each of the representations and warranties of the Company and Cloudbreak regarding equity interests in Cloudbreak and title thereto being true and correct as of the date of the Purchase Agreement and the Closing or, to the extent made as of an earlier date, as of such earlier date;

(iii) each of the other representations and warranties of the Company and Cloudbreak contained in the Purchase Agreement being true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein) as of the date of the Purchase Agreement and the Closing or, to the extent made as of an earlier date, as of such earlier date (except to the extent that, without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, the facts, circumstances and events that cause such representations and warranties to not be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect); (iv) material compliance with the covenants and agreements to be performed by the Company and Cloudbreak; (v) since the date of the Purchase Agreement, no fact, event or circumstance having occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or would reasonably be expected to have a Material Adverse Effect on Cloudbreak and its subsidiaries, taken as a whole; (vi) the Company having received the Requisite Stockholder Approval at the Stockholder Meeting; (vii) Buyer, the Company and Cloudbreak having obtained all governmental and regulatory consents, approvals, licenses and authorizations that are necessary for the consummation of the Transactions, in each case on terms and conditions satisfactory to Buyer, and all applicable waiting periods under the HSR Act shall have expired or been terminated; (viii) no action having been taken or overtly threatened by or before any governmental authority of competent jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (a) prevent the performance of the Purchase Agreement or the consummation of the Transactions or declare the Transactions unlawful, (b) cause the Transactions to be rescinded following consummation, (c) adversely affect the right of Buyer to own the equity interests of Cloudbreak or operate the businesses of or control Cloudbreak and its subsidiaries, (d) affect adversely the right of Cloudbreak and its subsidiaries to own their respective assets or control their respective businesses or (e) result in any material damages being assessed against Cloudbreak or any of its subsidiaries; and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect; (ix) receipt of the Escrow Agreement, executed by each of the Company and the Escrow Agent, and such agreement is in full force and effect; (x) receipt of the Intellectual Property Assignment Agreement, executed by the Company; (xi) receipt of the Transition Services Agreement, executed by the Company; (xii) receipt of all data relating to the business of Cloudbreak that is stored on any system owned or controlled by the Company or any of its affiliates (other than Cloudbreak or any of its subsidiaries); (xiii) receipt of (a) a customary fairness opinion confirming that the Transactions are fair to the Company’s stockholders and (b) a customary solvency opinion confirming that the Company will remain solvent following the Transactions, each on terms and conditions reasonably satisfactory to Buyer and duly completed by an independent financial advisor mutually agreed upon by the Company and Buyer; (xiv) the Senior Management Agreement shall remain in full force and effect as of the Closing; (xv) no Seller Insolvency Event has occurred; (xvi) the Company and Cloudbreak having completed, to Buyer’s reasonable satisfaction, all migration activities they are obligated to complete pursuant to the Purchase Agreement; (xvii) receipt of the fully executed Supplemental Indentures, and such agreements remain in full force and effect in accordance with their terms; (xviii) the Estimated Net Working Capital as set forth in the Estimated Closing Statement is equal to or greater than $5,000,000; (xix) receipt of customary certificates and other Closing deliverables of the Company; and (xx) receipt of written resignations, effective as of the Closing, of the officers and board members of Cloudbreak and its subsidiaries.

Termination

The Purchase Agreement may be terminated at any time prior to the Closing by either Buyer or the Company by giving written notice to such other party if the Closing does not occur by May 16, 2024 (the “Outside Date”), or such other date as may be extended pursuant to the Purchase Agreement, provided, that the party receiving such notice does not then have the right to terminate the Purchase Agreement due to an uncured breach of the Purchase Agreement by the notifying party, which breach would give rise to the failure of certain of the receiving party’s Closing conditions.

The Purchase Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written agreement of Buyer and the Company; (ii) by written notice by Buyer for the uncured breach of the Purchase Agreement by the Company or Cloudbreak, which breach would give rise to the failure of certain of Buyer’s Closing conditions, subject to customary cure rights and obligations; (iii) by written notice by the Company for Buyer’s uncured breach of the Purchase Agreement, which breach would give rise to the failure of certain of the Company’s Closing conditions, subject to customary cure rights and obligations; (iv) by written notice by either Buyer or the Company if any law is enacted that makes the consummation of the Transactions illegal or otherwise prohibited, or if the consummation of the Transactions would violate any nonappealable final order, decree or judgment of a governmental authority of competent jurisdiction or require the approval of any court or any other governmental authority to consummate the Transactions; (v) by either Buyer or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Stockholder Meeting, except that such right will not be available to any party whose breach of the Purchase Agreement was the primary cause of, or primarily resulted in, the failure to obtain such approval; (vi) by Buyer if the Board has effected a Seller Board Recommendation Change or the Company, its affiliates or any of their respective representatives has breached its obligations under the non-solicitation provisions of the Purchase Agreement; (vii) by the Company, at any time prior to receiving the Requisite Stockholder Approval, if (a) the Company has received a Superior Proposal, (b) the Board has authorized the Company to enter into a definitive alternative acquisition agreement to consummate the acquisition transaction contemplated by such Superior Proposal in accordance with the non-solicitation provisions of the Purchase Agreement, (c) Cloudbreak has complied with its obligations with respect to solicitation, and (d) concurrently with such termination, Cloudbreak pays the Termination Fee (as defined below) due to Buyer in accordance with the Purchase Agreement; or (viii) by Buyer, in the event (i) of the occurrence of a Seller Insolvency Event or (ii) the Company and Cloudbreak are not able to satisfy the condition that they deliver customary fairness and customary solvency opinions.

Termination Fee

The Purchase Agreement provides that if (a) the Purchase Agreement is validly terminated by either Buyer or the Company by giving written notice to such other party if the Closing does not occur on or before the Outside Date (an “Applicable Termination”), (b) prior to an Applicable Termination, the Company or Cloudbreak has received an Acquisition Proposal or an Acquisition Proposal has been publicly made or disclosed (and not publicly irrevocably withdrawn at least 4 business days prior to the Stockholder Meeting at which a vote is taken on the Transactions), and (c) within 12 months following such Applicable Termination, an acquisition transaction is consummated or the Company enters into a definitive agreement with respect to an acquisition transaction, then the Company will pay to Buyer a termination fee equal to $7,200,000 (the “Termination Fee”), concurrently with the earlier of the execution of the definitive agreement and the consummation of such acquisition transaction; provided, that if the Purchase Agreement is validly terminated by the Company due to its failure to obtain the Requisite Stockholder Approval, or by Buyer (i) for the uncured breach of the Purchase Agreement by the Company or Cloudbreak, which breach would give rise to the failure of certain of Buyer’s Closing conditions, (ii) if the Board has effected a Seller Board Recommendation Change or the Company, its affiliates or any of their respective representatives has breached its obligations under the non-solicitation provisions of the Purchase Agreement, or (iii) in the event of the occurrence of a Seller Insolvency Event or the Company and Cloudbreak are not able to satisfy the condition that they deliver customary fairness and customary solvency opinions, then the Company must promptly (and in any event within 2 business days) following such termination pay to Buyer the Termination Fee; provided further, that if the Purchase Agreement is validly terminated by the Company at any time prior to receiving the Requisite Stockholder Approval due to (a) the Company having received a Superior Proposal, (b) the Board having authorized the Company to enter into a definitive alternative acquisition agreement to consummate the acquisition transaction contemplated by such Superior Proposal in accordance with the non-solicitation provisions of the Purchase Agreement, (c) Cloudbreak has complied with its obligations with respect to solicitation, and (d) concurrently with such termination, Cloudbreak pays the Termination Fee due to Buyer in accordance with the Purchase Agreement, then the Company must prior to or concurrently with such termination pay to Buyer the Termination Fee.

If the Purchase Agreement is terminated, all further obligations of the parties under the Purchase Agreement (except for certain obligations related to confidentiality, effect of termination, payment of the Termination Fee, fees and expenses and customary miscellaneous provisions) will terminate, and no party to the Purchase Agreement will have any further liability to any other party thereto except for liability for any Fraud or willful breach of the Purchase Agreement prior to termination. In addition to the foregoing, no termination of the Purchase Agreement will affect the rights or obligations of any party under the Confidentiality Agreement, or, in the event of termination by the Company for an uncured breach of the Purchase Agreement by Buyer that would give rise to the failure of certain of the Company’s Closing conditions, the Limited Guaranty, which rights, obligations and agreements will survive the termination of the Purchase Agreement in accordance with their respective terms; provided, that notwithstanding the foregoing or anything in the Purchase Agreement to the contrary, following the termination of the Purchase Agreement, the maximum aggregate liability of Buyer and its affiliates for any and all liabilities or damages suffered as a result of the breach of the Purchase Agreement or any representation, warranty, covenant or agreement contained therein of Buyer, or the failure to consummate the Transactions, shall in no event exceed $14,400,000.

Equity Commitment Letter

In connection and concurrently with the entry into the Purchase Agreement, on November 16, 2023, GTCR Strategic Growth Fund I/B LP, GTCR Strategic Growth Fund I/C LP and GTCR Strategic Growth Co-Invest I LP, each a Delaware limited partnership (the “Guarantors”), entered into an equity commitment letter with Buyer (the “Equity Commitment Letter”), pursuant to which, subject only to the terms and conditions set forth in the Equity Commitment Letter, the Guarantors have committed to invest in Buyer, directly or indirectly, the applicable amounts set forth therein, the proceeds of which may be used to consummate the Transactions (the “Equity Financing”). The Company is an express third-party beneficiary under the Equity Commitment Letter, and is entitled to specifically enforce the provisions thereof against Buyer. Buyer has represented and warranted in the Purchase Agreement that, assuming the Equity Financing is funded in accordance with the Equity Commitment Letter, and assuming satisfaction of all of Buyer’s conditions to Closing and the mutual conditions of Buyer and the Company to Closing, the Equity Financing, when funded, will be sufficient to enable Buyer to timely perform its obligations to pay, fund or discharge all of the items to be paid, funded or discharged by Buyer contemplated by the Equity Commitment Letter.

Limited Guaranty

In connection and concurrently with the entry into the Purchase Agreement, on November 16, 2023, Buyer delivered to the Company and Cloudbreak a duly executed limited guaranty from the Guarantors in favor of the Company (the “Limited Guaranty”), pursuant to which, subject only to the conditions expressly set forth in the Limited Guaranty, the Guarantors are guaranteeing certain obligations of Buyer in connection with the Purchase Agreement. In the event the Purchase Agreement is terminated by the Company for an uncured breach of the Purchase Agreement by Buyer which would give rise to the failure of certain of the Company’s Closing conditions, the Limited Guaranty, and the rights, obligations and agreements set forth therein, will survive the termination of the Purchase Agreement in accordance with its terms. Buyer has represented and warranted in the Purchase Agreement that the Guarantors have sufficient cash, available lines of credit, capital commitments or other sources of available funds to satisfy the full amount of their guaranteed obligations under the Limited Guaranty.

Debt Commitment Letter

In connection and concurrently with the entry into the Purchase Agreement, on November 16, 2023, Buyer delivered to the Company a debt commitment letter from Buyer and certain debt financing sources (the “Debt Commitment Letter”), providing for, subject only to the conditions set forth in the Debt Commitment Letter, a commitment to provide the debt financing described therein, the proceeds of which may be used to consummate the Transactions.

Transition Services Agreement

Prior to the Closing, the Company and Cloudbreak will enter into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Company will agree to provide, following the Closing, certain transition services to Cloudbreak with respect to the operation of the business of Cloudbreak on terms and conditions mutually acceptable to Cloudbreak and the Company.

Transaction Support Agreement

In connection and concurrently with the entry into the Purchase Agreement, the Company, Cloudbreak and Buyer entered into a transaction support agreement, dated as of November 16, 2023 (as may be amended, modified, or supplemented from time to time, including any exhibits, schedules, or annexes thereto, the “Transaction Support Agreement”), with certain beneficial holders of the 2025 Notes (being the holders of at least 69% of the 2025 Notes, the “Consenting Senior Secured Noteholders”) and certain beneficial holders of the 2026 Notes (being the holders of at least 88% of the 2026 Notes, the “Consenting Unsecured Noteholders”, and together with the Consenting Senior Secured Noteholders, the “Consenting Noteholders”), pursuant to which the parties thereto have agreed, among other things, to support the Purchase Agreement and the Transactions and to enter into and effect the Escrow Agreements, the Supplemental Indentures in connection with the Fundamental Change Repurchase Offer to be made by the Company and each other Definitive Document (as defined in the Transaction Support Agreement), in each case, subject to the terms and conditions set forth in the Transaction Support Agreement.

Fundamental Change Repurchase Offer

The Transaction Support Agreement provides that (i) the Company and Cloudbreak will abide by the proceeds waterfall set forth in the Purchase Agreement as described above, the Escrow Agreements and the Supplemental Indentures, including releasing the Escrow Funds as set forth in each Escrow Agreement, commencing offers to repurchase the 2025 Notes and the 2026 Notes in accordance with the terms of the applicable Indenture as a result of any or all of the Transactions constituting a Fundamental Change (as such term is defined in each of the Indentures) under the applicable Indenture (each, a “Fundamental Change Repurchase Offer”) and delivering the applicable Fundamental Change Company Notices (as such terms are defined in each of the Indentures) pursuant to the applicable Indenture, in each case, at the times and pursuant to the terms specified in the Supplemental Indentures; (ii) the Buyer will abide by the proceeds waterfall set forth in the Purchase Agreement as described above, the Escrow Agreements and the Supplemental Indentures, including, for the avoidance of doubt, depositing and releasing the Notes Escrow Funds as set forth in the Escrow Agreement; and (iii) the Consenting Noteholders will, so long as the Company complies with the applicable terms, conditions and procedures set forth in the Indentures, participate in and comply with the terms set forth in respect of any Fundamental Change Company Notice given under (and as defined in) the applicable Indenture and Supplemental Indenture in connection with each relevant Fundamental Change Repurchase Offer.

The Company and each Consenting Noteholder, in their separate and individual capacities, represent in the Transaction Support Agreement that, as of the date thereof and to the best of their knowledge, and assuming that all coupon payments on the 2025 Notes and the 2026 Notes due prior to June 3, 2024 are paid in full: if the Sale were to occur on March 15, 2024, (i) the outstanding amount due and payable in the aggregate to the 2025 Noteholders arising under or in connection with a Fundamental Change Repurchase Offer under the Senior Secured Notes Indenture to be consummated on June- 3, 2024 would be $62,208,500, consisting of (a) $57,227,000 in aggregate principal amount of the 2025 Notes (assuming 100% participation), (b) $2,861,350 premium payable in respect of the 2025 Notes, and (c) $2,120,150 in accrued and unpaid interest; and (ii) the outstanding amount due and payable in the aggregate to the 2026 Noteholders arising under or in connection with a Fundamental Change Repurchase Offer under the Unsecured Notes Indenture to be consummated on June 3, 2024 would be $119,596,084, consisting of (x) $115,000,000 in aggregate principal amount of the 2026 Notes (assuming 100% participation) and (y) $4,596,084 of accrued and unpaid interest. The Company Parties and the Consenting Noteholders expressly agree and acknowledge under the Transaction Support Agreement that Buyer is not assuming and shall not assume any Note Obligations (as defined in the applicable Indenture) as part of or in connection with the Transactions.

Additional Agreements in Support of the Transactions

The Transaction Support Agreement provides for certain agreements by and among the Company and Cloudbreak (severally and not jointly) and Buyer, including, among other things, to support, execute necessary agreements, provide any necessary consents, and otherwise take all actions reasonably necessary or reasonably requested by any of such parties or the Consenting Noteholders to facilitate the consummation of the Transactions, including the Sale and entry into the Supplemental Indentures (it being understood and agreed that the Buyer will not be required to be a party to the Supplemental Indentures), and to take no action, nor solicit, encourage, direct or support any other person to take any action inconsistent with such party’s obligations under or seek to modify in whole or in part, in a manner inconsistent with the Transaction Support Agreement, each of the Transaction Support Agreement, the Purchase Agreement, the Escrow Agreement, the Supplemental Indentures and any documents or instruments relating to the Fundamental Change Repurchase Offer, or any action that directly or indirectly would, or would reasonably be expected to, breach the Transaction Support Agreement or prevent, interfere with, materially delay or impede the consummation of the Transactions, including the Sale and entry into the Supplemental Indentures; provided, that except as and to the extent limited by the terms of the Transaction Support Agreement, the foregoing does not in any way limit the rights and obligations of the Company or Cloudbreak under the terms of the Purchase Agreement with respect to alternative acquisition transactions.

In addition, each of the Company and Cloudbreak has agreed (severally and not jointly) to (a) grant liens in favor of the 2025 Noteholders and 2026 Noteholders with respect to the Escrow Accounts and the funds held therein, as applicable, subject to the terms of the Supplemental Indentures and any related intercreditor agreements; and (b) in connection with the Unsecured Notes Supplemental Indenture, grant a second priority lien on the assets of the Company and Cloudbreak and any subsidiaries of the Company and Cloudbreak that are not at such time a debtor or debtor in possession in any bankruptcy proceeding, including the jointly administered Chapter 11 proceedings pending before the United States Bankruptcy Court for the District of Delaware under caption In re UpHealth Holdings, Inc., Case No. 23-11476-LSS (the “Chapter 11 Proceedings”), provided, that any such liens on the issued and outstanding equity interests of Cloudbreak or the assets of Cloudbreak and its subsidiaries will be released at or prior to the Closing.

Subject to the terms of the Transaction Support Agreement, each Consenting Noteholder has agreed, severally and not jointly with respect to all 2025 Notes and 2026 Notes (as applicable) beneficially owned by such Consenting Noteholder as of the date of the Transaction Support Agreement, and agreed to direct the Trustee (solely to the extent permissible under the terms of the relevant Indenture), as applicable: (a) to support the Purchase Agreement and the Transactions on the terms set forth in the Transaction Support Agreement, execute necessary agreements, in form and substance acceptable to Buyer and reasonably acceptable to the beneficial holders, as of any date of determination, of (i) more than 50% in principal amount of the 2025 Notes beneficially owned or controlled by the Consenting Noteholders in the aggregate as of such date and (ii) more than 50% in principal amount of the 2026 Notes beneficially owned or controlled by the Consenting Noteholders in the aggregate as of such date (provided, that if there are at least two unaffiliated Consenting Noteholders, then such beneficial holders must include at least two unaffiliated Consenting Noteholders) (the “Required Noteholders”) (provided that the Escrow Agreement and the Supplemental Indentures shall be acceptable to the Required Parties, and the Consenting Noteholder Critical Items shall be acceptable to the Required Noteholders), to provide any necessary consents, and to otherwise take all available actions necessary or requested by any party to the Transaction Support Agreement facilitate the consummation of the Transactions, including the sale and entry into the Supplemental Indentures; provided, that notwithstanding the foregoing, nothing in the Transaction Support Agreement shall require the Consenting Noteholders to (x) assist the Company, Cloudbreak or Buyer in obtaining additional support for the Transactions from the Company’s or Cloudbreak’s other stakeholders (including any of the 2025 Noteholders or 2026 Noteholders that are not Consenting Noteholders), (y) take any action that requires a specified percentage of the aggregate principal amount of the 2025 Notes or 2026 Notes, as applicable, in excess of the percentage thereof then beneficially held by the Consenting Noteholders, or (z) otherwise take any action that is not permitted under the Indentures or applicable law; (b) not to direct the Trustee to take any action, nor solicit, encourage, or support any other person to take any action, inconsistent with such Consenting Noteholder’s obligations under the Transaction Support Agreement and the approval, acceptance, and implementation of the Transactions, including the Sale and entry into the Supplemental Indentures; (c) to give, to the fullest extent able, any notice, order, instruction, or direction to the Trustee necessary or reasonably requested by any of the Company, Cloudbreak, Buyer and the Consenting Noteholders to give effect to the Transactions, including the Sale and entry into the Supplemental Indentures; (d) to (i) not take any action, directly or indirectly, that would, or would reasonably be expected to, prevent, interfere with, materially delay, or impede, the consummation of the Transactions, including the Sale and entry into the Supplemental Indentures, (ii) not directly or indirectly propose, support, endorse, vote for, consent to, solicit, initiate, approve, or take any other action in furtherance of the negotiation or toward the pursuit of any alternative Acquisition Transaction (as such term is defined in the Purchase Agreement), alternative Acquisition Proposal (as such term is defined in the Purchase Agreement), or Alternative Acquisition Agreement (as such term is defined in the Transaction Support Agreement), and (iii) not, nor direct any other person to take, any action that would, or would reasonably be expected to, breach the Transaction Support Agreement, or object to, or delay, or take any other negative action, directly or indirectly, to interfere with the implementation of the Transactions, including the Sale and entry into the Supplemental Indentures; (e) until the completion of the initial Fundamental Change Repurchase Offer, to not, and to not direct any other person (including, without limitation, the Trustee) to, exercise any right or remedy for the enforcement, collection or recovery of any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, against the Company or Cloudbreak in respect of the 2025 Notes or the 2026 Notes (as applicable), including resulting from (i) the Specified Defaults (as defined below) and (ii) either of (A) the default in any payment of interest on any 2025 Note or 2026 Note when due and payable, and the default continues for a period of 30 days, or (B) the default in the payment of principal or premium, if any, of any 2025 Note or 2026 Note when due and payable on the Maturity Date (as defined in the applicable Indenture), upon (x) Optional Redemption, any required repurchase, declaration of acceleration or otherwise (with respect to the 2025 Notes), or (y) any required repurchase, declaration of acceleration or otherwise (with respect to the 2026 Notes), other than in accordance with the Transaction Support Agreement and/or the Purchase Agreement; provided, that the agreement pursuant to this clause (e) is subject to the limitations as set forth the Transaction Support Agreement, including that it shall not constitute a waiver of any defaults (including the Specified Defaults or any existing or future defaults or events of default), nor compliance with any term or provision of the applicable Indenture, nor shall it establish a custom or course of dealing or waiver, alter or impair the obligations of the Company and the Subsidiary Guarantors, as applicable, or the rights and remedies of the Trustee, the collateral agent or the Consenting Noteholders under the applicable Indenture, at law or in equity, and the Consenting Noteholders have expressly reserved all of their rights and remedies under the applicable Indenture and applicable law with respect to all defaults and events of default (including, without limitation, the Specified Defaults) except as expressly modified or limited by the Transaction Support Agreement; (f) to take no action, directly or indirectly, that would be inconsistent with the proceeds waterfall set forth in the Purchase Agreement as described above, the Escrow Agreement and the Supplemental Indentures; and (g) to agree (including in the Senior Secured Notes Supplemental Indenture) that the 2025 Notes beneficially held by noteholders who are not Consenting Noteholders and the 2026 Notes may each be paid with the proceeds of the Transactions, with any remaining 2025 Notes beneficially held by the Consenting Noteholders that are not fully paid with the proceeds of the Transactions (including the full depletion of the Notes Escrow Account) to be governed by the Senior Secured Notes Indenture as supplemented by the Senior Secured Notes Supplemental Indenture.

Representations and Warranties

The Transaction Support Agreement provides for customary representations and warranties by each of the Consenting Noteholders (each only as to itself), the Company, Cloudbreak and Buyer as of the date of the Transaction Support Agreement. Certain of the representations are subject to specified exceptions and qualifications contained in the Transaction Support Agreement.

Each of the Company, Cloudbreak and each Consenting Noteholder has expressly agreed and acknowledged that (a) its inability to perform under the Transaction Support Agreement as a result of or in light of (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally and/or (ii) general principles of equity (regardless of whether such enforceability is considered), including any invocation thereof by the warranting party, shall create an immediate termination right in favor of Buyer, and (b) Buyer is not assuming and shall not assume any obligations under the 2025 Notes or 2026 Notes (or the applicable Indenture) as part of or in connection with the Transactions.

Modification and Termination Events

Pursuant to the terms of the Transaction Support Agreement, certain amendments, modifications, waivers and supplements to the Purchase Agreement (including the provisions relating to the purchase and sale of interests and the Consenting Noteholders and any provision or term relating to the Fundamental Change Repurchase Offers, the Escrow Agreement, the Transaction Support Agreement or the Supplemental Indentures, as well as as any modification, amendment, waiver, or supplement thereto that materially and adversely affects the Consenting Noteholders), will require the prior written consent of the Required Noteholders; provided, that any modification, amendment, waiver, or supplement that has a material, disproportionate, and adverse effect on any specific Consenting Noteholder as compared to other Consenting Noteholders will require the consent of each such affected Consenting Noteholder. Any modification, amendment, waiver or supplement to the Transaction Support Agreement, the Escrow Agreement or the Supplemental Indentures will require the prior written consent of the Required Noteholders; provided, that any modification or amendment to the definitions of “Required Parties”, “Required Noteholders”, and any other defined term whose definition affects the population thereby will require the consent of all Consenting Noteholders.

The Transaction Support Agreement will terminate and, except as otherwise provided for therein, all obligations of the parties shall immediately terminate and be of no further force and effect upon the occurrence of certain events, including (a) the date upon which all of the funds held in each Escrow Account have been released and such funds have been applied in accordance with the Purchase Agreement, the Escrow Agreement, the Supplemental Indentures and any documents or instruments relating to the Fundamental Change Repurchase Offer, (b) the mutual written consent of each of the Required Parties or (c) if the Closing Date does not occur on or before the Outside Date (unless such date is extended by Buyer, in its sole and exclusive discretion, for up to one month after the initial Outside Date and, thereafter, by the Required Parties). In addition, the Transaction Support Agreement may be terminated (a) by Buyer (i) if the Supplemental Indentures have not been entered into and effected by December 20, 2023 (unless such date is extended by the Buyer), (ii) upon any material breach of the Transaction Support Agreement by any of the Company, Cloudbreak or the Consenting Noteholders that goes unremedied for a period of 5 business days following written notice thereof, (iii) if the Purchase Agreement is terminated and/or there is a material default or event of default under the Purchase Agreement by any party other than Buyer, unless waived by Buyer, or (iv) if any of the Company, Cloudbreak or any Consenting Noteholder is either (A) unable to perform its obligations under the Transaction Support Agreement due to (x) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or (y) general principles of equity, or (B) invokes such inability, unless waived by the Buyer; and (b) by the Required Noteholders (i) upon any material breach by Buyer of the Transaction Support Agreement that goes unremedied for a period of 5 business days following written notice thereof and (ii) upon the material breach by the Buyer of Article I of the Purchase Agreement, the Escrow Agreement or the Supplemental Indentures as they relate to the Fundamental Change Repurchase Offers or the release of Escrow Funds from the Escrow Accounts; provided, that the Transaction Support Agreement may be terminated by either Buyer or the Required Noteholders if the Purchase Agreement is terminated.

Except as otherwise provided in the Transaction Support Agreement, upon termination in accordance with its terms, the Transaction Support Agreement shall be void and of no further force or effect, and each party shall be released from its commitments, undertakings, and agreements under or related thereto, and there shall be no liability or obligation on the part of any party (other than in the case of breach or non-performance by such party of its obligations thereunder prior to the date of such termination).

Supplemental Indentures

In accordance with the terms of the Purchase Agreement and the Transaction Support Agreement, the Company and the Trustee will enter into a supplement to the Senior Secured Notes Indenture, to be agreed and effected no later than December 20, 2023 (the “Senior Secured Notes Supplemental Indenture”), that will, among other things (a) provide for the waiver, with respect to the Company and Cloudbreak, of the specified events of default under the Senior Secured Notes Indenture resulting from the commencement of the Chapter 11 Proceedings (the “2025 Indenture Events of Default”); (b) rescind, with respect to the Company and Cloudbreak, the acceleration of the 2025 Notes resulting from the occurrence of the foregoing events of default (the “2025 Notes Acceleration”); (c) provide for certain changes to certain of the definitions in the Senior Secured Notes Indenture, including “Permitted Indebtedness”; (d) provide for certain modifications to covenants of the Company and certain changes with respects to events of default; (e) provide a carveout for the Sale from the terms of the Senior Secured Notes Indenture with respect to mergers and sale transactions; and (f) delete the rule prohibiting repurchases in connection with a Fundamental Change (as defined in the Senior Secured Notes Indenture) arising from the Sale at the time the 2025 Notes have been accelerated, and will modify the provisions in respect of repurchases of 2025 Notes as a result of a Fundamental Change for the Consenting Noteholders in respect of the Sale to account for a multi-step process for the repurchase of the 2025 Notes (i.e., to require a repurchase offer at Closing and in connection with subsequent paydowns with the proceeds of released funds from the Escrow Accounts), in each case, at a 5.00% premium to the principal amount of such 2025 Notes.

In addition, in accordance with the terms of the Purchase Agreement and the Transaction Support Agreement, the Company and the Trustee will enter into a supplement to the Unsecured Notes Indenture, to be agreed and effected no later than December 20, 2023 (the “Unsecured Notes Supplemental Indenture” and together with the Senior Secured Notes Supplemental Indenture, the “Supplemental Indentures”), that will, among other things (a) provide for the waiver, with respect to the Company, of the specified events of default under the Unsecured Notes Indenture resulting from the 2025 Notes Acceleration and the commencement of the Chapter 11 Proceedings (the “2026 Indenture Events of Default” and together with the 2025 Indenture Events of Default, the “Specified Defaults”); (b) add each subsidiary of the Company, other than any subsidiary of the Company that is, as of the date of the Unsecured Notes Supplemental Indenture, a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 Proceedings, as a guarantor of the obligations under the 2026 Notes pursuant to the Unsecured Notes Indenture; (c) cause the Company and each of its subsidiaries, other than any subsidiary of the Company that is, as of the date of the Unsecured Notes Supplemental Indenture, a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 Proceedings, to grant a second-priority security interest on the same collateral that secures the 2025 Notes; (d) in connection with those items described in clauses (b) and (c) above, incorporate provisions similar to those in the Senior Secured Notes Indenture including with respect to covenants and events of default and as modified by the Senior Secured Notes Supplemental Indenture; and (e) provide a carveout for the Sale from the terms of the Unsecured Notes Indenture with respect to mergers and sale transactions.

The Company has agreed to use its reasonable best efforts to take all actions that may be required under or in connection with the execution of the Supplemental Indentures. The Supplemental Indentures, once entered into by the Company and the Trustee, may not be amended, modified or terminated in a manner that is material and adverse to Buyer without its prior written consent.

The foregoing description of the Transaction Support Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Transaction Support Agreement, which is attached as Exhibit 4.1 to this Current Report and incorporated by reference herein.

Voting and Support Agreement

In connection and concurrently with the entry into the Purchase Agreement, on November 16, 2023, the Company entered into a voting and support agreement (the “Voting Agreement”) with Buyer and certain stockholders of the Company which are directors and/or executive officers (or an affiliate thereof) of the Company (the “Stockholders”), pursuant to which such Stockholders have agreed, among other things, to vote (i) all of the shares of Common Stock owned of record or beneficially by held by them as of the date of the Purchase Agreement and (ii) any additional shares of Common Stock or other voting securities of the Company acquired by the Stockholders or their affiliates prior to the record date for the Stockholder Meeting, in favor of the approval of the Transactions and against any proposals that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company or Cloudbreak contained in the Purchase Agreement or result in any condition set forth in the Purchase Agreement not being satisfied or not being fulfilled prior to the Closing. The Voting Agreement provides for customary representations, warranties and covenants by Buyer and the Stockholders, and will terminate automatically and without further action upon the earliest to occur of: (i) the valid termination of the Purchase Agreement in accordance with its terms, (ii) a change in the

Board’s recommendation that the Transactions be approved by the Company’s stockholders in a manner that is adverse to Buyer, as set forth in the Purchase Agreement (a “Seller Board Recommendation Change”), (iii) written notice of termination of the Voting Agreement by Buyer to the Stockholders or by mutual written agreement, (iv) the time that the Requisite Stockholder Approval has been obtained and (v) the Closing.

The foregoing description of the Voting Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreement, which is attached as Exhibit 10.1 to this Current Report and incorporated by reference herein.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding obtaining customary regulatory and stockholder approval, the closing, including its timing, of the sale of Cloudbreak, the use of proceeds of the sale, the projected operation and financial performance of UpHealth and its various subsidiaries, including following the sale of Cloudbreak, its product offerings and developments and reception of its product by customers, and UpHealth’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of UpHealth’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this Current Report are based on certain assumptions and analyses made by the management of UpHealth considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on UpHealth as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the closing conditions for the sale of Cloudbreak not being satisfied, the ability of the parties to close the sale on the expected closing date or at all, the ability of UpHealth to service or otherwise pay its debt obligations, including to holders of UpHealth’s convertible notes in the event the closing does not occur, the mix of services utilized by UpHealth’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of UpHealth to expand what it does for existing customers as well as to add new customers, uncertainty with respect to how the ICA or the Indian courts shall decide various matters that are before them or that the Glocal Board will act in compliance with their fiduciary duties to their shareholders, that UpHealth will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on UpHealth’s operations, the demand for UpHealth’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. UpHealth undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investors.uphealthinc.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about directors and executive officers of the Company is set forth in the proxy statement for the Company’s Annual Meeting, as filed with the SEC on Schedule 14A on November 15, 2022. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the proposed transaction that the Company will file with the SEC and furnish to the Company’s stockholders.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Item

2.1†	Membership Interests Purchase Agreement, dated November 16, 2023, by and among UpHealth, Inc., Cloudbreak Health, LLC and Forest Buyer, LLC.

4.1	Transaction Support Agreement, dated November 16, 2023, by and among UpHealth, Inc., Cloudbreak Health, LLC, Forest Buyer, LLC and the Consenting Noteholders.

10.1†	Voting and Support Agreement, dated November 16, 2023, by and among UpHealth, Inc., Forest Buyer, LLC and the stockholders set forth on the signature pages thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of the omitted exhibits and schedules to the SEC on a supplemental basis upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2023

By:	/s/ Martin S. A. Beck
Name:	Martin S. A. Beck
Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 16, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On November 16, 2023, UpHealth, Inc. (the “Company” or “UpHealth”) issued a press release announcing the execution of a membership interests purchase agreement, dated as of November 16, 2023 (the “Purchase Agreement”), by and among the Company, Cloudbreak Health, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Cloudbreak”), and Forest Buyer, LLC, a Delaware limited liability company (“Buyer”) and an affiliate of GTCR LLC, a leading private equity firm (“GTCR”), pursuant to which, at the closing, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company will sell to Buyer, and Buyer will purchase from the Company, 100% of the outstanding equity interests of Cloudbreak. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated by reference herein.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding obtaining customary regulatory and stockholder approval, the closing, including its timing, of the sale of Cloudbreak, the use of proceeds of the sale, the projected operation and financial performance of UpHealth and its various subsidiaries, including following the sale of Cloudbreak, its product offerings and developments and reception of its product by customers, and UpHealth’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of UpHealth’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this Current Report are based on certain assumptions and analyses made by the management of UpHealth considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on UpHealth as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the closing conditions for the sale of Cloudbreak not being satisfied, the ability of the parties to close the sale on the expected closing date or at all, the ability of UpHealth to service or otherwise pay its debt obligations, including to holders of UpHealth’s convertible notes in the event the closing does not occur, the mix of services utilized by UpHealth’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of UpHealth to expand what it does for existing customers as well as to add new customers, uncertainty with respect to how the ICA or the Indian courts shall decide various matters that are before them or that the Glocal Board will act in compliance with their fiduciary duties to their shareholders, that UpHealth will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on UpHealth’s operations, the demand for UpHealth’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. UpHealth undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s stockholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investors.uphealthinc.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about directors and executive officers of the Company is set forth in the proxy statement for the Company’s Annual Meeting, as filed with the SEC on Schedule 14A on November 15, 2022. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the proposed transaction that the Company will file with the SEC and furnish to the Company’s stockholders.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Item

99.1	Press release, dated November 16, 2023, issued by the Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2023

By:	/s/ Martin S.A. Beck
Name:	Martin S.A. Beck
Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 20, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.03	Bankruptcy or Receivership.

As previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2023, UpHealth Holdings, Inc., a Delaware corporation (“UpHealth Holdings”) and a wholly-owned direct subsidiary of UpHealth, Inc. (the “Company”), filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the “UpHealth Holdings Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The UpHealth Holdings Chapter 11 Case is being administered under the caption In re UpHealth Holdings, Inc., Case No. 23-11476.

On October 20, 2023 (the “Petition Date”), Thrasys, Inc., a California corporation and a wholly-owned direct subsidiary of UpHealth Holdings, and its sole subsidiary, Comprehensive Care Alliance, LLC, a California limited liability company (collectively, “Thrasys”), and Behavioral Health Services LLC, a Missouri limited liability company and a wholly-owned direct subsidiary of UpHealth Holdings, and each of the subsidiaries of Behavioral Health Services LLC (collectively, “BHS” and together with UpHealth Holdings and Thrasys, the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (together with the UpHealth Holdings Chapter 11 Case, the “Chapter 11 Cases”) in the Bankruptcy Court. On the Petition Date, the Debtors filed with the Bankruptcy Court a motion seeking to jointly administer the Chapter 11 Cases under the caption In re UpHealth Holdings, Inc., Case No. 23-11476 for procedural purposes only. The Debtors will continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the U.S. Bankruptcy Code and orders of the Bankruptcy Court. To ensure their ability to continue ordinary course operations during the Chapter 11 Cases, on the Petition Date, the Debtors filed with the Bankruptcy Court motions seeking a variety of customary “first-day” relief.

Neither the Company nor any other direct or indirect subsidiary of the Company besides the Debtors has filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code. In particular, in addition to the Company, both Cloudbreak Health, LLC and TTC Healthcare, Inc. continue to operate outside of bankruptcy.

Cautionary Statements

A significant portion of the operations of the Company are conducted through UpHealth Holdings and UpHealth Holdings’ subsidiaries, and a significant portion of the assets of the Company are held by UpHealth Holdings and UpHealth Holdings’ subsidiaries. The Company cautions its equity holders that trading in its securities during the pendency of the Chapter 11 Cases may be highly speculative and may pose additional, substantial risks in addition to the various risks that the Company has previously disclosed in its press releases, registration statements filed under the Securities Act of 1933, as amended, and periodic reports and schedules filed under the Securities Exchange Act of 1934, as amended.

Item 8.01	Other Events.

On October 20, 2023, the Company issued a press release regarding the Chapter 11 Cases, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, the Ch. 11 bankruptcy process and the operations of the Company and its subsidiaries with UpHealth Holdings, Thrasys and BHS under the protection of the Bankruptcy Court, the prospects for an appeal of the summary judgment issued in favor of an opposing litigant, the projected operation and financial performance of the Company and its various subsidiaries, whether or not subject to bankruptcy protection, its product offerings and developments and reception of its product by customers, and the Company’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of the Company’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this Current Report on Form 8-K are based on certain assumptions and analyses made by the management of the Company considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on the Company as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Company will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward looking statements, including the ability of the Company to service or otherwise pay its debt obligations, the mix of services utilized by the Company’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of the Company to expand what it does for existing customers as well as to add new customers, uncertainty with respect to how the ICA or the Indian courts shall decide various matters that are before them or that the Glocal Board will act in compliance with their fiduciary duties to their shareholders, that the Company will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated October 20, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2023	UPHEALTH, INC.

	By:	/s/ Martin S. A. Beck
	Name:	Martin S. A. Beck
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 5, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer

On October 6, 2023, UpHealth, Inc. (the “Company”) notified Samuel J. Meckey that pursuant to a decision made by the Board of Directors (the “Board”) on October 5, 2023, his service as the Chief Executive Officer of the Company was terminated, effective immediately, and that he would cease to be an employee of the Company effect as of October 11, 2023. There are no changes to the severance that Mr. Meckey is entitled to receive upon his termination pursuant to his amended and restated employment agreement (the “Employment Agreement”), as previously disclosed by the Company. On October 5, 2023, the Board appointed Martin Beck, the Company’s Chief Financial Officer, to serve as the Chief Executive Officer of the Company effective upon the termination of Mr. Meckey as Chief Executive Officer. There are no changes to the terms and conditions of Mr. Beck’s employment as previously disclosed by the Company in connection with his role as Chief Executive Officer other than having assumed the position of Chief Executive Officer.

Mr. Beck, age 57, has served as our Chief Financial Officer since the closing of the business combinations that formed the Company in June 2021. Mr. Beck has served as a Managing Director at Sikich Corporate Finance, LLC since October 2018 and as the Founder and President of Rewi Enterprises, LLC, a private investment firm, since 2003. Mr. Beck served as a co-founder and Managing Director of MAT Capital, LLC from October 2009 to January 2016. Mr. Beck was a Director at Macquarie Capital Advisors from January 2007 to August 2009 where he focused on mergers and acquisitions and principal transactions. Before then, beginning in May 2000, Mr. Beck was an Executive Director at J.P. Morgan, where he specialized in mergers and acquisitions in the industrials sectors. Mr. Beck also served as Managing Director of Weichai Power Co. from October 2009 to May 2015, where he led International Corporate Development. Mr. Beck received a Master of Business Administration from New York University, a J.D. from Northwestern University School of Law, and a Bachelor of Arts in Economics from Princeton University.

Board of Directors

On October 9, 2023, Mr. Meckey informed the Board that, in accordance with the terms of his Amended and Restated Employment Agreement, he is resigning from his position as a Class I director of the Company, effective immediately. Mr. Meckey’s resignation from the Board did not result from any disagreements with the Company regarding any matter related to the Company’s operations, policies or practices.

Furthermore, on October 9, 2023, the Board appointed Mr. Beck, the Company’s new Chief Executive Officer, to serve as a Class I director. The appointment of Mr. Beck fills the vacancy created by Mr. Meckey’s resignation as a Class I director. As a Class I director, Mr. Beck’s term will expire at the Company’s annual meeting of stockholders in 2025, or until his successor is duly elected and qualified, or until his earlier resignation, removal or death.

Chief Financial Officer

On October 9, 2023, the Board determined that Mr. Beck would no longer serve as the Company’s Chief Financial Officer and appointed Jay Jennings, the Company’s Chief Accounting Officer (which role did not make Mr. Jennings the principal accounting officer of the Company as Mr. Beck has previously served as both the principal financial officer and the principal accounting officer), to replace Mr. Beck as the Chief Financial Officer of the Company, effective immediately, and assume the position of both the principal financial officer and the principal accounting officer of the Company.

Mr. Jennings, age 56, has served as our Chief Accounting Officer since the closing of the business combinations that formed the Company in June 2021. Mr. Jennings is a seasoned accounting and finance executive who served as an Audit Manager at Ernst & Young LLP from September 1989 until January 1996 and as Corporate Controller for MetaCreations Corporation from January 1996 until July 2000. For more than 17 years beginning in March 2001, Mr. Jennings held various roles with publicly traded eHealth, Inc., a leading health insurance marketplace, most recently serving as its SVP Finance and Principal Accounting Officer. In his role at eHealth, Mr. Jennings built a global finance team from five to 100 employees. He was responsible for accounting operations, revenue operations, SEC reporting, technical accounting, financial planning and analysis, business analytics, income taxes, treasury, and corporate insurance/risk management programs. Mr. Jennings also managed system implementations focused on driving automation, improved analytics, and cost-savings. He is a CPA and earned a BA in Economics/Accounting from Claremont McKenna College in 1989.

Mr. Jennings is not party to any employment agreement with the Company. Set forth below is a description of Mr. Jennings’ current compensation arrangement. There are no changes to the compensation which Mr. Jennings has been receiving as an employee of the Company while serving as the Company’s Chief Accounting Officer in connection with his new role as Chief Financial Officer, unless and until the Board determines otherwise.

Mr. Jennings receives a base salary at an annual rate of $312,057, subject to increase from time to time as determined by the Board or the Compensation Committee, and will be eligible to receive an annual bonus of 35% of his base salary based on the Board’s determination, in good faith, as to whether applicable performance milestones have been achieved. The terms of Mr. Jennings’ employment provide for at will employment and the employment relationship may be terminated by either Mr. Jennings or the Company at any time and for any reason or no reason. Mr. Jennings will, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executives or key management employees, including unlimited paid time off subject to the terms and conditions of the Company’s PTO Policy.

The terms of Mr. Jennings’ employment with the Company provide that he is eligible to receive awards of restricted stock units (“RSUs”), pursuant to and subject to the terms of the Company’s 2021 Equity Incentive Plan (the “Plan”). In connection with Mr. Jennings’ employment with the Company, the Board previously approved, upon the recommendation of the Compensation Committee of the Board, the grant of RSUs to Mr. Jennings, pursuant to and subject to the terms of the Plan, in the total amount of 28,952 RSUs (as adjusted for the Company’s reverse stock split effected December 8, 2022), consisting of: (i) 25,452 RSUs awarded during the fiscal years 2021 and 2022 which are eligible to vest subject to Mr. Jennings’s continued provision of services to the Company (the “Time-Based RSUs”), and (ii) 3,500 RSUs awarded during the fiscal year 2022 which are eligible to vest subject to the attainment of certain performance-based metrics established by the Compensation Committee and Mr. Jennings’ continued services as specified by the Compensation Committee and set forth the applicable restricted stock unit agreement for the award (the “Performance-Based RSUs”).

Mr. Jennings will be eligible to earn performance bonuses in the aggregate target amount of $125,000 based on the Company’s performance during the 2023, 2024 and 2025 fiscal years (together, such fiscal years are the “Performance Period”). Mr. Jennings is eligible to earn a performance bonus with respect to each fiscal year in the Performance Period (each a “Revenue Bonus”). His target Revenue Bonus amount applicable to each fiscal year within the Performance Period is $41,666.67. The amount of Revenue Bonus eligible to be earned by Mr. Jennings for each fiscal year during the Performance Period will be determined based on the applicable level of revenue received by the Company during such fiscal year. The applicable percentage of his Revenue Bonus that is eligible to be earned for each fiscal year within the Performance Period will be determined by reference to the Company’s level of revenue received for the applicable fiscal year as measured against the target revenue performance levels for such fiscal year as determined by the Board; with 100% of the target Revenue Bonus for a fiscal year being paid in the event that the targeted level of revenue is achieved by the Company. There are additional target levels at which 85% of the target Revenue Bonus for a fiscal year will be paid in the event that a specified targeted level of revenue is achieved by the Company (the “threshold targeted level”), and up to 125% of the target Revenue Bonus for a fiscal year will be paid in the event that another specified targeted level of revenue is achieved by the Company (the “stretch targeted level”), and linear interpolation between these designated performance levels.

The threshold and stretch targeted levels of revenue for each fiscal year within the Performance Period are independent for each fiscal year (i.e., if the threshold targeted levels of revenue for a fiscal year is attained for such fiscal year and the interpolated targeted level of revenue for another fiscal year at the 110% of target Revenue Bonus level is attained for such other fiscal year, with respect to those fiscal years, the Revenue Bonus amounts eligible to be earned are $35,416.67 and $45,833.33, respectively). If the Company does not meet the targeted threshold level goal of revenue for an applicable fiscal year, Mr. Jennings is not eligible to earn or receive any Revenue Bonus with respect to such fiscal year. If the Company exceeds the stretch targeted level goal of revenue for an applicable fiscal year, the Revenue Bonus that Mr. Jennings is eligible to earn and receive for such fiscal year is 125% of the Revenue Bonus for such fiscal year (i.e., $52,083.33). Whether and to what extent the applicable targeted level of revenue for a fiscal year was attained for such fiscal year will be determined by the Board in a manner consistent with the amounts reported on the Company’s annual audited financial statements, and its determination will be final and binding on Mr. Jennings.

In all cases, Mr. Jennings’s eligibility to earn a Revenue Bonus for a fiscal year is subject to Mr. Jennings’s continued employment with the Company through the applicable date of payment of such Revenue Bonus. If a Revenue Bonus is eligible to be earned by Mr. Jennings for a fiscal year based on performance for such fiscal year, the applicable Revenue Bonus for such fiscal year will be paid to Mr. Jennings in the calendar year immediately following the fiscal year with respect to which the targeted levels of revenue were attained and no later than March 15 of the calendar year immediately following the fiscal year with respect to which the targeted level of revenue was attained.

Mr. Jennings will not be eligible to earn any Revenue Bonus with respect to any fiscal year that commences following a change in control transaction. In the event there is a change in control of the Company (as defined below) which occurs prior to the end of the Performance Period, and subject to Mr. Jennings’s continued employment with the Company through the date of such change in control, the targeted level of revenue for the remainder of the Performance Period (commencing with the fiscal year in which the change in control occurs) will be deemed to have been attained at the target level upon such change in control so that Mr. Jennings will instead be entitled to receive the target amount of Revenue Bonus for the remainder of the Performance Period, which will be paid in cash to Mr. Jennings no later than fifteen days following such change in control. For example, if a change in control transaction occurs on June 1, 2024 and Mr. Jennings remains employed by the Company on such date, then Mr. Jennings will receive a total Revenue Bonus equal to $41,666.67 for the 2024 fiscal year, regardless of the Company’s actual level of attainment of the targeted level of revenue for the 2024 fiscal year; however, Mr. Jennings will not be eligible to receive any Revenue Bonus with respect to the 2025 fiscal year.

The Company may, in its sole discretion, settle its obligation to pay the Revenue Bonus in cash or in vested shares of the Company’s common stock, to be issued pursuant to the terms of the Company’s 2021 Equity Incentive Plan, with a then current fair market value equal to the amount of the cash payment, with such Company share value determined by reference to the closing price of the Company’s stock on the last trading day immediately preceding the date of issuance of such shares, or in any combination of cash or issued Company shares.

Item 8.01	Other Events.

On October 11, 2023, the Company issued a press release announcing the departure of Mr. Meckey as the Chief Executive Officer and a member of the Board of the Company, the appointment of Mr. Beck to serve as the Chief Executive Officer and a Class I director of the Company and the appointment of Mr. Jennings to serve as the Chief Financial Officer of the Company, as well as the elimination of 20 positions at the corporate level of the Company. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated October 11, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 11, 2023

By:	/s/ Martin S.A. Beck
Name:	Martin S.A. Beck
Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 19, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.03	Bankruptcy or Receivership.

On September 19, 2023 (the “Petition Date”), UpHealth Holdings, Inc., a Delaware corporation (“UpHealth Holdings” or the “Debtor”) and a wholly-owned direct subsidiary of UpHealth, Inc. (the “Company”), filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Neither the Company nor any other direct or indirect subsidiary of the Company besides the Debtor has filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The Chapter 11 Case is being administered under the caption In re UpHealth Holdings, Inc., Case No. 23-11476. The Debtor will continue to operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the U.S. Bankruptcy Code and orders of the Bankruptcy Court. To ensure its ability to continue ordinary course operations during the Chapter 11 Case, the Debtor will file with the Bankruptcy Court motions seeking a variety of customary “first-day” relief.

Cautionary Statements

A significant portion of the operations of the Company are conducted through UpHealth Holdings and UpHealth Holdings’ subsidiaries, and significant portion of the assets of the Company are held by UpHealth Holdings and UpHealth Holdings’ subsidiaries. The Company cautions its equity holders that trading in its securities during the pendency of the Chapter 11 Case may be highly speculative and may pose additional, substantial risks in addition to the various risks that the Company has previously disclosed in its press releases, registration statements filed under the Securities Act of 1933, as amended, and periodic reports and schedules filed under the Securities Exchange Act of 1934, as amended.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Case on the Petition Date as described in Item 1.03 above constitutes an event of default that accelerated the Company’s obligations under the following debt instruments (the “Debt Instruments”):

•

Indenture, dated June 9, 2021, by and between the Company and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder, governing the 6.25% Convertible Senior Notes due 2026 (the “2026 Notes”) which, subject to the event of default triggered by the Chapter 11 Case, mature on June 15, 2026.

•

Indenture, dated as of August 18, 2022, by and between the Company and Wilmington Trust, National Association, a national banking association, in its capacity as trustee and as collateral agent thereunder, governing the Variable Rate Convertible Senior Secured Notes due 2025 (the “2025 Notes”) which, subject to the event of default triggered by the Chapter 11 Case, mature on December 15, 2025.

The Debt Instruments provide that upon the filing of the Chapter 11 Case, the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Debt Instruments against UpHealth Holdings are automatically stayed as a result of the filing of the Chapter 11 Case. As of August 31, 2023, the Company had approximately $57.2 million in aggregate principal amount of 2025 Notes and approximately $115 million in aggregate principal amount of 2026 Notes was issued and outstanding.

Item 8.01	Other Events.

On September 19, 2023, the Company issued a press release announcing the filing of the Chapter 11 Case, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, the Ch. 11 bankruptcy process and the operations of the Company and its subsidiaries with UpHealth Holdings under the protection of the Bankruptcy Court, the prospects for an appeal of the summary judgment issued in favor of an opposing litigant, the projected operation and financial performance of the Company, its product offerings and developments and reception of its product by customers, and the Company’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of the Company’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this Current Report on Form 8-K are based on certain assumptions and analyses made by the management of the Company considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on the Company as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Company will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward looking statements, including the ability of the Company to service or otherwise pay its debt obligations, the mix of services utilized by the Company’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of the Company to expand what it does for existing customers as well as to add new customers, uncertainty with respect to how the ICA or the Indian courts shall decide various matters that are before them or that the Glocal Board will act in compliance with their fiduciary duties to their shareholders, that the Company will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated September 19, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2023	UPHEALTH, INC.

	By:	/s/ Samuel J. Meckey
	Name:	Samuel J. Meckey
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 18, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On September 18, 2023, UpHealth, Inc. issued a press release, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated September 18, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2023	UPHEALTH, INC.

	By:	/s/ Samuel J. Meckey
	Name:	Samuel J. Meckey
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 15, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01	Other Events.

As previously announced in the Current Report on Form 8-K filed by UpHealth, Inc. (the “Company”) with the Securities and Exchange Commission on May 11, 2023, on May 11, 2023, the Company completed the sale of 100% of the outstanding capital stock of Innovations Group, Inc., a Utah corporation (“IGI” and, together with each of IGI’s wholly-owned subsidiaries, the “Group Companies”) and a wholly-owned subsidiary of UpHealth Holdings, Inc., a Delaware corporation (“UpHealth Holdings”) and a wholly-owned subsidiary of the Company, to Belmar MidCo, Inc., a Delaware corporation (“Belmar”) and a wholly-owned subsidiary of Belmar Holdings, Inc., a Delaware corporation, a portfolio company of Webster Capital IV, L.P., a Delaware limited partnership, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), dated February 26, 2023, by and among the Company, UpHealth Holdings, IGI and Belmar (the sale of the capital stock of IGI contemplated by the Stock Purchase Agreement, the “Transaction”).

In connection with and following the closing of the Transaction, on June 9, 2023, the Company commenced an offer, in accordance with the terms and conditions set forth in the Company’s indenture, dated August 18, 2022, with Wilmington Trust, National Association, a national banking association, in its capacity as trustee and collateral agent thereunder, entered into in respect of the Notes (as defined below), as supplemented from time to time (the “Indenture”), to purchase up to $10,273,000 (representing 20% of the net proceeds from the sale of the Group Companies subject to adjustment to maintain the authorized denominations of the Notes) in aggregate principal amount of the Company’s outstanding Variable Rate Convertible Senior Secured Notes due 2025 (the “Notes”) for cash, at a repurchase price per Note equal to 100% of the principal amount thereof, plus accrued and unpaid interest (if any), from the holders of the Notes (the “Offer”). The Offer expired at 5:00 p.m., Eastern Standard Time, on June 14, 2023.

On June 15, 2023, the Company completed the repurchase of $10,273,000 in aggregate principal amount of the Notes, which were validly tendered and accepted for repurchase by the Company in accordance with the terms and conditions of the Offer (the “Note Repurchase”), representing 15.22% of the outstanding principal amount of the Notes before the Note Repurchase. Following the completion of the Note Repurchase, there is $57,227,000 in aggregate principal amount of Notes outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2023

By:	/s/ Samuel J. Meckey
Name:	Samuel J. Meckey
Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 11, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2022, on May 10, 2022, UpHealth, Inc. (the “Company” or “we”) entered into an employment agreement (the “Employment Agreement”) with Mr. Meckey for Mr. Meckey to be employed as the Chief Executive Officer of the Company. As further previously disclosed in the Current Report on Form 8-K filed with the SEC on January 13, 2023, on January 9, 2023, we entered into an Amendment to the Employment Agreement between Mr. Meckey and the Company, effective as of January 10, 2023 (the “Amendment”). On May 11, 2023, the Company’s Board of Directors (the “Board”) approved an Amended and Restated Employment Agreement between Mr. Meckey and the Company that amends and restates in its entirety, and replaces, the Employment Agreement and the Amendment (the “Amended and Restated Employment Agreement”). The Company and Mr. Meckey entered into the Amended and Restated Employment Agreement on May 12, 2023.

The Amended and Restated Employment Agreement amends the Employment Agreement so that the right of Mr. Meckey to receive an annual equity grant with a target grant date value of not less than $2,000,000 does not commence until the 2024 fiscal year. The Amended and Restated Employment Agreement provides that Mr. Meckey is awarded a bonus in the amount of $1,000,000 (the “IGI Bonus”) contingent upon the closing of the Company’s sale of IGI (as defined below) to Belmar (as defined below) and subject to Mr. Meckey’s continued employment with the Company through the date of the IGI Closing (as defined below), which has occurred on May 11, 2023. The IGI Bonus will be paid to Mr. Meckey in cash, less standard deductions and withholdings, no later than fifteen days following the IGI Closing.

The Amended and Restated Employment Agreement also provides that Mr. Meckey will be eligible to earn performance bonuses in the aggregate target amount of $1,000,000 based on the Company’s performance during the 2023, 2024 and 2025 fiscal years (together, such fiscal years are the “Performance Period”). Mr. Meckey is eligible to earn a performance bonus with respect to each fiscal year in the Performance Period (each a “Revenue Bonus”). His target Revenue Bonus amount applicable to each fiscal year within the Performance Period is $333,333.33. The amount of Revenue Bonus eligible to be earned by Mr. Meckey for each fiscal year during the Performance Period will be determined based on the applicable level of revenue received by the Company during such fiscal year. The applicable percentage of his Revenue Bonus that is eligible to be earned for each fiscal year within the Performance Period will be determined by reference to the Company’s level of revenue received for the applicable fiscal year as measured against the target revenue performance levels for such fiscal year as determined by the Board; with 100% of the target Revenue Bonus for a fiscal year being paid in the event that the targeted level of revenue is achieved by the Company, 85% of the of the target Revenue Bonus for a fiscal year being paid in the event that 85% of the targeted level of revenue is achieved by the Company, 120% of the of the target Revenue Bonus for a fiscal year being paid in the event that 120% of the targeted level of revenue is achieved by the Company, and linear interpolation between these designated performance levels.

The threshold and stretch targeted levels of revenue for each fiscal year within the Performance Period are independent for each fiscal year (i.e., if 85% of the targeted levels of revenue for a fiscal year is attained for such fiscal year and 110% of the targeted levels of revenue for a fiscal year is attained for such fiscal year, with respect to those fiscal years the Revenue Bonus amounts eligible to be earned are $283,333.33 and $366,666.66, respectively). If the Company does not meet the threshold goal of 85% of the targeted levels of revenue for the applicable fiscal year, Mr. Meckey is not eligible to earn or receive any Revenue Bonus with respect to such fiscal year. If the Company exceeds 125% of the targeted levels of revenue for the applicable fiscal year, the Revenue Bonus that Mr. Meckey is eligible to earn and receive for such fiscal year is 125% of the targeted levels of revenue amount for such fiscal year (i.e., $416,666.66). Whether and to what extent the applicable targeted levels of revenue for a fiscal year was attained for such fiscal year will be determined by the Board in a manner consistent with the amounts reported on the Company’s annual audited financial statements, and its determination will be final and binding on Mr. Meckey.

In all cases, Mr. Meckey’s eligibility to earn a Revenue Bonus for a fiscal year is subject to Mr. Meckey’s continued employment with the Company through the applicable date of payment of such Revenue Bonus. If a Revenue Bonus is eligible to be earned by Mr. Meckey for a fiscal year based on performance for such fiscal year, the applicable Revenue Bonus for such fiscal year will be paid to Mr. Meckey in the calendar year immediately following the fiscal year with respect to which the targeted levels of revenue were attained and no later than March 15 of the calendar year immediately following the fiscal year with respect to which the targeted level of revenue was attained.

In the event there is a Change in Control of the Company (as such term is defined in the Amended and Restated Employment Agreement) which occurs prior to the end of the Performance Period, and subject to Mr. Meckey’s continued employment with the Company through the date of such Change in Control, the targeted level of revenue for the remainder of the Performance Period (commencing with the fiscal year in which the Change in Control occurs) will be deemed to have been attained at the target level upon such Change in Control so that Mr. Meckey will instead be entitled to receive the target amount of Revenue Bonus for the remainder of the Performance Period, which will be paid in cash to Mr. Meckey no later than fifteen days following such Change in Control. For example, if a Change in Control transaction occurs on June 1, 2024 and Mr. Meckey remains employed by the Company on such date, then Mr. Meckey will receive a total Revenue Bonus equal to $666,666.66 for the 2024 and 2025 fiscal years ($333,333.33 for 2024 and $333,333.33 for 2025) and regardless of the Company’s actual level of attainment of the targeted level of revenue for the 2024 and 2025 fiscal years.

Except for payment of the Revenue Bonus that is triggered in connection with a Change in Control transaction in which case the form of payment shall always be in cash, the Company may, in its sole discretion, settle its obligation to pay the Revenue Bonus in cash or in vested shares of the Company’s common stock, to be issued pursuant to the terms of the Company’s 2021 Equity Incentive Plan, with a then current fair market value equal to the amount of the cash payment, with such Company share value determined in the same manner that the Company calculates such fair market value for tax administration and withholding purposes.

The Amended and Restated Employment Agreement also provides that Mr. Meckey will be eligible to receive a bonus in the amount of $300,000.00 (the “Share Price Bonus”) if both of the following conditions are met: (i) the Company’s daily weighted average trading price per share during the 30-trading-day period commencing with the date immediately following the date of the Company’s earnings release for the second quarter of fiscal 2023 equals or exceeds a target share price as determined by the Board (the “Share Price Goal”), and (ii) Mr. Meckey remains employed with the Company through the applicable payment date of the Share Price Bonus which shall be no later than March 15, 2024. The Company may, in its sole discretion, settle its obligation to pay the Share Price Bonus in cash or in vested shares of the Company’s common stock, to be issued pursuant to the terms of the Company’s 2021 Equity Incentive Plan, with a then current fair market value equal to the amount of the cash payment, with such Company share value determined in the same manner that the Company calculates such fair market value for tax administration and withholding purposes.

The Amended and Restated Employment Agreement also provides that, in the event that the Company terminates Mr. Meckey’s employment without Cause (as such term is defined in the Amended and Restated Employment Agreement) or Mr. Meckey terminates his employment for Good Reason (as such term is defined in the Amended and Restated Employment Agreement) otherwise than in connection with a Change in Control, in addition to what Mr. Meckey is entitled to receive under the Employment Agreement, Mr. Meckey will also receive a pro-rated portion of his Revenue Bonus, if any, for the fiscal year in which Mr. Meckey’s employment terminates, based on the number of days that Mr. Meckey was employed by the Company during such fiscal year and the applicable level of achievement of the Revenue

Goal for the year of termination as determined by the Board in accordance with the terms of the Amended and Restated Employment Agreement (and for the avoidance of doubt, contingent upon achievement of the applicable threshold goal for such fiscal year), less standard deductions and withholdings, which will be paid at the same time as the Amended and Restated Employment Agreement otherwise provides for payment of the Revenue Bonus as if Mr. Meckey had remained employed through the applicable payment date, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code. The Amended and Restated Employment Agreement further provides that, if the Share Price Goal was achieved on or prior to the date of Mr. Meckey’s termination of employment, but the Share Price Bonus has not yet been paid, then the Share Price Bonus shall be paid to Mr. Meckey, less standard deductions and withholdings, on the later of (i) March 15, 2024 or (ii) the Release Effective Date (as such term is defined in the Amended and Restated Employment Agreement), subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code.

The Amended and Restated Employment Agreement also provides that, in the event that the Company terminates Mr. Meckey’s employment without Cause (as such term is defined in the Amended and Restated Employment Agreement) or Mr. Meckey terminates his employment for Good Reason (as such term is defined in the Amended and Restated Employment Agreement) in connection with a Change in Control, in addition to what Mr. Meckey is entitled to receive under the Employment Agreement, any remaining unpaid supplemental compensation that would have been paid to Mr. Meckey had Mr. Meckey continued his employment with the Company through January 1, 2025 shall be paid in a lump sum no later than thirty days after the later of the Release Effective Date or the date of the Change in Control, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code. In addition, Mr. Meckey will be paid the target amount of Revenue Bonus for the remainder of the Performance Period commencing with the fiscal year that includes that date of Mr. Meckey’s termination of employment which shall be paid in cash, less standard deductions and withholdings, on the later of: (i) the Release Effective Date, or (ii) within the fifteen day period following the Change in Control, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code. The Amended and Restated Employment Agreement also provides that, if the Share Price Goal was achieved on or prior to the date of Mr. Meckey’s termination of employment, but the Share Price Bonus has not yet been paid, then the Share Price Bonus shall be paid in cash, less standard deductions and withholdings, on the later of: (i) the Release Effective Date, or (ii) within the fifteen day period following the Change in Control, subject to any delay in payment required for purposes of compliance with Section 409A of the Internal Revenue Code.

The Amended and Restated Employment Agreement also provides that, in the event Mr. Meckey’s employment is terminated as a result of his death or Complete Disability (as such term is defined in the Amended and Restated Employment Agreement), in addition to what Mr. Meckey is entitled to receive under the Employment Agreement, if the IGI Closing occurred on or prior to the date of Mr. Meckey’s termination and the IGI Bonus has not yet been paid to Mr. Meckey, the IGI Bonus shall be paid in cash, less standard deductions and withholdings, to Mr. Meckey or his estate on March 15, 2024. The Amended and Restated Employment Agreement further provides that, if Mr. Meckey’s employment terminates after the last date of any fiscal year within the Performance Period but prior to March 15 of the following year, Mr. Meckey or his estate shall receive the applicable amount of Revenue Bonus for such previously completed year, if any, as determined subject to attainment of the applicable performance goals (and for the avoidance of doubt, contingent upon achievement of the applicable threshold goal for such fiscal year), less standard deductions and withholdings, which will be payable in accordance with the terms of the Revenue Bonus provided in the Amended and Restated Employment Agreement as a lump sum to Mr. Meckey or his estate on March 15 of the year immediately following the year of termination of Mr. Meckey’s employment. The Amended and Restated Employment Agreement also provides that, if Mr. Meckey’s employment terminates during any year within the Performance Period, Mr. Meckey or his estate shall also receive a pro-rated portion of his Revenue Bonus for the year of termination, if any, based on the number of days Mr. Meckey was employed during such fiscal year and the Company’s applicable level achievement of the Revenue Goals for the year of termination as determined by the Board in accordance with the terms of the Revenue Bonus provided in the Amended and Restated Employment Agreement (and for the avoidance of doubt, contingent upon achievement of the applicable threshold goal for such fiscal year) to be paid, less standard deductions and withholdings, as a lump sum to Mr. Meckey or his estate on March 15 of the year immediately following the year of termination of Mr. Meckey’s employment. The Amended and Restated Employment Agreement further provides that, if the Share Price Goal was achieved on or prior to the date of Mr. Meckey’s termination of employment, but the Share Price Bonus has not yet been paid, then the Share Price Bonus shall be paid, less standard deductions and withholdings, to Mr. Meckey or his estate on March 15, 2024.

The Amended and Restated Employment does not make any other substantive changes to the terms and conditions of the Employment Agreement or the Amendment, and to the extent such terms and conditions have been previously stated in the Current Reports on Form 8-K filed with the SEC on either May 12, 2022 or January 13, 2023, such descriptions are incorporated by reference herein. The foregoing summary of the amended terms and conditions of the Amended and Restated Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Amended and Restated Employment Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K/A (this “Current Report”), and the terms of which are incorporated herein by reference.

Item 8.01	Other Events.

The Company is filing this amendment to its previously filed Current Report on Form 8-K, dated April 7, 2023 (the “April 7 Current Report”), to provide certain additional updated pro forma condensed consolidated financial information giving effect to the sale of 100% of the outstanding capital stock of Innovations Group, Inc., a Utah corporation (“IGI” and, together with each of IGI’s wholly-owned subsidiaries, the “Group Companies”) and a wholly-owned subsidiary of UpHealth Holdings, Inc., a Delaware corporation (“UpHealth Holdings”) and a wholly-owned subsidiary of the Company, to Belmar MidCo, Inc., a Delaware corporation (“Belmar”) and a wholly-owned subsidiary of Belmar Holdings, Inc., a Delaware corporation, a portfolio company of Webster Capital IV, L.P., a Delaware limited partnership, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), dated February 26, 2023, by and among the Company, UpHealth Holdings, IGI and Belmar (the sale of the capital stock of IGI contemplated by the Stock Purchase Agreement, the “Transaction”), as set forth in Item 9.01 below.

As previously announced in the Company’s Current Report on Form 8-K filed with the SEC on May 11, 2023, the Company completed the closing of the Transaction (the “IGI Closing”) on May 11, 2023. The gross cash proceeds from the Transaction were approximately $56,000,000, before adjustments for the Group Companies’ net working capital, closing debt and accrued but unpaid expenses related to the Transaction, and less the Escrow Amount (as defined in the Stock Purchase Agreement). Following the IGI Closing, in connection with a customary adjustment to the Purchase Price (as defined in the Stock Purchase Agreement), which adjustment is expected to occur no earlier than 60 days following the date of the IGI Closing, the Purchase Price will be increased by the amount of unrestricted cash and cash equivalents of the Group Companies as of 11:59 p.m. Pacific Time on the day immediately prior to the date of the IGI Closing, if any.

Furthermore, as previously announced in the April 7 Current Report, the Company filed the unaudited pro forma condensed balance sheet of the Company as of December 31, 2022, the unaudited pro forma condensed statement of operations for the year ended December 31, 2022, and the notes related thereto, all giving pro forma effect to the Transaction, with the unaudited pro forma condensed balance sheet giving effect to the Transaction as if it had occurred on December 31, 2022, and the unaudited pro forma condensed statement of operations giving effect to the Transaction as if it had occurred on January 1, 2022.

Included as Exhibit 99.1 to this Current Report is the unaudited pro forma condensed consolidated balance sheet of the Company as of March 31, 2023, the unaudited pro forma condensed consolidated statements of operations of the Company for the three months ended March 31, 2023, and the year ended December 31, 2022, and the notes related thereto (the “Unaudited Pro Forma Condensed Consolidated Financial Information”), updated to give effect to the Transaction as if they occurred on January 1, 2022.

The Unaudited Pro Forma Condensed Consolidated Financial Information included in this Current Report has been presented for informational purposes only. It does not purport to represent the actual balance sheet that the Company would have achieved had the Transaction occurred on March 31, 2023, nor does it purport to represent the actual results of operations that the Company would have achieved had the Transaction occurred on January 1, 2022, and is not intended to project the future balance sheet or results of operations that the Company may achieve as a result of the Transaction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Item

10.1†	Amended and Restated Employment Agreement, dated as of May 11, 2023, by and between UpHealth, Inc. and Samuel J. Meckey.

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information of UpHealth, Inc. as of March 31, 2023, for the three months ended March 31, 2023, and for the year ended December 31, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the Company treats as private or confidential. The Company agrees to furnish supplementally an unredacted copy of the exhibit, or any section thereof, to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2023

By:	/s/ Samuel J. Meckey
Name:	Samuel J. Meckey
Title:	Chief Executive Officer